  As filed with the Securities and Exchange Commission on April 20, 1999

                                                 Registration No. 333-74057

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1

                                    to
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ---------------
                              TenFold Corporation
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                    7371                      83-0302610
    (State or Other          (Primary Standard             (I.R.S. Employer
    Jurisdiction of              Industrial             Identification Number)
    Incorporation or        Classification Code
     Organization)                Number)

                             180 West Election Road
                                Draper, UT 84020
                                 (801) 495-1010
       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)
                                ---------------
                                Gary D. Kennedy
                     President and Chief Executive Officer
                             180 West Election Road
                               Draper, Utah 84020
                                 (801) 495-1010
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                ---------------
                                   COPIES TO:
         Donald M. Keller, Jr.                     Kenneth M. Siegel
            Daniel W. Burke                       N. Anthony Jeffries
            Vivian P. Morris                         Linda M. Cuny
           VENTURE LAW GROUP                WILSON SONSINI GOODRICH & ROSATI
       A Professional Corporation               Professional Corporation
          2800 Sand Hill Road                      650 Page Mill Road
          Menlo Park, CA 94025                    Palo Alto, CA 94304
             (650) 854-4488                          (650) 493-9300
                                ---------------
         Approximate date of commencement of proposed sale to the public:
       As soon as practicable after the effective date of this Registration
                                   Statement.
                                ---------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion. Dated April 20, 1999.

                                        Shares

                              TenFold Corporation

                                  Common Stock
[TENFOLD LOGO]

                                --------------

  This is an initial public offering of shares of common stock of TenFold
Corporation. TenFold is offering     of the shares to be sold in this offering.
The selling stockholder identified in this prospectus is offering an additional shares. TenFold will not receive any of the proceeds from the sale of the shares being sold by the selling stockholder.

  It is currently estimated that the initial public offering price per share
will be between $    and $   . Application has been made for quotation of the
common stock on The Nasdaq Stock Market under the symbol "TENF".

  See "Risk Factors" beginning on page 6 to read about factors you should consider before buying shares of the common stock.

                                --------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to TenFold...........................   $       $
Proceeds, before expenses, to the selling stockholder...........   $       $

  The underwriters may purchase up to an additional     shares from TenFold and
certain selling stockholders at the initial public offering price less the underwriting discount.

                                --------------

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 1999.

Goldman, Sachs & Co.

                              BT Alex. Brown

                                                     U.S. Bancorp Piper Jaffray

                                --------------

                         Prospectus dated      , 1999.

                            [Description of Artwork]

   Inside cover:

   The inside cover includes images of people in work situations and images representing various industries such as insurance, banking, and utilities. Text reads: "TenFold is an innovative software and services company that builds and implements complex applications rapidly and for a fixed price. We offer the TenFold Guarantee, the industry's first money-back guarantee for large-scale software applications. We deliver applications on time, for a fixed price, and on target--or we refund our customer's money." The text reads further: "ON
TIME We show clear, visible results within weeks and typically deliver completed, tested, and documented applications in four to eight months. ON BUDGET By reducing the overall development and delivery time frame, we help customers avoid expensive projects that exceed budgets and schedules. ON TARGET TenFold applications meet precise business needs by offering significant functionality, flexibility, and quality. We strive to exceed customer expectations by delivering features customers need today as well as functionality for tomorrow. GUARANTEED."

   Gatefold:

   A chart depicts the headline "The TenFold Advantage: The Best of "Buy' and "Build.'" Below the chart appears a collage of people in work situations and includes the headline: "Process + Technology=Business Value." Call-out text describes the TenFold Way, the Universal Application, TenFold ComponentWare, and FastStart. A collage of customer logos represents a sampling of TenFold customers. A chart has Speed of Implementation on one axis and Features for Your Business on another axis, with "Buy" in the Speed of Implementation upper gradiant, "Build" in the upper quadrant of Features for Your Business and "TenFold" in the upper gradiant of both axis. The further text is as follows:
1 TenFold applications offer the best of both the "buy" and "build" options, giving customers the rapid time-to-market and quality benefits of packaged applications, with the tailored-to-their-business features of custom-built software. 2 The TenFold Way(TM) is a start-to-finish approach to working closely with our customers to design, develop, test, deliver, and evolve custom applications. We use the TenFold Way to identify requirements in four to eight weeks, and typically deliver the complete, fully tested application in four to eight months. 3 TenFold is led by applications experts and business managers with significant experience delivering large-scale software solutions. 4 The combination of our TenFold Way methodology and our unique Universal Application(TM) and TenFold ComponentWare(TM) technologies lets us develop applications significantly faster than alternative approaches. 5 The Universal Application is a sophisticated and powerful applications architecture that reduces design effort, and automates and accelerates applications development and testing. TenFold ComponentWare is a library of components, reusable across multiple applications and industries, that lets us add complex, business-specific functionality to an application and virtually eliminate applications-specific programming. 6 We recognize that implementing complex applications can be as difficult as building them. FastStart(TM) provides both technology and implementation services to quickly put TenFold applications into production
- all within a fixed price and time frame. 7 Our customers include industry leaders in insurance, investment management, telecommunications, utilities and energy, healthcare, banking and credit, and other industries. Each of these customers accounted for the following percentage of revenues in 1998: Barclays Global Investors (7%), Dresdner RCM Global Investors (2%), Franklin Templeton (2%), Loomis Sayles & Company (1%), Mercy Health Services (3%), Nielsen Media Research (8%), Oppenheimer Capital (1%), Provident (15%), TIG Insurance (5%), Utica National (10%). Each of these customers accounted for the following percentages of revenues in the first quarter of 1999: HEALTHSOUTH (1%) and Westfield Companies (30%). Southern Company is a recent customer in the second quarter of 1999.

   Inside back cover:

   A TenFold ad shows an archer's arrow aimed at an apple on top of an executive's head with the headline, "Imagine an archer who hits the bulls-eye 8% of the time. Now imagine he's placed an apple on your head." The text of the ad highlights statistics from the Standish Group, a software industry research firm, illustrating that 92% of large-scale software development projects fail to be delivered on time, on budget, and on target. The ad copy further states:
Introducing the TenFold Guarantee. So there you are, balancing the apple, and hoping the archer defies the odds. Talk about a do-or-die situation. At TenFold, we know that developing core software applications is critical to your company. And currently, 92% of applications development projects costing
$6-10 million fail to be delivered on time, on budget, and according to original specifications. Do you see the arrow coming? Now consider the TenFold
Guarantee: We deliver large-scale applications on time and on budget, or you get your money back. You might say we have straighter arrows in our quiver. So give us a call, or visit our Web site. We're TenFold. And we'll hit the apple, guaranteed.

   1999 TenFold Corporation. All rights reserved. Statistical data taken from 1998 Standish Group CHAOS study.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding TenFold and the common stock being sold in this offering, "Risk Factors", and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                              TenFold Corporation

   TenFold is an innovative software and services company that builds and implements large-scale, complex applications rapidly and for a fixed price. We offer the TenFold Guarantee, the industry's first money-back guarantee for large-scale software applications. We deliver applications on time, for a fixed price, and on target--or we refund our customer's money.

   Organizations worldwide face increasing pressure to install new software applications and to replace their outdated applications with new systems as they seek to increase productivity, leverage distributed computing environments and the Internet, and address changing business and competitive demands. To obtain new or replacement applications, companies face a "buy vs. build" dilemma: 1) they can buy packaged software; or 2) they can build custom software, either internally or by hiring a services firm.

   Packaged software suppliers such as Enterprise Resource Planning (ERP) vendors primarily offer horizontal applications that address general business processes, such as accounting, human resources, and manufacturing, but offer limited industry-specific functionality outside of manufacturing. Traditional industry-specific, or "vertical", software vendors provide more industry functionality, but often with products built on aging technology.

   Instead of purchasing packaged software, companies can build custom applications, either internally or with third parties. This approach may provide the functionality and flexibility they seek, but it carries a high risk of failure. According to research from The Standish Group, a software industry research firm, only 8 percent of applications development projects costing $6-10 million succeed--delivered on time, on budget, and according to original specifications. Their published 1998 CHAOS Study also indicates that in 1998 cost and time overruns for project failures amounted to almost $100 billion in the United States.

   We believe that our applications offer the best of both the "buy" and "build" options, giving customers the rapid time-to-market and quality benefits of packaged applications, with the tailored-to- their-business features of custom-built software. We believe that it is the combination of our disciplined methodology and our unique technologies that lets us develop applications significantly faster than alternative approaches. Because TenFold can deliver complex applications in relatively short time frames, we believe that our applications typically cost less than those offered by competitors.

   Our disciplined methodology, the TenFold Way, is a start-to-finish approach to working closely with our customers to design, develop, test, deliver, and evolve custom applications. We use the TenFold Way to identify requirements in four to eight weeks, and typically deliver the complete, fully tested application in four to eight months. The TenFold Way organizes a project into phases, each with well-defined activities and deliverables, and combines continuous communication and customer feedback with rapid, iterative development to keep projects on target.

   Our unique technologies include the Universal Application and TenFold ComponentWare. The Universal Application is a sophisticated and powerful applications architecture that reduces design effort and automates and accelerates applications development and testing. The Universal Application lets us begin applications development projects having pre-built significant functionality and having already solved many complex applications design and implementation problems. TenFold ComponentWare is a library of components, reusable across multiple applications and industries, that lets us add complex, business-specific functionality to an application and lets us virtually eliminate applications-specific programming.

   Our mission is to become the leading provider of vertical software applications in multiple industries. We intend to accomplish this by developing innovative applications for customers and reselling these applications to other companies in the same industry. A key element of our strategy is to leverage our innovative technology to build mission-critical applications that address under-served needs in large, multi-billion dollar vertical markets. We organize TenFold into discrete, industry-specific business units called Vertical Business Groups, to tailor marketing, selling, product development, and business strategies for our target industries.

   Our customers include industry leaders in insurance, investment management, telecommunications, utilities and energy, healthcare, banking and credit, and other industries. TenFold customers include Ameritech, Barclays Global Investors, Crawford & Company, Enron, Mercy Health Services, Provident, and Unitrin. Each of these customers accounted for more than $500,000 of our revenues in 1998 and collectively accounted for 62% of these revenues.

   Our executive offices are located at 180 West Election Road, Draper, Utah 84020. The telephone number at that location is (801) 495-1010 and the Web site address is www.10fold.com. The information on our Web site is not part of this prospectus.

   We have applied for federal registration of the marks TenFold, The TenFold Way, Universal Application, The Power of Ten, TenFold Revenue Manager, 10fold.com, and the TenFold logo. All other brand names, trademarks, or service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering

   The following information, which is based on shares outstanding as of March 31,1999, assumes that the underwriters do not exercise the option to purchase additional shares in this offering. Please see "Underwriting" for more information concerning this option.

 Shares offered by TenFold.....................     shares
 Shares offered by the selling stockholder.....     shares
 Shares to be outstanding after this offering..     shares
 Use of proceeds............................... Working capital, general corporate purposes, and capital
                                                expenditures. See "Use of
                                                Proceeds" for more information
                                                concerning our proposed use of
                                                proceeds.
 Proposed Nasdaq Stock Market Symbol........... "TENF"

  The share numbers exclude:

 . 7,065,000 shares issuable upon exercise of options outstanding under TenFold's 1993 flexible stock incentive plan with a weighted average exercise price of $3.14 per share;

 . 6,500,000 shares reserved for issuance under TenFold's newly adopted 1999 stock incentive plan, excluding future annual automatic increases to the number of shares reserved under the plan; and

 . 1,000,000 shares reserved for issuance under TenFold's newly adopted 1999 employee stock purchase plan, excluding future annual automatic increases to the number of shares reserved under the plan.

   Subsequent to March 31, 1999, TenFold granted additional options to purchase 579,000 shares of common stock at an exercise price of $12.60 per share. See "Management--Stock Plans" and Note 8 of Notes to Consolidated Financial Statements for more information concerning our stock plans and option grants.

                         Summary Financial Information
                                 (in thousands)

                                                                Three Months
                                                                Ended March
                                   Year Ended December 31,          31,
                                  ---------------------------  ---------------
Consolidated Statement of          1996      1997      1998     1998    1999
Operations Data:                  -------  --------  --------  ------  -------
Revenues:
  License........................ $   271  $  5,244  $ 13,382  $1,259  $ 5,656
  Services.......................   2,744     8,879    26,785   3,940   10,371
                                  -------  --------  --------  ------  -------
    Total revenues...............   3,015    14,123    40,167   5,199   16,027
Total operating expenses.........   3,142    15,012    38,324   5,909   15,508
                                  -------  --------  --------  ------  -------
Income (loss) from operations....    (127)     (889)    1,843    (710)     519
Net income (loss)................ $   (99) $   (600) $  1,723  $ (401) $   373
Accretion of Series A and B
 redeemable
 preferred stock.................      --      (274)     (915)   (218)    (248)
                                  -------  --------  --------  ------  -------
Net income (loss) applicable to
 common stock.................... $   (99) $   (874) $    808    (619)     125

                                                               March 31, 1999
                                                             -------------------
                                                             Actual  As Adjusted
Consolidated Balance Sheet Data:                             ------- -----------
Cash and cash equivalents..................................  $13,171     $
Total current assets.......................................   21,752
Total assets...............................................   28,395
Total current liabilities..................................    9,445
Long-term obligations, less current portion, and redeemable
 preferred and common stock ...............................   14,687
Total stockholders' equity.................................    4,178

-------

   As adjusted amounts reflect the sale of     shares of common stock by
TenFold at an assumed initial public offering price of $    per share after
deducting the estimated underwriting discount and offering expenses. See "Use of Proceeds" and "Capitalization" for more information concerning proceeds of the offering and our capitalization after the offering.

                                  RISK FACTORS

   You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones facing our company.

   If any of the following risks actually occur, our business, financial condition, and results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

                       Risks Related to Our Business

We have a limited operating history and consequently face significant risks and difficulties

   TenFold was founded in 1993 and has a limited operating history. As a result, we face significant risks and difficulties, including:

 .  our substantial dependence on products with only limited market acceptance;

 .  our need to expand our sales and service organizations;

 .  our ability to develop and upgrade our technology;

 .  our ability to compete in a highly competitive market;

 .  our need to manage changing operations; and

 .  our dependence upon key personnel.

   We have only a limited number of applications completed and currently in use and there can be no assurance that we will be able to complete any current or new projects. We cannot be certain that our business strategy will succeed or that we will successfully address these risks.

There are many factors that may cause fluctuations in our quarterly financial results, and if our results are below the expectations of securities market analysts, our stock price will likely decline

   In the past, the software industry has experienced significant downturns, particularly when general economic conditions decline and spending on management information systems decreases. Our business, financial condition, and operating results may fluctuate substantially from quarter to quarter as a consequence of general economic conditions in the software industry. In addition, our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, including:

 .  the number, size, and scope of projects in which we are engaged;

 .  the contractual terms and degree of completion of our projects;

 . any delays or changes in customer requirements incurred in connection with new or existing projects;

 . the accuracy of our estimates of the resources required to complete ongoing, as well as new, projects;

 .  the adequacy of provisions for losses associated with fixed-price contracts;

 .  the timing of sales of our products and services; and



 .  delays in introducing new applications.

   Due to these factors, some of which are discussed in more detail below, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarter our operating results will be below the expectations of securities market analysts and investors. In this event, the price of our common stock will likely fall.


Historical Fluctuations

   Historically, our quarterly operating results have varied significantly. For example, our results of operations during 1997 fluctuated from a net loss of $1.3 million in the first quarter, to a net income of $1.1 million in the second quarter, to a net loss of $927,000 in the third quarter, and to a net income of $526,000 in the fourth quarter. During 1998, our results of operations improved from a net loss of $401,000 in the first quarter, to a net loss of $17,000 in the second quarter, to a net income of $557,000 in the third quarter, and to a net income of $1.6 million in the fourth quarter. Our future quarterly operating results may continue to vary significantly. Furthermore, although we have not suffered an operating loss since the second quarter of 1998, there can be no assurance that we will not suffer a loss in future periods.

Employee and Resource Utilization Rates

   We plan to significantly increase our operating expenses to broaden our service and customer support capabilities, expand our sales and marketing operations, develop new distribution channels, and fund greater levels of research and development. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number, or progress toward completion, of our projects or in employee utilization rates may cause significant variations in operating results in any particular quarter and could result in quarterly losses. An unanticipated termination of a major project, the delay of a project, or the completion during a quarter of several major projects could result in underutilized employees and could, therefore, cause us to suffer quarterly losses or adverse results of operations.

Project Delays

   Because we recognize service revenues over the period we develop an application, project delays could have a significant negative impact on our operating results. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Overview" for a discussion of our revenue recognition policies. These delays could be caused by a number of factors that are outside of our control. For example, because our development methodology requires significant involvement by customer personnel during several key phases of the development cycle, delays could be caused by customers failing to meet their contractual obligations, including reviewing and approving requirements, providing timely feedback, and providing adequate staffing. Delays could also be caused by customers being distracted by information technology issues they face, including Year 2000 issues, by corporate reorganizations or business combinations in which they are involved, or other factors. Furthermore, delays could be caused by a loss of personnel or members of a particular project team. We have experienced delays for these and other reasons in the past and there can be no assurance that we will not experience delays in the future.

Sales Cycles

   We believe that a customer's decision to purchase our software involves a significant commitment of resources and is influenced by customer budget cycles. To successfully sell our products, we generally must educate our potential customers regarding the use and benefit of our products, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our products is often long and subject to delays associated with the lengthy budgeting, approval, and competitive evaluation processes that typically accompany significant capital expenditures. Our sales cycles are lengthy and variable, typically ranging between three to twelve months from our initial contact with a potential customer to the signing of a contract. Sales delays could cause our operating results to vary widely. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations" for more information concerning our quarterly operating results.

We are dependent on a small number of large customers and the loss of one or more of these customers may adversely affect our operating results

   We derive, and expect to continue to derive, a significant portion of our revenues from a limited number of large customers. The loss of any of these large customers, or the failure to generate new large customers, would have an adverse effect on our revenues. In 1998, our five largest customers accounted for approximately 66% of our revenues, with four customers each accounting for more than 10% of these revenues. In the future, revenues from a single customer or a few large customers may constitute a significant portion of our total revenues in a particular quarter. The volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not hire us to develop applications in a subsequent year. In addition, if a customer is involved in a corporate reorganization or business combination, it may delay a decision to hire us or cause the customer to choose not to hire us to develop applications in a given year. See "Management Discussion and Analysis of Financial Condition and Results of Operations" for more information concerning our customers and revenues.




Our dependence on customers in the insurance industry may adversely affect our results of operations if the insurance industry suffers adverse economic conditions

   During 1998, 65% of our revenues were derived from software applications we developed for companies in the insurance industry. Our reliance on customers from a particular industry subjects our business to the economic conditions impacting that industry, including the industry's demand for information technology resources. If we continue to rely on the insurance industry as a major source of revenues, and the insurance industry suffers adverse economic conditions, there will likely be a significant reduction in the demand for our products, causing our revenues to suffer. Although we intend to diversify our customer base, there can be no assurance that we will be able to do so in the near term or at all.

Our failure to manage growth and multiple organizations could impair our business

   Our growth and new projects have placed significant demands on our management and other resources. If we are unable to manage our growth and projects effectively, this inability could have a material adverse effect on the quality of our services and products, our ability to retain key personnel, and our business, financial condition, and results of operations. Our revenues increased approximately 184% in 1998 from $14.1 million in 1997 to $40.2 million in 1998. Our staff increased from 146 full-time employees at December 31, 1997 to 318 full-time employees at December 31, 1998. Our ability to manage this growth effectively will require us to continue to develop and improve our operational, financial, and other internal systems, as well as our business development capabilities, and to train, motivate, and manage our employees. In addition, our future success will depend in large part on our ability to continue to set fixed-price fees accurately, maintain high rates of employee utilization, and maintain project quality.

   An element of our business strategy involves organizing our business along industry lines, and evolving these business units into separate operating companies. Our success in executing this strategy will depend to a large extent on our ability to create and manage this complex organizational structure, including our ability to establish and implement the appropriate management structure, compensation programs, and financial reporting systems. Our management has limited experience in managing an organization of this nature, and its failure to meet the managerial challenges posed by the development and operation of such an organization would harm our business.

We offer fixed-price, fixed-time contracts that we guarantee; if we fail to accurately estimate the resources necessary to complete these contracts, our operating results could be adversely affected

   An important element of our strategy is to enter into fixed-price, fixed-time contracts, rather than time and materials contracts. These contracts involve risk because they require us to absorb possible cost overruns and, if we fail to meet our performance obligations, may require us to satisfy our performance guarantee. We guarantee that we will complete our projects within a fixed time or the customer has the option to return the software and receive a refund of any fees paid under the contract. For fixed-price contracts, we recognize license fees related to the application and the application development service fees over time as we perform the services, using the percentage of completion accounting method. Our failure to accurately estimate the resources required for a project or our failure to complete our contractual obligations in a manner consistent with the project plan would likely cause us to have lower margins or to suffer a loss on the project, which would negatively impact our operating results. In specific circumstances, we have been required to commit unanticipated additional resources to complete projects. We will likely experience similar situations in the future. In addition, for specific projects, we may fix the price before the requirements are finalized. This could result in a fixed price that turns out to be too low, which would cause us to suffer a loss on the project and would negatively impact our operating results.

A loss of key personnel could impair our business

   Our industry is competitive and we are substantially dependent upon the continued service of our existing executive personnel, especially Gary D. Kennedy, President and Chief Executive Officer and William M. Conroy, Executive Vice President and Chief Operating Officer. Furthermore, our products and technologies are complex and we are substantially dependent upon the continued service of our senior technical staff, including Jeffrey L. Walker, Chairman, Executive Vice President and Chief Technology Officer; Sameer Shalaby, Senior Vice President of Architecture Development; Adam Slovik, Senior Vice President of Worldwide Applications Development; and Richard W. VanderDrift, Senior Vice President of Applications Products. If a key employee resigns to join a competitor or to form a competing company, the loss of the employee and any resulting loss of existing or potential customers to the competing company would harm our business. We do not carry key man life insurance on any of our key employees. None of our key employees, other than Mr. Kennedy, has signed an employment agreement or an agreement not to compete with TenFold upon termination of employment. Even in the case of Mr. Kennedy, his employment agreement does not assure his continued service to TenFold. In the event of the loss of key personnel, there can be no assurance that we would be able to prevent their unauthorized disclosure or use of our technical knowledge, practices, or procedures.

Our failure to attract and retain professional staff would impair our ability to complete projects and expand our business

   Our business is labor intensive. Our success will depend in large part upon our ability to attract, retain, train, and motivate highly-skilled employees, particularly project managers and other senior technical personnel. Any failure on our part to do so would impair our ability to adequately manage and complete our existing projects, bid for and obtain new projects, and expand our business. There exists significant competition for employees with the skills required to perform the services we offer. Qualified project managers and senior technical staff are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that we will be successful in attracting a sufficient number of highly-skilled employees in the future, or that we will be successful in retaining, training, and motivating the employees we are able to attract. If our employees are unable to achieve expected performance levels, our business will be harmed.

If we are unable to resell applications products that we build for our customers, our ability to grow will be limited and our operating results will suffer

   The success of our business is dependent upon our ability to develop software applications for customers that we can resell to other customers in the same industry without significant modification. If we are unable to develop and license these applications successfully or within the timeframes anticipated, our revenues, growth, and operating results will suffer. Some customers have prohibited us from marketing the applications developed for them for specified periods of time or to specified third parties or have required that we pay them a royalty on licenses of the application to third parties. Customers may continue to make similar demands in the future. Furthermore, there can be no assurance that we will be able to develop software applications that can be marketed generally within a particular industry without the need for significant modification. Our current product plans include the introduction of multiple resellable products in the near term. To date we have resold one application, TenFold Revenue Manager, to three customers. Revenue from these sales totalled approximately $1.7 million through March 31, 1999.


We may enter markets in which we have limited experience and we may not be able to compete successfully in these markets

   We intend to expand our business into new vertical industries. If we are unsuccessful in developing applications that meet the needs of companies in these industries or if our applications are not competitive, our operating results will suffer. We have limited experience in developing software applications for companies outside of the industries we have targeted to date and there can be no assurance that we will be able to successfully develop these applications in the future. In addition, we will face competition from companies that have significantly greater experience in developing applications for the industries we intend to target and that have greater name recognition than we do.

If we do not successfully implement our vertical business strategy, our ability to grow our business will suffer

   Our vertical business strategy involves segmenting our business along industry lines, likely through the creation of separate subsidiaries, and having these subsidiaries evolve into separate operating companies. We may offer equity in these vertical subsidiaries to strategic industry partners. These subsidiaries would also have the ability to attract management talent by offering equity in the subsidiary as incentive compensation. Eventually, these subsidiaries may gain substantial autonomy and raise capital independently or be spun off from TenFold. If we fail to successfully implement our vertical business group strategy, our growth will suffer.

   We may face significant challenges in implementing this strategy, including the segmentation and valuation of the various subsidiaries, the selection of strategic industry partners, and issues relating to conflicts of interest among the subsidiaries, their stockholders and TenFold, and potential charges and expenses resulting from any repurchases of equity interests in the subsidiaries. Our failure to successfully address these challenges could cause this business strategy to fail, which would impair our ability to grow our business.

If we are unable to expand our international operations, our growth will suffer

   Although we currently have limited international operations, our ability to achieve revenue growth in the future will depend in part on our ability to develop international sales. Although we may invest significant resources to establish additional sales and service operations outside the United States and to enter additional international markets, there can be no assurance that these efforts will be successful. In order to successfully establish international sales, we must establish foreign operations, add an international sales and support organization, hire additional personnel, and recruit international distributors. To the extent that we are unable to do so in a cost-effective manner, our growth and operating results could be materially adversely affected. In addition, our TenFold Guarantee may not be appropriate in some international markets for various reasons, including business practices in these markets. As a result, we may not be able to derive value from the TenFold Guarantee in these markets.

If our internal systems are not year 2000 compliant, our business could be seriously disrupted

   Although we do not believe that we will incur any material costs or experience material disruptions in our business associated with preparing our internal systems for the year 2000, there can be no assurance that we will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in our internal systems. These systems include the hardware and third-party software products that our applications developers and research and development staff use in their day-to-day activities, as well as our management information systems. The most likely worst case scenarios include:

  . hardware or software failures that would prevent our applications developers and research and development staff from effectively performing their duties;

  .  corruption of data contained in our internal information systems; and

  . the failure of infrastructure services provided by government agencies and other third parties, including public utilities and internet services.

If we cannot protect or enforce our intellectual property rights, our competitive position may be impaired

   Our success is dependent, in part, upon our proprietary Universal Application technology and other intellectual property rights. If we are unable to protect and enforce these intellectual property rights, our competitors will have the ability to introduce competing products that are similar to ours, and our revenues, market share and operating results will suffer. To date we have relied primarily on a combination of copyright, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We have applied for two separate patents in the United States and intend to continue to seek patents on our technology where appropriate. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. The laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. This litigation could result in substantial costs and diversion of resources which would harm our business.

   To date, we have not been notified that our products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by us with respect to current or future products. We expect software developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any of these claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. A successful claim against us of product infringement and our failure or inability to license the infringed or similar technology on favorable terms would harm our business.

No corporate actions requiring stockholder approval can take place without the approval of our controlling stockholders

   The executive officers, directors, and entities affiliated with them will, in the aggregate, beneficially own approximately % of our outstanding common stock following the completion of this offering, or % if the underwriters' over-allotment option is exercised in full. Furthermore, Jeffrey L. Walker, Chairman, Executive Vice President and Chief Technology Officer, and the Walker Children's Trust, will, in the aggregate, beneficially own approximately % of our outstanding common stock following the completion of this offering, or %, if the underwriters' over-allotment option is exercised in full. Mr. Walker, acting alone or with others, would be able to decide or significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership may have the effect of delaying or preventing a merger or other business combination transaction, even if the transaction would be beneficial to our other stockholders. See "Principal and Selling Stockholders" for more information concerning the ownership of our stock by significant stockholders.

The antitakeover provisions in our charter documents and under Delaware law could discourage a takeover

   Provisions of our Certificate of Incorporation, Bylaws, stock incentive plans and Delaware law may discourage, delay, or prevent a merger or acquisition that a stockholder may consider favorable. See "Management--Stock Plans" and "Description of Capital Stock--Antitakeover Effect of Provisions in Our Certificate of Incorporation and Bylaws" for more information concerning antitakeover matters.

                       Risks Related to Our Industry

If our software contains defects or other limitations, we could face product liability exposure and our reputation could be damaged

   Because of our limited operating history and our small number of customers, we have completed a limited number of projects that are now in production. As a result, there may be undiscovered material defects in our products or technology. Furthermore, complex software products often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential customers, our current and future products may contain serious defects. Serious defects or errors could result in lost revenues or a delay in market acceptance, which would damage our reputation and our business.

   We have designed and tested the current versions of our products to be year 2000 compliant. We believe that none of our customers is currently using prior versions of our products, and, as a result, we have not assessed whether these prior versions are year 2000 compliant. However, there can be no assurance that any current or prior versions of our products do not contain undetected errors or defects associated with year 2000 date functions that may result in material costs to TenFold. Some commentators have stated that a significant amount of litigation will arise out of year 2000 compliance issues, and we are aware of a growing number of lawsuits against other software vendors. Because of the unprecedented nature of this litigation, it is uncertain to what extent TenFold may be affected by it.

   Our products have not been extensively tested to determine the extent to which they are scalable -- capable of being used effectively by large numbers of users simultaneously. Because customers may require that our products be capable of simultaneous use by large numbers of users, if it turns out that our products are not scalable to the required extent, our growth and market share would be materially adversely affected.

   Because our customers may use our products for mission-critical applications, errors, defects, or other performance problems could result in financial or other damages to our customers. Our customers could seek damages for these losses. Any successful claims for these losses, to the extent not covered by insurance, could result in us being obligated to pay substantial damages, which would cause our operating results to suffer. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. A product liability claim brought against us, even if not successful, would likely be time consuming and costly.

We face significant competition, and if we fail to successfully compete, our growth and market share will be adversely affected

   The market for our products and services is highly competitive, and if we are not successful in competing in this market, our growth and market share will suffer. We believe that we currently compete principally with consulting and software integration firms, application software vendors, and internal information systems groups. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues, and have greater name recognition than we do. In addition, there are relatively low barriers to entry into our markets and we have faced, and expect to continue to face, additional competition from new entrants into our markets.

   We believe that the principal competitive factors in our markets include quality of services and products, speed of development and implementation, price, project management capability, and technical and business expertise. We believe that our ability to compete also depends in part on a number of competitive factors outside our control, including the ability of our competitors to hire, retain and motivate project managers and other senior technical staff, the development by others of software and services that are competitive with our products and services, and the extent of our responsiveness to customer needs. There can be no assurance that we will be able to compete successfully with our competitors.

Future demand for our applications may decline as the year 2000 approaches

   We have experienced demand for our applications in recent years that may have been generated by customers replacing and upgrading applications in order to prepare for the year 2000. Once these customers have completed their year 2000 projects, the software industry, and TenFold, may experience a significant deceleration in the annual growth rates from the rates recently experienced.

   As the end of 1999 approaches, there is a risk that orders for our products will be reduced or delayed as our customers or potential customers divert their resources to prepare for the year 2000. If this reduction in orders occurs, it could significantly impact our operating results which could cause our stock price to materially decline.

If we are unable to develop new applications and technology during periods of rapid technological change, our ability to grow our business will suffer

   The market in which we compete is characterized by rapid technological change, including new versions of operating systems, relational databases or new hardware technologies. We may need to modify our products to accommodate these changes. Our revenues and market share will decline if we fail to release new versions of our products or product enhancements in a timely manner or if these products and product enhancements fail to achieve market acceptance when released. In addition, customers may defer or forego purchases of our products if our competitors or major hardware, systems, or software vendors introduce or announce new products or product enhancements.

                  Risks Related to the Securities Markets

Future sales of our common stock may depress our stock price

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon
completion of this offering, we will have outstanding     shares of common
stock (based upon shares outstanding as of March 31, 1999), assuming no exercise of the underwriters' over-allotment option and no exercise of
outstanding options after March 31, 1999. Of these shares, the     shares sold
in this offering are freely tradeable. This leaves     shares that will become
eligible for sale in the public market at various times after the offering. See "Shares Eligible for Future Sale" for a discussion of how and when these shares will become eligible for sale in the public market.

Our stock price could decline following the offering, and our stockholders could bring a securities class action lawsuit against us as a result of any decline

   The market price of our common stock is likely to be highly volatile and may be significantly affected by factors such as:

  .  actual or anticipated fluctuations in our operating results;

  .  announcements of technological innovations;

  .  new products or new contracts by us or our competitors;

  .  conditions and trends in the software and other technology industries;
     and

  .  changes in financial estimates by securities analysts.

   In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that we will not face this litigation in the future. This litigation could result in substantial costs and a diversion of management's attention and resources, which could materially harm our business.

New investors will incur immediate and substantial dilution in the amount of
$      per share

   The initial public offering price will be substantially higher than the book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial
dilution in the amount of $      per share. To the extent outstanding options
to purchase common stock are exercised, there will be further dilution. See "Dilution" for information concerning dilution, including the factors used in computing this dilution amount.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Business" contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors". These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   The net proceeds to TenFold from the sale of the shares of common stock
being offered by TenFold are estimated to be approximately $    million, or
approximately $    million if the underwriters' over-allotment option is
exercised in full, in each case assuming an initial public offering price of
$   per share, after deducting the estimated underwriting discount and offering expenses payable by TenFold. TenFold will not receive any proceeds from the sale of shares by the selling stockholders.

   The principal purposes of this offering are to obtain additional capital, to create a public market for TenFold's common stock, to facilitate TenFold's future access to public equity markets, and to provide increased visibility and credibility in a marketplace where many of TenFold's current and potential competitors are or will be publicly held companies. TenFold intends to use the net proceeds for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the proceeds for strategic investments and acquisitions, although we have no current plans for these investments or acquisitions. TenFold's management will retain broad discretion in the allocation of a substantial portion of the net proceeds. Pending use of the net proceeds for the above purposes, TenFold intends to invest these funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   TenFold has never declared or paid any cash dividends on its capital stock. TenFold currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth as of March 31, 1999: (1) TenFold's actual capitalization; (2) TenFold's capitalization after giving pro forma effect to the conversion of TenFold's outstanding preferred stock and redeemable common stock into common stock upon the closing of this offering; and (3) TenFold's pro forma capitalization as adjusted to reflect its receipt of the estimated
net proceeds from the sale of the     shares of common stock offered hereby at
an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and offering expenses. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                       March 31, 1999
                                               -------------------------------
                                                                  Pro forma As
                                               Actual   Pro forma   Adjusted
                                               -------  --------- ------------
                                                (in thousands, except share
                                                    and per share data)
Current portion of capital lease
 obligations(1)............................... $   525   $   525      $
Current portion of notes payable(1)...........     976       976
                                               =======   =======      ====

Long-term obligations, net of current
 maturities................................... $ 2,908   $ 2,908      $
Series A and B Redeemable Convertible
 Preferred Stock, $0.001 par value; 6,261,129
 shares authorized, issued, and outstanding,
 actual; no shares authorized, issued, or
 outstanding pro forma and pro forma as
 adjusted.....................................   9,803        --        --
Redeemable Common Stock, $0.001 par value;
 200,000 shares authorized, issued, and
 outstanding, actual; no shares authorized,
 issued, or outstanding pro forma and pro
 forma as adjusted............................   1,976        --        --
Stockholders' equity:
  Common Stock, $0.001 par value, 43,800,000
   shares authorized, actual; 120,000,000
   shares authorized pro forma and pro forma
   as adjusted; 25,364,204 shares issued and
   outstanding, actual; 31,825,333 shares
   issued and outstanding pro forma;
        shares issued and outstanding pro
   forma as adjusted(2).......................      25        32
  Preferred Stock, $0.001 par value, no shares
   authorized, issued, or outstanding actual
   2,000,000 shares authorized pro forma and
   pro forma as adjusted; no shares issued and
   outstanding pro forma and pro forma as
   adjusted...................................      --        --        --
  Additional paid-in capital..................  12,178    23,950
  Notes receivable from stockholders..........    (678)     (678)
  Deferred compensation.......................  (7,856)   (7,856)
  Retained earnings...........................     521       521
  Accumulated other comprehensive income......     (12)      (12)
                                               -------   -------      ----
    Total stockholders' equity................   4,178    15,957
                                               -------   -------      ----
      Total capitalization.................... $18,865   $18,865      $
                                               =======   =======      ====

--------
(1)See Notes 4 and 5 of Notes to Consolidated Financial Statements.

(2)Based on the number of shares outstanding as of March 31, 1999. Excludes:

  . 7,065,000 shares issuable upon exercise of options outstanding under TenFold's 1993 flexible stock incentive plan with a weighted average exercise price of $3.14 per share;

  . 6,500,000 shares reserved for issuance under TenFold's newly adopted 1999 stock incentive plan, excluding future annual automatic increases to the number of shares reserved under the plan; and

  . 1,000,000 shares reserved for issuance under TenFold's newly adopted 1999 employee stock purchase plan, excluding future annual automatic increases to the number of shares reserved under the plan.

  Subsequent to March 31, 1999, TenFold granted additional options to purchase 579,000 shares of common stock at an exercise price of $12.60 per share. See "Management--Stock Plans" and Note 8 of Notes to Consolidated Financial Statements for more information concerning our stock plans and option grants.

                                    DILUTION

   TenFold's pro forma net tangible book value as of March 31, 1999 was approximately $16.0 million, or $0.50 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding, after giving pro forma effect to the automatic conversion of all outstanding shares of preferred stock and redeemable common stock into common
stock. After giving effect to the sale of the     shares of common stock
offered under this prospectus by TenFold at an assumed initial public offering
price of $    per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by TenFold, TenFold's pro forma net tangible book value at March 31, 1999 would have been approximately $
million or $    per share of common stock. This amount represents an immediate
increase in net tangible book value of $    per share to existing stockholders
and an immediate dilution of $    per share to new investors. The following
table illustrates this per share dilution:

Assumed initial public offering price per share.....................       $
  Pro forma net tangible book value per share at March 31, 1999..... $0.50
  Increase per share attributable to new investors..................
                                                                     -----
Pro forma net tangible book value per share after this offering.....
Dilution per share to new investors.................................       $
                                                                           ====

   The following table summarizes, on a pro forma basis as of March 31, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from TenFold, the total consideration paid to TenFold, and the average price per share paid:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders...... 31,825,333       % $13,494,000       %     $0.42
New investors..............
                            ----------  -----  -----------  -----
  Total....................             100.0% $            100.0%
                            ==========  =====  ===========  =====

   The information in the table is based upon an assumed initial public
offering price of $      per share before deducting underwriting discounts and
commissions and estimated offering expenses payable by TenFold. The information concerning existing stockholders is based on the number of shares of common stock outstanding on March 31, 1999 and gives effect to the conversion of all outstanding shares of TenFold's preferred stock and redeemable common stock into shares of common stock automatically upon the closing of this offering. This information excludes:

  . 7,065,000 shares issuable upon exercise of options outstanding under TenFold's 1993 flexible stock incentive plan with a weighted average exercise price of $3.14 per share;

  . 6,500,000 shares reserved for issuance under TenFold's newly adopted 1999 stock incentive plan, excluding future annual automatic increases to the number of shares reserved under the plan; and

  . 1,000,000 shares reserved for issuance under TenFold's newly adopted 1999 employee stock purchase plan, excluding future annual automatic increases to the number of shares reserved under the plan.

   Subsequent to March 31, 1999, TenFold granted additional options to purchase 579,000 shares of common stock at an exercise price of $12.60 per share. See "Management--Stock Plans" and Note 8 of Notes to Consolidated Financial Statements for more information concerning our stock plans and options grants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation", the Financial Statements and the Notes thereto and the other information contained in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the selected consolidated balance sheet data as of December 31, 1997 and 1998, are derived from, and are qualified by reference to, TenFold's audited financial statements appearing elsewhere in this prospectus. The selected consolidated statement of operations data for each of the three month periods ended March 31, 1998 and 1999, and the selected consolidated balance sheet data as of March 31, 1998 and 1999 are derived from, and are qualified by reference to, TenFold's unaudited interim financial statements appearing elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended December 31, 1994 and 1995, and the selected consolidated balance sheet data as of December 31, 1994, 1995 and 1996, are derived from TenFold's unaudited consolidated financial statements not included herein. The historical results are not necessarily indicative of future results.

                                                                      Three Months Ended March
                                 Year Ended December 31,                         31,
                         ------------------------------------------  -----------------------------
                          1994    1995     1996     1997     1998     1998     1999
                         ------- -------  -------  -------  -------  -------  -------
                             (in thousands, except share and per share data)
Consolidated Statement
 of Operations Data:
Revenues:
 License................ $    11 $   128  $   271  $ 5,244  $13,382  $ 1,259  $ 5,656
 Services...............   2,167   1,420    2,744    8,879   26,785    3,940   10,371
                         ------- -------  -------  -------  -------  -------  -------
   Total revenues.......   2,178   1,548    3,015   14,123   40,167    5,199   16,027
                         ------- -------  -------  -------  -------  -------  -------
Operating expenses:
 Cost of revenues.......     202     302      370    4,661   14,529    2,176    6,246
 Sales and marketing....      --      --       87    2,765   11,070    1,442    4,736
 Research and
  development...........   1,182   1,774    2,289    4,739    9,690    1,807    3,401
 General and
  administrative........      42     178      396    1,364    2,882      471      820
 Amortization of
  deferred
  compensation..........      --      --       --       34      153       13      305
 Other charge...........      --      --       --    1,449       --       --       --
                         ------- -------  -------  -------  -------  -------  -------
   Total operating
    expenses............   1,426   2,254    3,142   15,012   38,324    5,909   15,508
                         ------- -------  -------  -------  -------  -------  -------
Income (loss) from
 operations.............     752    (706)    (127)    (889)   1,843     (710)     519
                         ------- -------  -------  -------  -------  -------  -------
Interest and other
 income, net............       9      52       28      179      375      102       88
                         ------- -------  -------  -------  -------  -------  -------
Income (loss) before
 income taxes...........     761    (654)     (99)    (710)   2,218     (608)     607
Provision (benefit) for
 income taxes...........     242    (141)      --     (110)     495     (207)     234
                         ------- -------  -------  -------  -------  -------  -------
Net income (loss)....... $   519 $  (513) $   (99) $  (600) $ 1,723  $  (401) $   373
                         ======= =======  =======  =======  =======  =======  =======
Accretion of Series A
 and B redeemable
 preferred stock........ $    -- $    --  $    --  $  (274) $  (915) $  (218) $  (248)
                         ======= =======  =======  =======  =======  =======  =======
Net income (loss)
 applicable to common
 stock.................. $   519 $  (513) $   (99) $  (874) $   808  $  (619) $   125
                         ======= =======  =======  =======  =======  =======  =======
Basic earnings (loss)
 per share.............. $  0.03 $ (0.03) $ (0.00) $ (0.04) $  0.04  $ (0.03) $  0.01
                         ======= =======  =======  =======  =======  =======  =======
Diluted earnings (loss)
 per share.............. $  0.03 $ (0.03) $ (0.00) $ (0.04) $  0.03  $ (0.03) $  0.00
                         ======= =======  =======  =======  =======  =======  =======
 Weighted average
  shares--basic(1)......  19,385  20,047   20,285   21,542   21,551   21,031   22,765
                         ======= =======  =======  =======  =======  =======  =======
 Weighted average
  shares--diluted(1)....  19,385  20,047   20,285   21,542   26,663   21,031   28,361
                         ======= =======  =======  =======  =======  =======  =======
Consolidated Balance
 Sheet Data (at period
 end):
Cash and cash
 equivalents............ $    -- $   723  $ 1,211  $ 9,022  $15,373  $ 7,943  $13,171
Total current assets....   1,132     846    1,376   10,443   23,223   11,225   21,752
Total assets............   1,179     963    1,890   12,044   29,566   13,447   28,395
Total current
 liabilities............     265     561      585    2,921   11,493    4,842    9,445
Long-term obligations,
 redeemable preferred
 and common stock, less
 current portion........      --      --       --    8,640   14,240    8,858   14,687
Stockholders' equity
 (deficit)..............     914     403    1,305      483    3,748     (253)   4,178

--------

(1) See Note 10 of Notes to Consolidated Financial Statements for an explanation of the determination of the method used to determine the number of shares used in computing net earnings (loss) per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and with the other information included elsewhere in this prospectus.

Overview

   TenFold is an innovative software and services company, founded in 1993, that builds and implements large-scale, complex applications rapidly and for a fixed price. Our mission is to become the leading provider of industry-specific, "vertical", software applications in multiple industries. From 1993 through 1995, we engaged primarily in the development of our Universal Application technology and derived revenue primarily from technology development and consulting projects, generally on a time and materials basis. In 1996, we began using our Universal Application to develop large-scale, complex applications. In 1997 and 1998, we derived the majority of our license and service revenues from fixed-price, fixed-time applications development projects. Through March 31, 1999, we also generated approximately $1.7 million in license and service revenues from the resale of our first vertical applications product, TenFold Revenue Manager.

   We derive our revenues from license fees, application development and implementation services, support, and training services. License revenues consist of fees for licensing our Universal Application and license fees for the applications that we develop for our customers. We also derive license revenues from the resale of our vertical applications products. Service revenues consist of fees for applications development and implementation, support and training. We recognized revenue consistent with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions for 1998, and using SOP 91-1, Software Revenue Recognition, for prior years.

   For fixed-price contracts that include a service element that is essential to the functionality of the software, we recognize license fees related to the application, and the application development service fees, over time as we perform the services, using the percentage-of-completion accounting method. We determine our proposed fixed price for a project using a formal estimation process that takes into account the project's timetable, complexity, technical environment, and risks. Members of our senior management team approve each fixed price proposal. On a limited basis, we also provide application development and implementation services on a time and materials basis. We recognize revenue on our time and material contracts as we perform the services.

   We recognize license revenues from applications products sales and Universal Application development licenses, whether sold separately or with an application development project, that do not require significant production, modification, or customization of software or the service-related element, is not essential to the functionality of the software and when the following criteria are met: we have a signed noncancellable license agreement; we have shipped the software product; there are no uncertainties surrounding product acceptance; the fees are fixed and determinable; and collection is considered probable.

   We recognize support revenue from contracts for ongoing technical support and product updates ratably over the term of the contract, which is typically twelve months. We recognize training revenues as we perform the services.

   In mid 1998, we began offering a money-back guarantee on our fixed-price contracts, for which we recognize revenue using the percentage-of-completion accounting method. As a result, in some of our contracts we have guaranteed that we will complete our projects within a fixed-time period or we will refund the fees paid. This guarantee also requires the customer to fulfill various responsibilities within a specified time period, including reviewing and approving requirements, providing timely feedback, and providing adequate staffing or the guarantee is voided. Accordingly, we treat this as a conditional guarantee. None of our customers has exercised its guarantee to date, nor was it probable as of the latest balance sheet date that a current customer would exercise its guarantee. If necessary, we make provisions for estimated refunds or losses on uncompleted contracts on a contract by contract basis and recognize the provisions in the period in which the refunds or losses are probable and we can reasonably estimate them.

   During 1998, Unitrin, Provident Companies, Crawford & Company, and Utica National Insurance Group accounted for 20%, 15%, 13%, and 10% of total revenues, respectively. In 1997, Indus International, Unitrin, and Board of Trading Clearing Corporation accounted for 39%, 31%, and 11% of total revenues, respectively. In 1996, Board of Trading Clearing Corporation and CS First Boston accounted for 87% and 11% of total revenues, respectively. Provident Companies, Unitrin, and Indus International are also stockholders of TenFold Corporation. In December 1998, Provident Companies and Unitrin each purchased 200,000 shares of common stock from us at a purchase price of $5.00 per share and entered into additional license and service agreements with us. We subsequently determined that the fair market value of a share of common stock at December 30, 1998 equaled $9.88. As a result, we have allocated $2.0 million of amounts paid in the licensing and service agreements to the common stock transactions, and are recognizing the balance of the amounts paid, $6.1 million, in the licensing and service agreements as revenue in the appropriate periods.

   The timing and amount of cash received from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue and unbilled accounts receivable in any given period. We record cash received in excess of revenue earned as deferred revenue. Our deferred revenue balance at March 31, 1999 was $3.0 million, which we expect to recognize as revenue within the next twelve months. Our deferred revenue balance generally results from contractual commitments made by customers to pay amounts to us in advance of revenues earned. Our unbilled accounts receivable represents revenue that we have earned but which we have not yet billed. We bill customers for this revenue as payments become due under the terms of the customer's contract. Our unbilled accounts receivable balance at March 31, 1999 was $4.0 million and we expect to bill and collect this amount within twelve months.

   We organize TenFold into discrete Vertical Business Groups to tailor marketing, selling, product development, and business strategies for our target vertical industries. As each Vertical Business Group grows in size, gains multiple customers, and develops multiple resellable products, it achieves an increasing level of autonomy. We offer employee incentives, including equity, tied to the performance of these Vertical Business Groups, to attract, motivate, and retain our Vertical Business Group staff. We may also offer Vertical Business Group equity to strategic industry partners. Eventually, these Vertical Business Groups may gain substantial autonomy and raise capital independently or be spun off from TenFold. TenFold has agreed that it will grant to Mr. Mazon, President of TenFold Insurance Systems Group, an option to acquire three percent of the outstanding shares of capital stock of a TenFold subsidiary to be formed during 1999 from which TenFold intends to operate its insurance business. The exercise price of these options will equal the fair market value, at the time of grant, of the subsidiary's common stock, as determined by TenFold's board of directors.

Results of Operations

   The following table sets forth, for the periods indicated, the percentage relationship of selected items from TenFold's statement of operations to total net revenues.

                                                                          Three
                                                                         Months
                                                                          Ended
                                        Year Ended December 31,         March 31,
                                        -----------------------------   -----------
                                         1996       1997       1998     1998   1999
                                        -------    -------    -------   ----   ----
Revenues:
  License..............................       9%        37%        33%   24%    35%
  Services.............................      91         63         67    76     65
                                        -------    -------    -------   ---    ---
    Total revenues.....................     100        100        100   100    100
                                        -------    -------    -------   ---    ---
Operating expenses:
  Cost of revenues.....................      12         33         36    42     39
  Sales and marketing..................       3         20         28    28     30
  Research and development.............      76         34         24    35     21
  General and administrative...........      13         10          7     9      5
  Amortization of deferred
   compensation........................      --         --         --    --      2
  Other charge.........................      --         10         --    --     --
                                        -------    -------    -------   ---    ---
    Total operating expenses...........     104        106         95   114     97
                                        -------    -------    -------   ---    ---
Income (loss) from operations..........      (4)        (6)         5   (14)     3
Interest and other income, net.........       1          1          1     2      1
                                        -------    -------    -------   ---    ---
Income (loss) before income taxes......      (3)        (5)         6   (12)     4
Provision (benefit) for income taxes...      --         (1)         1    (4)     1
                                        -------    -------    -------   ---    ---
Net income (loss)......................      (3)%       (4)%        4%   (8)%    2%
                                        =======    =======    =======   ===    ===

Three Months Ended March 31, 1998 and 1999

Revenues

   Total revenues increased 208% from $5.2 million for the three months ended March 31, 1998 to $16.0 million for the comparable period in 1999. License revenues represented 24% of total revenues for the three months ended March 31, 1998, and 35% for the comparable period in 1999.

   License Revenues. Our license revenues increased 349% from $1.3 million for the three months ended March 31, 1998 to $5.7 million for the comparable period in 1999. The growth in our license revenues resulted from an increase in the number of customer contracts.

   Service Revenues. Our service revenues increased 163% from $3.9 million for the three months ended March 31, 1998 to $10.4 million for the comparable period in 1999. The growth in our services revenues resulted primarily from an increase in the number of customer contracts.

Operating Expenses

   Cost of Revenues. Our cost of revenues consists primarily of compensation and other related costs of personnel to provide applications development and implementation, support, and training services. Cost of license revenues, including product packaging, documentation, and reproduction have been insignificant. Cost of revenues increased from $2.2 million for the three months ended March 31, 1998 to $6.2 million for the comparable period in 1999. Our cost of revenues as a percentage of total revenues was 42% for the three months ended March 31, 1998 and 39% for the comparable period in 1999. The increase in cost of revenues in absolute dollars was due to increased costs associated with the increase in the number of customer contracts. The decrease in the cost of revenues as a percentage of total revenues was due mainly to an increase in our total revenues and a decrease in our service revenues as a percentage of total revenues.

   Sales and Marketing. Sales and marketing expenses consist primarily of compensation, travel, and other related expenses for sales and marketing personnel, as well as advertising and other marketing expenses. Sales and marketing expenses increased from $1.4 million for the three months ended March 31, 1998 to $4.7 million for the comparable period in 1999. Our sales and marketing expenses as a percentage of total revenues was 28% for the three months ended March 31, 1998 and 30% for the comparable period in 1999. The increase in absolute dollars and as a percentage of total revenues was primarily the result of hiring additional sales and marketing personnel and expanding advertising and other marketing programs in connection with the growth of our business.

   Research and Development. Research and development expenses consist primarily of compensation and other related costs of personnel dedicated to development and enhancement of the Universal Application and TenFold ComponentWare. Research and development expenses increased from $1.8 million for the three months ended March 31, 1998 to $3.4 million for the comparable period in 1999. Our research and development expenses as a percentage of total revenues was 35% for the three months ended March 31, 1998 and 21% for the comparable period in 1999. Our research and development expenses grew in absolute dollars due to the addition of personnel required to support our expanded development efforts.

   General and Administrative. General and administrative expenses consist primarily of the costs of executive management and finance and administrative staff, recruiting, business insurance, and professional fees. General and administrative expenses increased from $471,000 for the three months ended March 31, 1998 to $820,000 for the comparable period in 1999. Our general and administrative expenses decreased as a percentage of total revenues from 9% for the three months ended March 31, 1998 to 5% for the comparable period in 1999.

   Amortization of Deferred Compensation. We recorded total deferred compensation of $5.9 million in connection with stock options granted during the three months ended March 31, 1999. Our amortization of deferred compensation increased from $13,000 for the three months ended March 31, 1998 to $305,000 for the comparable period in 1999 due to amortizing this additional total deferred compensation over the vesting period of the applicable options. We expect to incur deferred compensation amortization expense of approximately $1.5 million in 1999, and approximately $1.6 million annually thereafter until fully amortized.

   Interest and Other Income, Net. Our net interest income decreased from $102,000 for the three months ended March 31, 1998 to $88,000 for the comparable period in 1999. Although we had higher interest income for the three months ended March 31, 1999 than for the comparable period in 1998, this increase was more than offset by the increase in interest expense from the issuance of debt and bank borrowings to finance fixed asset purchases for the three months ended March 31, 1999.

   Provision (Benefit) for Income Taxes. Income tax expense for the three months ended March 31, 1999 was $234,000 compared to an income tax benefit for the three months ended March 31, 1998 of $207,000. This reflects an effective tax rate of 34% in 1998 and 39% in 1999. The increase in the effective tax rate is due mainly to a decrease in our research and development credits as a percentage of our income (loss) before income taxes in 1999, compared to 1998.

Fiscal Years Ended December 31, 1996, 1997 and 1998

Revenues

   Total revenues increased 368% from $3.0 million in 1996 to $14.1 million in 1997 and increased an additional 184% to $40.2 million in 1998. License revenues represented 9% of total revenues in 1996, 37% in 1997, and 33% in 1998. In 1998, we also generated approximately $1.7 million in license and service revenues from the resale of our first vertical applications product, TenFold Revenue Manager. We anticipate that license revenues will represent an increasing percentage of total revenues over time as we introduce more vertical applications products.

   License Revenues. Our license revenues increased from $271,000 in 1996 to $5.2 million in 1997 and increased an additional 155% to $13.4 million in 1998. The growth in our license revenues from 1996 to 1997 and to 1998 resulted primarily from an increase in the number of customer contracts. Our 1996 revenues were concentrated in the investment management vertical market. As we began to grow in 1997, we entered into customer contracts in the insurance, investment management, telecommunications, and utilities and energy vertical markets. During 1998, we continued to increase our customer base in each of our vertical markets and entered into our first customer contract in the healthcare vertical market. See Note 11 of Notes to Consolidated Financial Statements for more information about our vertical business group revenues.

   Service Revenues. Our services revenues increased 224% from $2.7 million in 1996 to $8.9 million in 1997 and increased an additional 202% to $26.8 million in 1998. The growth of our service revenues from 1996 to 1997 and to 1998 resulted primarily from an increase in the number of customer contracts. Our 1996 revenues were concentrated in the investment management vertical market. As we began to grow in 1997, we entered into customer contracts in the insurance, investment management, telecommunications, and utilities and energy vertical markets. During 1998, we continued to increase our customer base in each of our vertical markets and entered into our first customer contract in the healthcare vertical market. See Note 11 of Notes to Consolidated Financial Statements for more information about our vertical business group revenues.

Operating Expenses

   Cost of Revenues. Our cost of revenues increased from $370,000 in 1996 to $4.7 million in 1997 and to $14.5 million in 1998. Our cost of revenues as a percentage of total revenues was 12% in 1996, 33% in 1997, and 36% in 1998. The increases in the cost of revenues in absolute dollars were due to additional costs associated with the increase in the number of customer contracts, and building the applications development organization and infrastructure to support business growth. The increases in the cost of revenues as a percentage of total revenues were primarily due to the cost of building the applications development organization and infrastructure to support business growth.

   Sales and Marketing. Our sales and marketing expenses increased from $87,000 in 1996 to $2.8 million in 1997 and to $11.1 million in 1998. Sales and marketing expenses represented 3% of total revenues in 1996, 20% in 1997, and 28% in 1998. The increases in absolute dollars and as a percentage of revenues were primarily the result of hiring additional sales and marketing personnel and expanding advertising and other marketing programs in connection with the growth of our business.

   Research and Development. Software development costs incurred between achieving technological feasibility and release of the product to our customers have been insignificant and therefore have been expensed as incurred. Our research and development expenses increased from $2.3 million in 1996 to $4.7 million in 1997 and to $9.7 million in 1998. Research and development expenses represented 76% of total revenues in 1996, 34% in 1997, and 24% in 1998. Our research and development expenses grew in absolute dollars between the comparison periods primarily due to the addition of personnel required to support our expanded development efforts. We anticipate that we will continue to devote substantial resources to research and development and that these costs will continue to increase in absolute dollars, but continue to decrease as a percentage of total revenues.

   General and Administrative. Our general and administrative expenses increased from $396,000 in 1996 to $1.4 million in 1997 and to $2.9 million in 1998. These increases were primarily the result of hiring executive and finance and administrative personnel to manage and support the increased scale of our operations. In addition, general and administrative expenses in 1998 included a $500,000 provision for bad debts, mostly related to one customer's creditworthiness. Because of the nature of our customer base, the bad debt provisions in prior periods have not been significant. General and administrative expenses as a percentage of total revenues decreased from 13% in 1996, to 10% in 1997, and to 7% in 1998. We believe that our general and administrative expenses will continue to increase in absolute dollars as a result of the need to add additional finance and administrative staff to support growing operations, and from costs related to being a publicly-held company.

   Amortization of Deferred Compensation. We recorded total deferred compensation of $251,000 in 1997 and $2.2 million in 1998 in connection with stock options granted during 1997 and 1998. These amounts represent the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of these grants. We are amortizing these amounts over the vesting periods of the applicable options, resulting in amortization expense of $34,000 in 1997 and $153,000 in 1998.

   Other Charge. In March of 1997, we entered into a transaction where we sold 1,460,399 shares of Series A preferred stock and a software license to Indus International. In the same transaction, a major stockholder sold 1,460,400 shares of our common stock to Indus International. Simultaneously, we granted Indus International an option to exchange the 1,460,400 shares of common stock for Series A preferred stock. Indus International exercised this exchange option during 1997. Indus International paid a total of $8.0 million as consideration for this transaction. Based on an independent valuation of our common stock and preferred stock, we allocated the total consideration received from Indus International based on the respective fair market values of the preferred stock, common stock and software license. As a result of the transaction, the major stockholder received a premium on the sale of common stock. We have reflected that premium as an other charge in our statement of operations.

   Interest and Other Income, Net. Our net interest income increased from $28,000 in 1996 to $179,000 in 1997 and to $375,000 in 1998. The increases between the comparison periods was primarily the result of higher cash balances resulting from preferred stock financings and cash flow from operations.

   Provision (Benefit) for Income Taxes. We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Our effective tax rate was 0% for 1996, 16% for 1997, and 22% in 1998. The effective income tax rate differs from the statutory income tax rate in each year primarily due to the use of research and development credits, and permanent differences between the tax and financial accounting treatment of various items. Our effective tax rate may vary from period to period based on our future expansion into areas with varying country or state income tax rates. As of December 31, 1998, we had foreign net operating loss carryforwards of $890,000 that generally carryforward indefinitely. In addition, as of December 31, 1998, we had credits for increasing research activities of $264,000 for federal and $336,000 for state income tax purposes. The federal credit carryover will begin to expire in 2012. The state credit carries over until exhausted. The Internal Revenue Code contains provisions that limit the use in any future period of credit carryforwards upon the occurrence of specified events, including a significant change in ownership interests. We had net deferred tax assets of $451,000 as of December 31, 1998. We recorded a valuation allowance of $701,000 for a portion of the deferred tax asset due to uncertainties regarding the realization of the asset balance. See Note 7 of Notes to Consolidated Financial Statements for more information concerning taxes.

Quarterly Results of Operations

   The following tables set forth unaudited quarterly results of our operations for each of the nine quarters ended March 31, 1999. This information has been derived from our unaudited financial statements, which, in management's opinion, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results for any future period.

                                                        Quarter Ended
                          ----------------------------------------------------------------------------------
                          Mar 31,   June 30, Sep 30,   Dec 31,  Mar 31,   June 30, Sep 30,  Dec 31,  Mar 31,
                           1997       1997    1997      1997     1998       1998    1998     1998     1999
                          -------   -------- -------   -------  -------   -------- -------  -------  -------
                                                       (in thousands)
Consolidated Statement
 of Operations Data:
Revenues:
 License................  $   601    $1,365  $1,014    $2,264   $1,259     $1,515  $4,089   $6,519   $5,656
 Services...............    1,289     2,365   1,903     3,322    3,940      6,104   6,946    9,795   10,371
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
   Total revenues.......    1,890     3,730   2,917     5,586    5,199      7,619  11,035   16,314   16,027
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Operating expenses:
 Cost of revenues.......  $   449    $  953  $1,389    $1,870   $2,176     $2,761  $4,370   $5,222    6,246
 Sales and marketing....      335       471     675     1,284    1,442      2,127   2,942    4,559    4,736
 Research and
  development...........      780       968   1,399     1,592    1,807      2,349   2,442    3,092    3,401
 General and
  administrative........      193       307     414       450      471        507     539    1,365      820
 Amortization of
  deferred
  compensation..........       --         8      13        13       13         11      11      118      305
 Other charge...........    1,449        --      --        --       --         --      --       --       --
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
   Total operating
    expenses............    3,206     2,707   3,890     5,209    5,909      7,755  10,304   14,356   15,508
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Income (loss) from
 operations.............   (1,316)    1,023    (973)      377     (710)      (136)    731    1,958      519
Interest and other
 income, net............       28        66      46        39      102        110     113       50       88
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Income (loss) before
 income taxes...........   (1,288)    1,089    (927)      416     (608)       (26)    844    2,008      607
Provision (benefit) for
 income taxes...........       --        --      --      (110)    (207)        (9)    287      424      234
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Net income (loss).......  $(1,288)   $1,089  $ (927)   $  526   $ (401)    $  (17) $  557   $1,584   $  373
                          =======    ======  ======    ======   ======     ======  ======   ======   ======
As a Percentage of Total
 Revenues:
Revenues
 License................       32%       37%     35%       41%      24%        20%     37%      40%      35%
 Services...............       68        63      65        60       76         80      63       60       65
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
   Total revenues.......      100       100     100       100      100        100     100      100      100
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Operating expenses:
 Cost of revenues.......       24        26      48        34       42         36      40       32       39
 Sales and marketing....       18        13      23        23       28         28      27       28       30
 Research and
  development...........       41        26      48        29       35         31      22       19       21
 General and
  administrative........       10         8      14         8        9          7       5        8        5
 Amortization of
  deferred
  compensation..........       --        --      --        --       --         --      --        1        2
 Other charge...........       77        --      --        --       --         --      --       --       --
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
   Total operating
    expenses............      170        73     133        93      114        102      93       88       97
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Income (loss) from
 operations.............      (70)       27     (33)        7      (14)        (2)      7       12        3
Interest and other
 income, net............        2         2       2         1        2          1       1       --        1
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Income (loss) before
 income taxes...........      (68)       29     (32)        7      (12)        --       8       12        4
Provision (benefit) for
 income taxes...........       --        --      --        (2)      (4)        --       3        3        1
                          -------    ------  ------    ------   ------     ------  ------   ------   ------
Net income (loss).......      (68)%      29%    (32)%       9%      (8)%       --       5%      10%       2%
                          =======    ======  ======    ======   ======     ======  ======   ======   ======

   We experienced fluctuations in quarterly license and service revenues during the quarters of 1997 and 1998, due principally to our limited customer base. The decrease in revenues in the third quarter of 1997 was mainly due to a longer sales cycle for some customers than we had previously experienced due in part to personnel changes in our sales organization. Several contracts which we had expected to close in the third quarter were not closed until the fourth quarter. Because our operating expenses are relatively fixed in advance of each quarter, the decrease in revenue in the third quarter of 1997 caused our operating expenses to represent a greater percentage of revenues during the quarter. Similarly, operating expenses represented a greater percentage of our revenue during the first quarter of 1998. We also experienced quarterly fluctuations between our license and service revenue as a percentage of total revenue, due in part to variations in the relative size of our contracts and the mix of license and service revenues in those contracts.

   Our cost of revenues, sales and marketing, and research and development expenses have increased in absolute dollars during each of the nine quarters ended March 31, 1999, due to increases in personnel, our growing sales and marketing organization, and building our infrastructure to support business growth. The fluctuations in these expenses as a percentage of revenue were due mainly to fluctuations in our total revenues. The large increase in general and administrative expenses in the fourth quarter of 1998 compared to prior quarters was primarily due to an increase in the provision for bad debts, mostly related to one customer's creditworthiness.

   We expect to continue to experience significant fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control. See "Risk Factors--There are many factors that may cause fluctuations in our quarterly financial results, and if these results are below the expectations of securities market analysts, our stock price will likely decline" for a discussion of these factors.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through cash flow from operations, private sales of capital stock totaling $13.4 million, and, to a lesser extent, various types of equipment loans and lease lines of credit. At March 31, 1999, our principal source of liquidity was $13.2 million of cash and cash equivalents.

   On January 18, 1999, we entered into an unsecured revolving line of credit providing for borrowings of up to $5.0 million. Borrowings under the line of credit, which expires on January 17, 2000, bear interest at the bank's prime rate or LIBOR plus 250 basis points. The line of credit includes covenants relating to the maintenance of financial ratios and limits the payment of dividends. We have not borrowed against this line of credit to date.

   Net cash generated by (used in) operating activities was $(92,000) in 1996, $822,000 in 1997, $6.1 million in 1998, and $(3.8 million) during the three months ended March 31, 1999. Net cash used for investing activities was $423,000 in 1996, $1.4 million in 1997, $5.5 million in 1998, and $842,000 during the three months ended March 31, 1999. Net cash used for investing activities in these periods was almost entirely the result of capital expenditures for computer equipment, leasehold improvements, furniture and fixtures, and other equipment to support business growth.

   Net cash provided by financing activities was $1.0 million in 1996, $8.4 million in 1997, $5.7 million in 1998, and $2.5 million during the three months ended March 31, 1999. The $8.4 million provided in 1997 resulted from the issuance of preferred stock, net of issuance costs. In 1998, $3.8 million of cash provided by financing activities resulted from the issuance of debt, bank borrowings, and a sale-leaseback fixed asset financing offset by principal payments. In 1998, we also raised $2.3 million from the issuance of common stock.

   As of March 31, 1999, our aggregate payment commitments under bank borrowings, debt and capital lease obligations, and noncancellable operating leases were $3.8 million in 1999, $4.0 million in 2000, $3.6 million in 2001, $905,000 in 2002, and $845,000 thereafter.

   We believe that the net proceeds from this offering, together with existing cash balances, anticipated cash flows from operations, and available borrowings should be sufficient to meet our capital requirements for at least the next twelve months. However, there can be no assurance that we will be successful in generating anticipated levels of cash from operations or borrowings. If we are unable to generate sufficient cash flow from operations, or additional equipment loans or equipment and working capital lines of credit, we may be required to scale down our operations and expansion plans, refinance all or a portion of our existing indebtedness, or obtain other sources of financing earlier than planned, any of which could have a material adverse effect on our business, results of operations, and financial condition. There can be no assurance that any refinancing would be available on commercially reasonable terms, or at all. See "Use of Proceeds" and Notes 4 and 6 of Notes to Consolidated Financial Statements for more information concerning our proposed use of the proceeds of this offering and our obligations under various financial commitments.

Year 2000

   With respect to our internal information technology systems, including information technology-based office facilities such as data and voice communications, and building management and security systems, our year 2000 internal readiness program primarily covers taking inventory of hardware, software and embedded systems, assessing business risks associated with these systems, creating action plans to address known risks, executing and monitoring action plans, and contingency planning. We currently are in the process of requesting compliance certificates from vendors and service providers to certify year 2000 readiness and conducting ongoing risk analysis. We expect to substantially complete year 2000 readiness preparations at the end of May 1999 with respect to our core business and software systems and at the end of June 1999 with respect to our hardware systems. In each case, we expect to continue extensive testing through calendar 1999.

   Although we do not believe that we will incur any material costs or experience material disruptions in our business associated with preparing our internal systems for the year 2000, there can be no assurance that we will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in our internal systems. These systems include the hardware and third-party software products that our applications developers and research and development staff use in their day-to-day activities, as well as our management information systems. The most likely worst case scenarios include:

  . hardware or software failures that would prevent our applications developers and research and development staff from effectively performing their duties;

  .  corruption of data contained in our internal information systems; and

  . the failure of infrastructure services provided by government agencies and other third parties, including public utilities and internet services.

   We are in the process of completing our contingency planning for high risk areas at this time and are scheduled to commence contingency planning for medium to low risk areas in June 1999. We expect our contingency plans to include, among other things, manual "work-arounds" for software and hardware failures, as well as substitution of systems, if necessary.

   We have designed and tested the current versions of our products to be year 2000 compliant. We believe that none of our customers is currently using prior versions of our products, and, as a result, we have not assessed whether these prior versions are year 2000 compliant. However, there can be no assurance that current or prior versions of our products do not contain undetected errors or defects associated with year 2000 date functions that may result in material costs to TenFold. Some commentators have stated that a significant amount of litigation will arise out of year 2000 compliance issues, and we are aware of a growing number of lawsuits against other software vendors. Because of the unprecedented nature of this litigation, the extent to which it will affect TenFold is uncertain.

   We have experienced demand for our applications in recent years that may have been generated by customers replacing and upgrading applications in order to accommodate the change in date to the year 2000. Once these customers have completed their year 2000 projects, the software industry and TenFold may experience a significant deceleration in the annual growth rates recently experienced in the applications software marketplace.

   As the end of 1999 approaches, there is a risk that orders for our products will be reduced or delayed as our customers or potential customers focus their resources on preparing for the year 2000. If this reduction in orders occurs, it could significantly impact our operating results which could cause our stock price to materially decline.

Recent Accounting Pronouncements

   The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. We must adopt SFAS No. 133 by July 1, 1999. We do not believe the adoption of SFAS No. 133 will have a material effect on the financial position or results of operations of the Company.

Disclosures About Market Risk

   The following discusses our exposure to market risk related to changes in interest rates, equity prices, and foreign currency exchange rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors including those set forth in the Risk Factors section.

   As of March 31, 1999, TenFold had short-term investments of $12.7 million. Substantially all of these short-term investments consist of highly liquid investments with remaining maturities at the date of purchase of less than ninety days. These investments are subject to interest rate risk and will decrease in value if market interest rates increase. A hypothetical increase or decrease in market interest rates by 10 percent from the March 31, 1999 rates would cause the fair value of these short-term investments to decline by an insignificant amount. We have the ability to hold these investments until maturity, and therefore we do not expect the value of these investments to be affected to any significant degree by the effect of a sudden change in market interest rates. Declines in interest rates over time will, however, reduce our interest income.

   TenFold does not own any equity investments. Therefore, we do not currently have any direct equity price risk.

   Substantially all of our revenues are realized currently in U.S. dollars and are from customers in the United States. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                                    BUSINESS

Overview

   TenFold is an innovative software and services company that builds and implements large-scale, complex applications rapidly and for a fixed price. We offer the TenFold Guarantee, the industry's first money-back guarantee for large-scale software applications. We deliver applications on time, for a fixed price, and on target--or we refund our customer's money. Typical design, development, and delivery of completed, tested, and documented applications is four to eight months. We also offer the TenFold Guarantee when customers choose our optional FastStart program to implement TenFold applications.

   Our mission is to become the leading provider of industry-specific, or "vertical", software applications in multiple industries. We intend to accomplish this by developing innovative applications for customers and reselling these applications to other companies in the same industry. Our customers include industry leaders in insurance, investment management, telecommunications, utilities and energy, healthcare, banking and credit, and other industries. TenFold customers include Ameritech, Barclays Global Investors, Crawford & Company, Enron, Mercy Health Services, Provident, and Unitrin.

   Using our unique TenFold Way methodology, combined with our Universal Application and TenFold ComponentWare technologies, we deliver innovative applications for these industries that are feature-rich, flexible, and high quality. Often, these applications fill voids where packaged software solutions lack functionality, lack flexibility, or simply do not exist. Our applications support multi-tiered and Web-based environments, as well as leading database platforms and operating systems.

   We believe that our fixed-time, fixed-price business model, our Universal Application and TenFold ComponentWare technologies, and our unique TenFold Guarantee provide a significant benefit to customers who want to reduce risk and achieve rapid time to market when developing and implementing mission-critical applications.

Industry Challenge

   Organizations worldwide face increasing pressure to install new software applications and to replace their outdated applications with new systems as they seek to increase productivity, leverage distributed computing environments and the Internet, and address changing business and competitive demands. Recently, many organizations have spent large amounts of money patching existing systems to solve their year 2000 issues, without adding applications functionality or business benefits. In many instances, these companies still need new or replacement applications that are critical to their operations, if not their survival. To obtain new or replacement applications, companies face a "buy vs. build" dilemma: 1) they can buy packaged software; or 2) they can build custom software, either internally or by hiring a services firm.

   Companies generally turn to independent software vendors, such as Enterprise Resource Planning (ERP) vendors or vertical software providers, when looking for packaged applications. ERP vendors primarily offer horizontal applications that address general business processes, such as accounting, human resources, and manufacturing, but offer limited industry-specific functionality outside of manufacturing. Traditional vertical software vendors provide more industry functionality, but often with products built on aging technology. In general, packaged applications promise proven quality and relatively quick implementation, but lack the flexibility and customization that many companies need and can force companies to alter their business processes. In addition, customizing a packaged application can be costly and time-consuming, and also makes it difficult to accept future software upgrades.

   Alternatively, companies can build custom applications, either internally or with third parties. This approach may give them the functionality and flexibility they seek, but it carries a high risk of failure.

According to research from The Standish Group, a software industry research firm, most large-scale applications development projects significantly exceed budgets and schedules. Even after these excesses, many of these projects are canceled without ever reaching production. This Standish Group research shows that only 8 percent of applications development projects costing $6-10 million succeed--delivered on time, on budget, and according to original specifications. This research also indicates that in 1998 cost and time overruns for project failures amounted to almost $100 billion in the United States.

   TenFold believes that cost overruns and unsuccessful projects do not necessarily reflect a lack of skilled personnel, but typically result from the flawed process and technology used to develop large-scale applications. In many cases, it takes six months to a year just to define requirements. It then takes a large team of programmers two to three years to build the application, and another year to test and deploy it. By the time the application is finished, requirements may have changed dramatically. Ultimately, few projects are completed on time, on budget, and with the promised capabilities.

   Companies often hire software integration or services firms to build and implement mission-critical applications. These firms generally work on a time-and-materials basis, require large numbers of consultants who may remain on site for years, and may exceed budgets and schedules without producing significantly better results than internal development organizations. In addition, these firms typically do not offer ongoing product enhancements because they build custom solutions for a single customer.

   Some services firms, such as Cambridge Technology Partners and Sapient, offer fixed-time, fixed-price development, often linked to structured methodologies that shorten development and increase predictability by breaking large projects into multiple, smaller projects or phases. While this approach delivers some benefits, it can lead to costly change orders for customers as their requirements change during applications development. In addition, these firms generally lack unique technology to significantly improve applications development time frames.

   Today's software purchasers want the best of both the "buy" and "build" options: the rapid time-to-market and quality benefits of packaged applications, with the tailored-to-their-business features of custom-built software. They need flexible solutions that integrate with existing systems and that can adapt as they grow. Most of all, they want assurance that applications will arrive on time, for a fixed cost, and on target.

TenFold Solution

   TenFold builds and implements large-scale, complex applications for a fixed price in months, not years. We offer the TenFold Guarantee, the industry's first money-back guarantee for large-scale software applications. We deliver applications on time, for a fixed price, and on target--or we refund our customer's money. We believe that it is the combination of our TenFold Way methodology and our unique Universal Application and TenFold ComponentWare technologies that lets us develop applications significantly faster than alternative approaches. We also offer the TenFold Guarantee when customers choose our optional FastStart program--we implement applications into production on time, for a fixed price, or we refund their money. In addition, we are beginning to license applications that we built for one customer to other companies in the same industry.

 Customer Benefits

   We build applications that deliver rich functionality, offer significant flexibility and quality, and solve the complex, expensive, and time-consuming problems of replacing outdated systems and meeting today's business challenges. We offer these customer benefits:

   Guaranteed, Fixed-time, Fixed-price Delivery. Our straightforward promise is that we successfully deliver large-scale applications on time, for a fixed price, and on target, or we refund our customer's money. We deliver software solutions that we believe reduce risk by meeting business requirements quickly, reliably, and for a fixed price.

   Rapid Development. We have re-engineered the process of building complex software applications. Our unique development methodology, the TenFold Way, lets us rapidly build complex applications. We show clear, visible results within weeks and typically deliver completed, tested, and documented applications in four to eight months. Our Universal Application and TenFold ComponentWare automate and accelerate applications development and testing, and let us build large-scale, sophisticated applications quickly and reliably with little or no programming.

   Rapid Implementation. Our optional FastStart program automates much of the data conversion, data cleanup, applications interfacing, and parallel testing needed to attain rapid production. We often begin FastStart concurrent with applications development to shorten the time from the start of development to production. We also offer FastStart with a fixed-time, fixed-price guarantee.

   Lower Overall Cost. Because TenFold can deliver complex applications in relatively short time frames, we believe that our applications typically cost less than those offered by competitors. By reducing the overall development and delivery time frame, we help customers avoid expensive projects that exceed budgets and schedules. In addition, because we can easily enhance and modify applications as customer needs evolve, we believe that our products can lower the overall cost of owning and operating complex applications.

   Custom Applications that Meet True Needs. We deliver applications that meet precise business needs and adapt as needs change, rather than force companies to alter their businesses to conform to packaged applications. We work closely with customers through rapid, multiple iterations to develop applications that meet true needs. True needs emerge when customers see what they asked for and then realize what they really need. The TenFold Way accommodates multiple, interim customer revisions and feedback, followed by successive applications improvements.

   Continuous Innovation and Product Enhancement. We design and build applications with functionality and capabilities that not only meet the needs of an individual customer, but are also intended to meet the needs of other companies in the same vertical industry. We typically maintain intellectual property rights to the original applications we build, so we can license them as applications products to other companies. Because we expect many of our applications to become resellable products, rather than individual solutions for a single customer, we believe that customers will receive benefits not typically offered by traditional service providers or custom applications developers such as continuous innovation and enhancement, regular upgrades, ongoing support, training, and certification.

 TenFold Differentiators

   We successfully deliver complex applications through four key differentiators. While we believe that each is significant, it is the combination of the four that lets us build and implement large-scale applications rapidly and lets us offer real business value to our customers.

   The TenFold Way. The TenFold Way is a start-to-finish approach to working closely with our customers to design, develop, test, deliver, and evolve custom applications. We use the TenFold Way to identify requirements in four to eight weeks, and typically deliver the complete, fully tested application in four to eight months. The TenFold Way organizes a project into phases, each with well-defined activities and deliverables. The TenFold Way combines continuous communication and customer feedback with rapid, iterative development to keep projects on target.

   Universal Application. We have invented a unique technology--the Universal Application--for building complex applications dramatically faster than current industry practice. The Universal Application is a sophisticated and powerful applications architecture that reduces design effort and automates and accelerates applications development and testing. The Universal Application lets TenFold begin applications development projects having pre-built significant functionality and having already solved many complex applications design and implementation problems. Our applications developers spend time describing business requirements and desired functionality--not programming.

   TenFold ComponentWare. TenFold ComponentWare is a library of components, reusable across multiple applications and industries, that lets us add complex, business-specific functionality to an application and lets us virtually eliminate applications-specific programming. TenFold ComponentWare includes capabilities such as billing, scoring, and workflow, as well as integration engines. Each component contains features to serve many different types of applications, across multiple vertical industries.

   FastStart. FastStart provides both technology and implementation services to quickly put TenFold applications into production. These services include converting and cleansing existing data, integrating with other applications, running a parallel, and managing the implementation project. We offer FastStart with the same fixed-time, fixed-price, money-back guarantee that we offer for applications development.

   We believe that the integration of our unique applications development process and innovative technology lets us provide significant business value for our customers.


[ARTWORK: PROCESS & TECHNOLOGY = BUSINESS VALUE]
Three boxes with headings: Process + Technology = Business Value. Contents of boxes as follows:
Process: TenFold Way, Requirements in weeks, Rapid iterative development, Continuous automated testing, FastStart Services.
Technology: Universal Application; TenFold ComponentWare; FastStart Application Portable, scalable, Web-enabled; Automated development with little or no programming.
Business Value: Guaranteed, fixed-time, fixed-price delivery; Rapid development and implementation; Lower overall cost; Custom applications that meet true needs; Continuous innovation and product enhancement.


TenFold Strategy

   Our mission is to become the leading provider of vertical software applications by pursuing these strategies:

   Create Resellable Products from Custom Development Projects. We design and build applications to meet the needs of an original customer, with the intention to license these applications as packaged products within vertical industries. We typically maintain intellectual property rights to applications that we design and build. For example, we built and delivered an application for Barclays Global Investors that we have packaged and licensed as TenFold Revenue Manager to other institutional investment management companies. While revenue from resales of packaged products has not been significant to date, we expect this activity to become an increasingly important aspect of our business in the future.

   Organize into Vertical Business Groups. TenFold is organized into discrete Vertical Business Groups to tailor marketing, selling, product development, and business strategies for our target vertical industries. As each Vertical Business Group grows in size, gains multiple customers, and develops multiple, resellable products, it achieves increasing autonomy. We offer employee incentives, including equity, tied to the performance of these Vertical Business Groups. We may also offer Vertical Business Group equity to strategic industry partners.

   Further Penetrate Multiple Vertical Markets. We build mission-critical applications that address under-served needs in large, multi-billion-dollar vertical markets. By significantly reducing time to market, we believe we can compete in industries such as insurance, investment management, telecommunications, utilities and energy, healthcare, and banking and credit, and attract market-leading customers as reference accounts. We intend to further penetrate these industries by continuing to identify, build, and sell additional, industry-specific applications.

   Enter New Vertical Markets. We believe that we can also offer new and replacement applications for additional vertical industries in the future. Our strategy as we enter and compete in new vertical industries is to recruit industry veterans with substantial domain knowledge and skills, and target sales and marketing efforts at high-potential prospective customers.

   Leverage Innovative Technology. The Universal Application and TenFold ComponentWare automate and accelerate applications development and testing, and let us build large-scale, sophisticated applications quickly and reliably. The Universal Application speeds development, enforces consistency, and enables extensive, automated testing throughout the applications life cycle. We continually enhance and update the Universal Application and TenFold ComponentWare to add functionality, improve performance and scalability, and increase our applications development productivity. For example, in 1998 we improved performance dramatically, Web-enabled the Universal Application, and introduced a more intuitive and versatile user interface. As of March 31, 1999, we had 89 people dedicated to enhancing and improving our technology.

   Leverage Alternative Distribution Channels. We believe third parties can successfully use the TenFold Way, the Universal Application, TenFold ComponentWare, and FastStart to rapidly develop and implement applications. We plan to establish relationships with applications service providers, value-added resellers (VARs), and software distributors in the U.S. and international markets, and we hope to broaden distribution of TenFold products and increase software license revenues through these third-party relationships.

   Practice Precision Execution. TenFold employees aspire to a well-defined company culture and set of core values. We see TenFold as more than our company name; it is a culture statement. Each employee attends an initial "Boot Camp" and ongoing training to learn the TenFold Way, our technology, and our company values. We strive for Precision Execution in all facets of our business, and constantly monitor and improve our individual, team, and company productivity and performance. We strive to continuously increase employee productivity and product quality by enhancing our processes and technology.

Technology

   A TenFold application is any application that TenFold or others build using TenFold technology. A TenFold application consists of the Universal Application, selected business-rule components from TenFold ComponentWare, and a description of the desired functionality and attributes of the specific application. Applications developers use the Universal Application to build TenFold applications without programming.

[ARTWORK: UNIVERSAL APPLICATION RUNNING A TENFOLD APPLICATION]
Heading: Universal Application Running a TenFold Application
Graphic of layered technology architecture with following layers, from top to bottom:
TenFold Application
TenFold ComponentWare
ApplicationXpress
Universal Application Client/Universal Application Server
LogicXpress
Universal Application Kernel

 Universal Application

   The Universal Application is a carefully layered applications architecture, written in C and C++ programming languages, that lets applications developers build an application by describing its semantic--desired functionality and attributes--without programming. Since describing an application is considerably different than traditional programming and does not require programming skills, an applications development team can typically describe a complex application in weeks. Once applications developers describe an application or part of an application, the Universal Application reads the description and becomes the described application. Thus, for many large, complex applications, the Universal Application is a complete, already-written, ready-to-execute application lacking only a specific definition of the desired functionality and attributes. The Universal Application delivers these benefits:

  .  little or no programming to create a complex application;

  . significant automation of applications development by virtually eliminating traditional programmer tasks such as writing SQL, writing logic functions, converting business rules into logic, and designing user interface screens;

  . improved consistency, quality, and performance because programmers often vary in their ability to achieve a high level of consistency, quality, and performance;

  . carefully layered architecture to facilitate portability, future maintenance, feature additions, and migration to new or emerging industry standards;

  . already-solved, significant applications features such as SecurityByValue, TimeRelational, ExoticUpdate, Hierarchies, cascading defaults, and context-sensitive behavior;

  . extensibility to add programmed logic if an application requires capabilities that are unavailable from the Universal Application;

  .  demonstrated scalability as customers add users and computing capacity;
     and

  .  typically sub-second performance when properly configured.

   Describing an Application Using the Universal Application. Applications developers use the ApplicationXpress portion of the Universal Application to describe and test an application. Applications developers describe the semantic--desired features and functionality--of the application without programming.

[ARTWORK: "APPLICATION XPRESS"]
Heading: ApplicationXpress
Graphic of layered technology architecture with the following layers, from top to bottom:
TenFold Librarian/TenFold Dictionary/TenFold Reporter/TenFold Analyzer/TenFold Autotest
Universal Application Client/Universal Application Server
LogicXpress
Universal Application Kernel

ApplicationXpress contains the following:

  . TenFold Librarian lets applications developers describe the application that they are building. TenFold Librarian provides menus, transactions, and screens that applications developers use to describe the application, and store the application description, or semantic, in the TenFold Dictionary.

  . TenFold Dictionary is a relational database that contains the semantic of the application. The semantic precisely describes the application.

  . TenFold Reporter is a powerful reporting system that applications developers use to define, execute, and manage the production, requesting, and distribution of reports--including outputs to print, view interactively, or distribute via e-mail or fax--for an application.

  . TenFold Analyzer is a powerful On-line Analytical Processing (OLAP) engine that applications developers use to describe interactive analyses to include in the application.

  . TenFold AutoTest is an integrated testing system that applications developers use to test individual applications components as they complete them, and fully test the completed application. TenFold AutoTest also lets applications developers regression test their application to detect inadvertent errors that they might introduce into one part of an application as they modify another part, or as they change underlying technologies such as a database version.

  Executing an Application. When end-users execute a TenFold application, they are executing the Universal Application which points to the TenFold Dictionary containing the applications semantic for their application. The Universal Application automatically reads the applications semantic from the TenFold Dictionary at the appropriate time and becomes the application described in the applications semantic.

  Configuring an Application. Customers can run the Universal Application on the hardware and software, as well as the client and server configurations, of their choice within the following environments and platforms:

  .  Relational databases--Sybase, Oracle, and DB2.

  . Server operating systems--Microsoft Windows NT, Sun Solaris, IBM AIX, Sequent Dynix, and HP UX.

  . Client operating and windowing systems--Microsoft Windows NT, Windows 95, and Windows 98.

  .  Communications systems--TCP/IP, TIB.

  . Client configurations include: StandardClient--database connections occur directly from the client to a relational database; NonSQLClient-- database connections occur only from a server to the relational database; UIClient--only display and validation logic exists on the client computer; and BrowserClient--all transactions are available through a browser such as Microsoft Internet Explorer or Netscape Navigator.

  . Server configurations include: single-tier--the entire application runs on a single computer such as a portable computer; two-tier--many clients and one server that also contains a relational database; three-tier-- many clients, one applications server, and one database server; n-tier-- many clients, many applications servers, and one database server; and distributed--many clients, many applications servers, and many database servers.

   It is relatively easy for TenFold to support additional relational databases, server operating systems, client operating and windowing systems, and communications systems.

TenFold ComponentWare

   TenFold ComponentWare is a family of pre-written applications components that easily plug into the Universal Application to extend its functionality without programming. TenFold ComponentWare delivers these benefits:

  . no programming required to add complex processing capabilities to an application;

  . robust applications functionality as each component contains features to serve many different types of applications, across multiple vertical industries; and

  . carefully layered architecture to facilitate portability, future maintenance, feature additions, and migration to new or emerging industry standards.

[ARTWORK: TENFOLD COMPONENT WARE]
Heading: TenFold ComponentWare
Graphic of layered technology architecture with following layers, from top to bottom:
PowerImport/PowerAccounting/PowerScoring/PowerWorkflow/PowerBilling
ApplicationXpress
Universal Application Client/Universal Application Server
LogicXpress
Universal Application Kernel

TenFold ComponentWare currently includes these components:

  . PowerImport automates most file and record inputs into a TenFold application. PowerImport automates many application-to-application integration activities.

  . PowerExport automates most file and record outputs from a TenFold application. PowerExport automates many application-to-application integration activities.

  . PowerAlert automates TenFold application exception reporting such as automatic e-mail notification when an event occurs.

  . PowerAccounting automates TenFold application integration with a customer's existing general ledger system.

  . PowerScoring lets end-users define and evolve business rules that control applications behavior. PowerScoring is particularly useful in regulated industries such as insurance where regulators change business rules and companies must implement new business rules quickly.

  . PowerWorkFlow lets end-users define and evolve workflow rules that change applications behavior. PowerWorkFlow is particularly useful in process-intensive industries where various departments, managers, or staff need to approve or process transactions in sequence and in accord with business rules.

  . PowerBilling provides invoicing, statements, billing, collections and other related functionality.

FastStart

   FastStart provides both technology and implementation services to quickly put TenFold applications into production. Our TenFold FastStart application uses the capabilities of the Universal Application and TenFold ComponentWare to rapidly:

  .  cleanse, convert, import, and export data;

  . configure applications, including client-based workflows, business rules, and system security;

  .  conduct parallel testing; and

  .  create internal and external applications interfaces.

Services

   TenFold builds and implements large-scale, complex applications rapidly and for a fixed price. Our services, which have historically accounted for a majority of our revenues, can be divided into three elements: building applications, implementing applications, and post-implementation training and support.

 Building Applications--The TenFold Way

   We call our unique process for rapidly delivering sophisticated applications the "TenFold Way". We organize projects into phases, each with well-defined activities and deliverables.

   Executive Overview. In the Executive Overview phase, we write and deliver a 30-50 page executive overview that describes the application's scope and functionality. We use applications research, detailed interviews with end-users and senior managers familiar with applications needs, and our applications expertise to prepare the executive overview. Our customers review and approve each section. We typically deliver the completed document in three weeks.

   Requirements. In the Requirements phase, we define and confirm requirements and cross check them for accuracy and completeness. Requirements deliverables are applications concepts training, an applications concepts manual, a demonstration script, an acceptance tests book, a reports book, and a database design book. Our customers review and approve each deliverable. We typically complete requirements in four to eight weeks.

   InitialPrepare and Grazing. In the InitialPrepare phase, we use the Universal Application to rapidly build the first version of an application, including end-user responsibilities, menus, transactions, reports, analyses, and business engines. We build, test, and deliver a first release of the application for customer feedback, a process we call "Grazing", and incorporate this feedback into subsequent releases. End-users provide better feedback after they have hands-on experience, and their Grazing comments help us fine-tune the application's design. Interim releases of TenFold applications are not applications prototypes, but are actual, working versions of the entire application that customers can install and use.

   FinishProject. During multiple Grazing cycles, we conduct the FinishProject phase to complete the application on schedule and on target. During FinishProject, the application passes all acceptance tests and we deliver the completed application to our customers.

[ARTWORK: TENFOLD WAY TIMELINE]
Heading: TenFold Way and FastStart
Graphic of TenFold Way and FastStart timelines showing key phases of applications development and implementation over a typical six-month timeframe.
Text: Timing may vary based on applications scope. Although we have yet to complete a FastStart implementation, the above timeline projects a typical FastStart schedule.

 Implementing Applications--FastStart--Fixed-Time, Fixed-Price Implementation

   We offer FastStart--which is both a process and a technology--to successfully install TenFold applications into production for a fixed price and on a fixed schedule. FastStart services include converting and cleansing legacy data, integrating with other applications, running a parallel, and managing the implementation project. We often begin FastStart concurrent with applications development to shorten the time from the start of development to production. Although we have not yet completed a FastStart implementation, we expect to deliver FastStart services in the following phases:

   Executive Overview. In the Executive Overview phase, we write and deliver an executive overview that describes implementation scope, conversion plans, end-user training plans, parallel testing plans, go-live plans, and ongoing support plans. We use detailed interviews with IT staff and senior managers familiar with legacy applications, reviews of record layouts, and our implementation expertise to prepare the executive overview. Our customers review and approve each section. We typically deliver the completed document in three weeks.

   Requirements. In the Requirements phase, we define and confirm implementation requirements and cross check them for accuracy and completeness. We produce a FastStart reference manual to describe data conversion, data cleanup, imports, exports, database mapping, parallel testing details, and go-live details as the basis for quickly deploying the application into production. Our customers review and approve each section. We typically deliver the completed document in about four weeks.

   InitialPrepare. In the InitialPrepare phase, we use the TenFold FastStart application to cleanse legacy-system data and convert it to the new applications database. We prepare imports, exports, database mappings, and alerts to integrate the new application with other existing applications.

   PracticeParallel. In the PracticeParallel phase, we run the new TenFold application in parallel with the legacy application to verify that the new application efficiently processes daily workloads and produces results that match legacy application outputs. In each practice parallel, we convert the legacy beginning-of-day data to the new applications database, capture legacy inputs for a day, manually enter those inputs, extract and compare the legacy end-of-day data to the new applications end-of-day database, and resolve differences. We use our AutoCapture technology to record TenFold application inputs so that we can rerun a practice parallel multiple times until we resolve differences. We run multiple practice parallel sessions until the customer is confident that the application is ready for production.

   QuietProduction. In the QuietProduction phase, we help the customer go live on the new application, get their end-users productive, and evolve to long-term support. We deliver to our customers a completed, production implementation.

 Training and Support

   We believe that superior customer service is critical to selling our products and services to our customers. We offer training and support so that customers can successfully operate, maintain, and evolve their applications.

   Education and Certification. TenFold Education offers professional certification programs to TenFold applications developers, end-users, information technology professionals, and training professionals who need to understand the TenFold Way, the Universal Application, TenFold ComponentWare, FastStart, and TenFold applications products. Training programs include classroom instruction, detailed courseware, and on-site training.

   Customer and Technical Support. Our support arrangements provide customers with new releases of their TenFold applications, new releases of the Universal Application, on-site support immediately following project completion, additional support when their applications go into production, and applications consulting to adapt their applications.

Applications Products

   Our strategy is to create resellable products from custom development projects. We use the Universal Application to build all the applications we develop for our customers. We believe that we can license many of the applications we develop for individual customers as applications products to other companies in the same vertical industry. While we have derived the majority of our license revenue to date from custom applications that we have developed for specific customers, we have successfully resold TenFold Revenue Manager, and we plan to resell other applications products to other customers. Current TenFold applications products that we offer to customers are:

   TenFold Revenue Manager. TenFold Revenue Manager is a flexible, multi-currency invoicing and revenue accounting system for institutional investment managers. TenFold Revenue Manager automates invoicing tasks, ensures accuracy, and produces complex invoices quickly and reliably so that investment managers can improve cash flow and reduce operating costs. It lets decision-makers define new fee structures for clients, easily change fee calculations, analyze fee data to identify patterns and trends, and use "what-if" analyses to proactively determine the revenue impact of proposed fee strategies. TenFold Revenue Manager easily integrates with other applications such as accounts receivable, general ledger, and asset management. We built TenFold Revenue Manager for Barclays Global Investors and have licensed it to Dresdner RCM Global Investors, Loomis Sayles & Company, and Oppenheimer Capital.

   TenFold CardioTrac. TenFold CardioTrac is a Web-enabled, scalable cardiovascular outcomes application that captures encounter and outcomes information, patient demographics, lab data, and other procedure results for physicians and researchers. Clinicians use TenFold CardioTrac to consistently capture, validate, maintain, and access high-quality cardiovascular outcomes data from multiple locations that may use different, customized interfaces. TenFold CardioTrac delivers timely, accurate, and accessible cardiovascular outcome data that healthcare providers can use to pinpoint effective treatments. We built TenFold CardioTrac for Mercy Health Services and have not yet licensed it to other customers.

   TenFold Energy Data Manager. TenFold Energy Data Manager integrates multiple sources of customer, meter, usage, and billing data into one source of consistent, quality data. The application automatically obtains meter and usage information, validates and edits the information, and exports settlement-ready data to designated recipients. TenFold Energy Data Manager is rules-based, so that energy and utilities companies can change the way they collect, validate, and send data without programming. We built TenFold Energy Data Manager for Enron and have not yet licensed it to other customers.

   We are currently developing a number of applications with customers. We expect to license the following applications currently under development as resellable applications products:

   TenFold Commercial Lines Manager. TenFold Commercial Lines Manager will be a property and casualty insurance policy administration application that will provide rules-based solutions for product definition, rating, expert underwriting, line-and class-of-business-specific workflows, out-of-sequence endorsements, and automated policy renewals. We believe that TenFold Commercial Lines Manager will offer customers significantly faster processing of new and renewal business, better risk selection capabilities, and enhanced customer service. We expect to finish development of this application in the fourth quarter of 1999.

   TenFold Global Loan Manager. TenFold Global Loan Manager will be a global securities lending management application that will automate negotiation, initiation, collateral management, settlement, recall, returns, and overall management of securities lending. We believe that TenFold Global Loan Manager will help improve client service and lending profitability for our customers. We expect to finish development of this application in the third quarter of 1999.

   In many cases, the agreement with the original customer for a particular application requires us to pay that original customer royalties, or restricts in various ways our rights to resell the application to third parties. With respect to TenFold Global Loan Manager, Barclays Global Investors' permission is required for resales of this application during a five-year period.

Customers

   As of March 31, 1999, we have earned revenues from more than 30 customers. Some of our customers accounted for more than 10% of total annual revenues during the past three years. Three of these customers, Indus, Provident, and Unitrin, are stockholders of TenFold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" for additional information regarding our revenues from these customers. We also are offering to Westfield Companies and Utica National Insurance Group the opportunity to purchase 250,000 and 70,000 shares of common stock, respectively, in the offering at the initial offering price. The following customers each accounted for more than $500,000 in total revenue (license and service) to TenFold since January 1, 1997:

Insurance Services            Investment Management      Telecommunications



Crawford & Company            Barclays Global            Ameritech
Provident Companies           Investors
TIG Insurance                 Dresdner RCM Global
Trinity (subsidiary of        Investors
Unitrin)                      Franklin Templeton
United Casualty (subsidiary   Loomis, Sayles &
of Unitrin)                   Company
Utica National Insurance
Group
Westfield Companies

Energy                        Healthcare                 Other



Enron                         Mercy Health Services      NAI Block
                                                         Nielsen Media
                                                         Research

   For financial information about TenFold's industry segments, see Note 11 of Notes to Consolidated Financial Statements.

Sales and Marketing

   TenFold products and services require a substantial financial commitment by our customers. Sales cycles typically range from three to twelve months from the time we initially meet with a prospective customer until the customer hires TenFold to build an application. Decision-makers are primarily senior executives of large companies in our target industries. The TenFold Guarantee is an important selling point to executives experiencing significant problems with their large-scale applications.

   A significant amount of our business comes from additional projects from existing customers, referrals from existing customers, and from relationships within our target industries. To build demand for TenFold products, we identify, educate, and qualify high-potential sales prospects through a variety of marketing activities, including attendance at targeted conferences and trade shows, mailings to senior business and information technology executives, advertising, private briefings with individual companies, and seminars that demonstrate our unique capabilities. We have an active public relations program to create marketplace awareness and communicate our value proposition to key audiences such as press, analysts, and other industry influencers.

   We primarily sell TenFold products and services through our direct sales force, which includes seasoned applications sales staff. We incent the sales force based on successful achievement of revenue and other targets. In addition, we expect to broaden distribution of TenFold products through relationships with applications service providers, value-added resellers
(VARs), and software distributors in the U.S. and international markets.

   We organize TenFold into Vertical Business Groups to tailor our marketing and selling strategies for our target vertical industries. As each Vertical Business Group grows, gains multiple customers, and begins to develop resellable products, we add dedicated product marketing and sales staff with vertical domain expertise and sales experience.

Research and Development

   Our research and development organization consists of teams of development engineers and product managers. The research and development organization uses a "documentation-centric" development process that includes planning and documenting deliverables in advance, rigorously adhering to coding standards, and performing nightly acceptance tests of all technology. We continuously monitor quality, analyze the root-cause of defects, report daily and weekly status, and regularly communicate individual and team performance and adherence to schedule and functionality requirements.

   Our development infrastructure and processes produce documentation, quality assurance, platform certification, release management, and delivery capabilities (in addition to design and implementation functions) for our technology and products. Notably, we do not employ traditional quality assurance engineers or technical writers. Developers use TenFold AutoTest--our integrated testing technology--to perform nightly acceptance tests on all products, components, and technologies under development. We believe that these approaches yield significantly higher quality than employing large teams of software testers and technical documentation writers.

   Research and development expenses were $9.7 million for the year ended December 31, 1998. As of March 31, 1999, we had 89 dedicated research and development staff. We intend to continue to make substantial investments in research and development to maintain and enhance the TenFold Way, the Universal Application, TenFold ComponentWare, and TenFold FastStart.

Competition

   The principal competitive factors in our markets include quality of services and products, speed of development and implementation, price, project management capability, and technical and business expertise. We believe that we compete favorably with respect to these factors and that our focus on providing high-quality solutions to meet customer business needs and our guaranteed delivery of fixed-time, fixed-price applications distinguishes us from our competitors. We compete primarily with the following:

   Vertical Packaged Software Vendors. We face competition from packaged software vendors in our target industries such as Policy Management Systems Corporation (PMSC) in insurance, and McKesson HBOC in healthcare. Vertical packaged software vendors typically have domain expertise and an established user base within a particular industry and their applications provide industry-specific functionality.

   ERP Packaged Software Vendors. We occasionally face competition from ERP vendors who are beginning to offer industry-specific applications. Customers primarily license software packages to limit the risks associated with new software development and improve time to market. However, packaged ERP applications often require modification or force companies to alter their business processes. We believe that TenFold applications generally complement our customers' ERP solutions, rather than compete directly with them.

   Consulting and Software Integration Firms. We face competition from consulting and software integration firms, such as Andersen Consulting and EDS, who build applications for hire. These firms generally work on a time-and-materials basis and typically do not offer fixed-time, fixed-price services.

   Fixed-Time, Fixed-Price Service Firms. We compete with services firms that offer fixed-time, fixed-price applications development, such as Cambridge Technology Partners and Sapient. These companies use structured methodologies to shorten development time frames and often break large projects into multiple, smaller ones. While this approach delivers some benefits, it can lead to costly change orders for customers as their requirements change during application development. We believe that TenFold's unique technology and our money-back TenFold Guarantee give us an advantage over these competitors for delivering large, complex applications for a fixed price.

   Internal Development. We face competition from internal information technology (IT) organizations that aim to develop and implement applications. The skill level of IT professionals varies by customer, and the current IT labor shortage makes it difficult for companies to attract and retain skilled IT professionals. In addition, internal IT departments have limited resources and few have the ability to devote staff exclusively to applications development.

   For information concerning risks associated with competition, see "Risk Factors--We face significant competition from companies with greater resources than we have and may face additional competition in the future".

Intellectual Property Rights

   We rely primarily on a combination of copyright, trade secret and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We have applied for two separate patents in the United States and intend to continue to seek patents on our inventions where appropriate. We have seven trademark applications pending in the United States and counterparts in various foreign jurisdictions for distinct marks, including our distinctive TenFold logo.

   In addition, as part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, customers, consultants and corporate partners, and limit access to and distribution of our software, documentation, and other proprietary information.

   We retain ownership of the Universal Application, TenFold ComponentWare, and TenFold FastStart. We generally retain ownership of the applications we develop. In some cases we are obligated to pay royalties on future sales of specific applications, or are prohibited from licensing applications for specified periods of time or to specified third parties.

   For information concerning risks associated with intellectual property rights, see "Risk Factors--If we cannot protect or enforce our intellectual property rights, our competitive position may be impaired".

Employees

   We believe that our growth and success are attributable in large part to high-caliber employees and an experienced management team, many with years of industry experience in building, implementing, and selling mission-critical applications. We focus on maintaining a strong corporate culture tied to key values; namely, speed, integrity, customer satisfaction, commitment, employee growth, long-term strategy, and precision execution. Each employee attends an initial "Boot Camp" and ongoing training to learn the TenFold Way, our technology, and our company values. To encourage these company values, we recognize and reward employees who demonstrate them in their everyday work. We intend to continue teaching and promoting our values and believe this will provide us with a sustainable competitive advantage. We offer a work environment that lets employees make meaningful contributions, as well as incentive programs to continue to motivate and reward our employees.

   As of March 31, 1999, we had 349 employees, including 174 in applications development and support, 89 in research and development, 48 in sales and marketing, and 38 in finance, administrative, and information technology support functions. None of our employees is represented by a labor union. We believe that our employee relations are good.

Facilities

   Our principal executive offices are located near Salt Lake City, Utah where we lease approximately 25,000 square feet under a lease that expires in December 2001. We also lease office space (averaging approximately 10,000 square feet, and typically with 5-year lease terms) in Atlanta, Baltimore, Chicago, Dallas, Raleigh, and San Francisco which we use for applications development, research and development, sales, and vertical business management. We also maintain smaller offices (typically less than 1,000 square feet and with 1 year or less lease terms) in Austin, Boston, London, and New York which we use for sales activities. We believe that our current facilities are adequate to meet our needs and that additional space will be available as we need it.

                                   MANAGEMENT

Officers and Directors

   The following table sets forth information regarding the officers and directors of TenFold as of March 31, 1999:

            Name             Age                  Position(s)
 --------------------------- --- ---------------------------------------------
 Gary D. Kennedy............  45 President, Chief Executive Officer and
                                 Director
 Jeffrey L. Walker..........  56 Chairman, Executive Vice President and Chief
                                 Technology Officer
 William M. Conroy..........  39 Executive Vice President and Chief Operating
                                 Officer
 Max P. Brough..............  57 Senior Vice President and Chief Information
                                 Officer
 Kyle E. Fowles.............  38 Senior Vice President of Customer Services
 Robert P. Hughes...........  39 Senior Vice President and Chief Financial
                                 Officer
 Glen D. Mella..............  41 Senior Vice President of Marketing
 Sameer E. Shalaby..........  30 Senior Vice President of Architecture
                                 Development
 Adam Slovik................  32 Senior Vice President of Worldwide
                                 Applications Development
 Laurence F. Stevens........  45 Senior Vice President of Technical Products
 Richard W. VanderDrift.....  52 Senior Vice President of Applications
                                 Products
 Neil T. Brigham............  43 President of TenFold Utilities and Energy
                                 Group
 Scott E. Calder............  46 President of TenFold E-Commerce
 Bernard C. Mazon...........  49 President of TenFold Insurance Systems Group
 Michele W. McGovern........  37 President of TenFold Investment Management
                                 Group
 James S. Smith.............  57 President of TenFold Healthcare Group
 Charles R. Stucki..........  35 President of TenFold Banking and Credit Group
 H. Raymond Bingham(2)......  54 Director
 Robert W. Felton(1)........  59 Director
 Ralph W. Hardy, Jr.(1).....  58 Director
 Kay R. Whitmore(2).........  66 Director

--------
(1) Member of compensation committee
(2) Member of audit committee

   Gary D. Kennedy joined TenFold in September 1996 as its President and Chief Executive Officer. Prior to joining TenFold, from 1993 to 1996, Mr. Kennedy served a three-year mission in Brazil for The Church of Jesus Christ of Latter-day Saints. From 1990 to 1993, except during periods of personal illness, he served as President, Chief Executive Officer, and Chairman of PRC Incorporated, a systems integrator company and wholly owned subsidiary of Black & Decker, an appliance and tool company. Prior to joining PRC Incorporated, Mr. Kennedy served in various sales and management positions at Oracle Corporation, a database software company, from 1982 until 1990, including President of Oracle USA during 1990. Prior to joining Oracle, Mr. Kennedy served as Marketing Manager for Intel Corporation, a semiconductor company. Mr. Kennedy holds a BA in finance from the University of Utah and an MBA from Northwestern University, Kellogg Graduate School of Management.

   Jeffrey L. Walker founded TenFold in February 1993 and has served as its Chairman, Executive Vice President, and Chief Technology Officer since October 1996. From TenFold's inception to October 1996, Mr. Walker served as TenFold's Chairman, President, Chief Executive Officer, and Chief Technology Officer. Prior to founding TenFold, from 1991 to 1993, Mr. Walker was an independent consultant. From 1985 to 1991, Mr. Walker held several management positions at Oracle Corporation, including Executive Vice President from 1987 to 1991, General Manager Applications Division from 1985 to 1991, Chief Financial Officer from 1987 to 1991, and Senior Vice President of Marketing during 1986. Prior to joining Oracle, Mr. Walker founded and served as Chief Executive Officer of Walker Interactive Products, an application software company, from 1980 to 1985. Mr. Walker holds a BA in mathematics from Brown University.

   William M. Conroy joined TenFold in November 1997 and has served as its Executive Vice President and Chief Operating Officer since October 1998. From November 1997 to October 1998, Mr. Conroy served as TenFold's Senior Vice President of Sales. Prior to joining TenFold, from 1986 to 1997, Mr. Conroy held several sales and management positions at Oracle Corporation, a database software company, including Group Vice President in the U.S. Sales Division in 1996 and 1997, and Area Vice President of Sales from 1990 to 1996. Prior to joining Oracle, Mr. Conroy worked at IBM in various account management positions. Mr. Conroy holds a BA in marketing from Bowling Green State University.

   Max P. Brough joined TenFold in April 1998 as its Senior Vice President and Chief Information Officer. Prior to joining TenFold, from 1996 to 1998 and from 1980 to 1985, Mr. Brough served as Director of Information Technology for the University of Utah. From 1993 to 1996, Mr. Brough served a three-year mission in Baton Rouge, Louisiana for The Church of Jesus Christ of Latter-day Saints. From 1985 to 1993, Mr. Brough served as Vice President of Information Systems at First Health, Inc., a health benefits company. Mr. Brough holds a BS in education from the University of Utah.

   Kyle E. Fowles joined TenFold in December 1997 as its Vice President of Operations--Applications Development and has served as TenFold's Senior Vice President of Customer Services since February 1999. Prior to joining TenFold, from 1995 to 1997, Mr. Fowles served as Director of Consulting and Development for Telos Bioinformatics, Inc., a healthcare and pharmaceuticals software applications company. From 1994 to 1995, Mr. Fowles served as Director of Information Systems for GE Capital Realty Group, Inc., a realty advisory company. From 1991 to 1994, Mr. Fowles served as Senior Strategic Account Consultant for The Softa Group, Inc., a property and asset management products company. From 1987 to 1991, Mr. Fowles served as Vice President of Finance for Glenwood Financial Group, Inc., a real estate syndications and asset management company. Mr. Fowles holds a BA and MA in accountancy and an MaCC in Information Systems from Brigham Young University.

   Robert P. Hughes joined TenFold in February 1995 as its Chief Financial Officer and has served as a Senior Vice President of TenFold since October 1998. Prior to joining TenFold, Mr. Hughes served in various finance and administrative capacities at Oracle Corporation, a database software company, from 1989 to 1995, including Senior Director of USA Revenue Administration and Accounting from 1993 to 1995, Director of Revenue Accounting, Credit and Collections from 1992 to 1993, and Director of Internal Audit from 1989 to 1992. Prior to joining Oracle, from 1982 to 1989, Mr. Hughes served in various audit positions for KPMG LLP, a public accounting firm, including Audit Manager. Mr. Hughes holds a BA in business administration from the Haas School of Business, University of California, Berkeley, and is a Certified Public Accountant.

   Glen D. Mella joined TenFold in January 1997 as its Vice President of Marketing and has served as TenFold's Senior Vice President of Marketing since October 1998. Prior to joining TenFold, from 1996 to 1997, Mr. Mella served as Vice President of Marketing for CyberPath Inc., a provider of electronic data interface solutions for the Internet. From 1994 to 1996, Mr. Mella served as Vice President of Marketing for Novell, Inc., a network software company. From 1993 to 1994, Mr. Mella served as Vice President of Marketing Communications for WordPerfect Corporation, a business and office software products company. From 1991 to 1993, Mr. Mella served as Marketing Director for Dial Corporation, a personal and household products company. From 1987 to 1991, Mr. Mella served as a Product Manager for the Frito-Lay division of PepsiCo., a beverage and foods company. Mr. Mella holds a BA in business management from Brigham Young University and an MBA from Northwestern University, Kellogg Graduate School of Management.

   Sameer E. Shalaby joined TenFold in August 1993 and has served as its Senior Vice President of Architecture Development since October 1998. From August 1993 to October 1998, Mr. Shalaby served in various development and technical capacities at TenFold, including its Vice President of

Technical Architecture. Prior to joining TenFold, from 1991 to 1993, Mr. Shalaby served in various development and technical capacities in the Network Products Division at Oracle Corporation, a database software company. From 1988 to 1989, Mr. Shalaby served as a Software Engineer at Security Survival Distributed Systems, a network infrastructure and applications company. During 1988, Mr. Shalaby served as a member of NASA's Advanced Technology Unit's Technical Staff at PRC Incorporated, a systems integrator company and wholly owned subsidiary of Black & Decker, an appliance and tool company. Mr. Shalaby holds a BS in electrical engineering and computer science from The George Washington University and an MS in electrical engineering and computer science from the Massachusetts Institute of Technology.

   Adam Slovik joined Jeffrey L. Walker to found TenFold in February 1993 and has served as its Senior Vice President of Worldwide Applications Development since October 1998. From February 1993 to October 1998, Mr. Slovik served in various development and technical capacities at TenFold, including its Vice President of Applications Architecture. Prior to joining TenFold, Mr. Slovik served in various development and technical capacities in the Applications Division of Oracle Corporation, a database software company, from 1988 to 1992, including Product Manager from 1991 to 1992, Architect from 1990 to 1991, Senior Development Manager from 1989 to 1990, and Senior Developer from 1988 to 1989. Mr. Slovik holds a BS in electrical engineering from the California Institute of Technology.

   Laurence F. Stevens joined TenFold in October 1998 as its Senior Vice President of Technical Products. Prior to joining TenFold, Mr. Stevens held several management positions at Oracle Corporation, a database software company, including Vice President of Product Strategy for the On-Line Analytical Processing Products Division from 1994 to 1998, Vice President of Multimedia and Document Products from 1993 to 1994, Vice President of Office Products from 1989 to 1992, Product Marketing Director from 1987 to 1989, New Products Director from 1986 to 1987, and Senior Product Manager from 1985 to 1986. Mr. Stevens holds a BA in economics from the University of Kansas.

   Richard W. VanderDrift joined TenFold in November 1996 and has served as its Senior Vice President of Applications Products since October 1998. From November 1997 to October 1998, Mr. VanderDrift served as TenFold's Vice President of ComponentWare. From November 1996 to November 1997, Mr. VanderDrift served as TenFold's Vice President of Applications. Prior to joining TenFold, from 1992 to 1996, Mr. VanderDrift served as President of Squire Systems, a software company he founded. From 1987 to 1992 Mr. VanderDrift held various management positions at Oracle Corporation, a database software company, including Vice President of Applications Architecture and Design from 1988 to 1991, and Vice President of Financial Applications Research and Development from 1991 to 1992. Mr. VanderDrift holds a BA in business from the University of Texas, Austin and an MBA from the Haas School of Business, University of California, Berkeley.

   Neil T. Brigham joined TenFold in July 1997 and has served as its President of TenFold Utilities and Energy Group since July 1998. From July 1997 to July 1998, Mr. Brigham served as Vice President of TenFold's Eastern U.S. Applications Development. Prior to joining TenFold, from 1995 to 1997, Mr. Brigham served as Vice President and Chief Information Officer at Northeast Utilities System, an electric utilities company. From 1981 to 1995, Mr. Brigham served in several management positions at Andersen Consulting, a business consulting company, including equity partner from 1992 to 1995, associate partner from 1990 to 1992, and manager from 1985 to 1990. Mr. Brigham holds a BS in management and in architecture from Syracuse University.

   Scott E. Calder joined TenFold in March 1999 as the President of TenFold E-Commerce. Prior to joining TenFold, from 1985 to 1999, Mr. Calder held several management positions at Mainstream Data, Inc., an information services company which he co-founded, and its successor company, WavePhone Networks, including Chief Executive Officer from 1992 to 1998, President from 1990 to

1992, and Executive Vice president and Chief Operating Officer from 1985 to 1990. Mr. Calder also served as a director of Mainstream from 1988 to 1998. From 1982 to 1985, Mr. Calder served as Vice President of Marketing at Bonneville Telecommunications Company, a satellite video and data communications services company. Prior to joining Bonneville, from 1979 to 1982, Mr. Calder served as a consultant at Bain and Company, a management consulting firm. Mr. Calder holds BA degrees in english and economics from the University of Utah and an MBA from the Harvard University Graduate School of Business.

   Bernard C. Mazon joined TenFold in July 1998 and has served as the President of TenFold Insurance Systems Group since October 1998. From July 1998 to October 1998, Mr. Mazon served as TenFold's Vice President of Sales for the Insurance Group. Prior to joining TenFold, from 1994 to 1998, Mr. Mazon served as Executive Vice President in the Financial Services Group at Computer Sciences Corporation, an information technology and services company. Mr. Mazon served as Executive Vice President Group Manager (Information Services) at Policy Management Systems Corporation, a provider of enterprise applications and services (PMSC), from 1987 to 1994. Mr. Mazon holds a BA in business from Duquesne University.

   In February 1997, in connection with Mr. Mazon's role as Executive Vice President Group Manager (Information Services) at PMSC, Mr. Mazon, and four other executive officers of PMSC, entered into a stipulation and consent to final judgment of permanent injunction with the Securities and Exchange Commission. Mr. Mazon consented to the entry of a final judgment permanently restraining and enjoining him from violating the internal control provisions of the Securities Exchange Act of 1934 and ordering him to pay civil penalties in the amount of $20,000. The SEC alleged in its complaint that, from January 1991 through March 1993, PMSC and various of its employees engaged in a number of improper accounting practices which materially misstated PMSC's results of operations. Mr. Mazon neither admits nor denies the allegations contained in the SEC's complaint.

   Michele W. McGovern joined TenFold in July 1997 and has served as President of the TenFold Investment Management Group since July 1998. From July 1997 to July 1998, Ms. McGovern served as Vice President of TenFold's Investment Management Group. Prior to joining TenFold, from 1988 to 1997, Ms. McGovern founded and served as President of McGovern Group, a technology project management consulting firm serving the investment management industry. From 1987 to 1988, Ms. McGovern served as Assistant Controller in the International Banking Group at Wells Fargo Bank. From 1984 to 1987, Ms. McGovern served as an audit manager in the investment management practice at Pricewaterhouse Coopers LLP. Ms. McGovern is a Certified Public Accountant and holds a BS in finance and accounting from Northeastern University.

   James S. Smith joined TenFold in February 1998 and has served as President of the TenFold Healthcare Group since July 1998. From February 1998 to July 1998, Mr. Smith served as Vice President of TenFold's Healthcare Group. Prior to joining TenFold, from 1995 to 1998, Mr. Smith served as President and Chief Executive Officer at Telos Bioinformatics Inc., a healthcare and pharmaceuticals software applications company. From 1990 to 1994, Mr. Smith served as Director and General Manager of Financial Industry Software at Texas Instruments Inc., a semiconductor company. From 1974 to 1990, Mr. Smith held several management positions at Control Data Corporation, a systems integration services and solutions company, including Vice President and General Manager of its Business Information Services Division from 1988 to 1990, Vice President of North American Sales from 1986 to 1988, Area Sales Manager from 1984 to 1986, Director of Marketing from 1981 to 1984, District Manager from 1978 to 1981, General Manager for a Japanese subsidiary from 1976 to 1978, and Marketing Programs Manager from 1974 to 1976. Mr. Smith holds a BA in political science from Stanford University and an MBA from the University of Southern California.

   Charles R. Stucki joined TenFold in June 1997 and has served as the President of the TenFold Banking and Credit Group since October 1998. From June 1997 to October 1998, Mr. Stucki served as TenFold's Vice President of WorldWide Applications Development. Prior to joining TenFold, Mr. Stucki served as a principal at McKinsey & Company Inc., a business consulting company, from 1996 to 1997, and as an associate from 1990 to 1996. Mr. Stucki served as a staff auditor at Arthur Andersen & Company, a public accounting firm, from 1986 to 1988. Mr. Stucki holds a BS in accounting from Brigham Young University and an MBA from the Harvard University Graduate School of Business.

   H. Raymond Bingham has served as a member of TenFold's board of directors since March 1999. Mr. Bingham has served as Executive Vice President and Chief Financial Officer of Cadence Design Systems, an electronic design automation software company, since 1993 and has served as a director of Cadence since 1997. Prior to joining Cadence, from 1985 to 1993, Mr. Bingham served as Executive Vice President and Chief Financial Officer of Red Lion Hotels and Inns, an owner and operator of a chain of hotels. Mr. Bingham currently serves as a director of Sunstone Hotel Investors, Inc., a real estate investment trust, Integrated Measurement Systems, Inc., a hardware and software company, Legato Systems, Inc., a network storage management software company, and Onyx Software Corporation, an enterprise relationship management software company. Mr. Bingham holds a BA in economics from Weber State University and an MBA from the Harvard University Graduate School of Business.

   Robert W. Felton has served as a member of TenFold's board of directors since March 1997. Mr. Felton has served as a member of the board of directors of Indus International, Inc., a software applications company, since its inception in 1988. Indus is a stockholder of TenFold. From 1988 to January 1999, Mr. Felton served as Indus's Chairman, President, and Chief Executive Officer. Mr. Felton holds a BS in mechanical engineering from Cornell University and an MS in nuclear engineering from the University of Washington.

   Ralph W. Hardy, Jr., has served as a member of TenFold's board of directors since February 1998. Mr. Hardy is a principal of First Media TF Holdings, LLC, a stockholder of TenFold, and is the principal operating officer, director and a stockholder of First Media Corporation, a company which, directly or through its subsidiaries, holds investments in broadcasting, telecommunications, and software companies, as well as in the five publicly-traded Marriott companies, and which is the ultimate parent of First Media TF Holdings, LLC. First Media Corporation is substantially owned by the Richard E. Marriott family of Washington, D.C. Mr. Hardy has served as a member of the law firm of Dow, Lohnes & Albertson PLLC since 1974. Mr. Hardy holds a BS in political science from the University of Utah and a JD from the University of California at Berkeley School of Law (Boalt Hall).

   Kay R. Whitmore has served as a member of TenFold's board of directors since February 1998. Mr. Whitmore served in various senior management capacities at Eastman Kodak, a consumer and commercial imaging products company, including Chairman, President and Chief Executive Officer from 1990 to 1993, and President from 1983 to 1993. Mr. Whitmore is presently retired. Mr. Whitmore holds a BS in chemistry from the University of Utah and an MS in management science from the Sloan School of Management, Massachusetts Institute of Technology.

Officers and Executive Officers

   TenFold's officers and executive officers are appointed by, and serve at the discretion of, the board of directors. Each officer and executive officer is a full-time employee of TenFold. The board has determined that Messrs. Kennedy, Walker, Conroy, Mazon, Mella, Hughes, and Slovik are the executive officers of TenFold.

Board Composition

   TenFold currently has authorized six directors. There are no family relationships among any of the directors, executive officers, or key employees of TenFold.

   TenFold's board of directors will be divided into two classes effective upon the closing of this offering. The Class I directors, Messrs. Felton, Hardy and Kennedy, will serve an initial term until the 2000 annual meeting of stockholders, and the Class II directors, Messrs. Bingham, Walker, and Whitmore, will serve an initial term until the 2001 annual meeting of stockholders. Each member of the Class will be elected for two-year terms following his or her respective initial term.

Director Compensation

   Except for reimbursement for reasonable travel expenses relating to attendance at board and committee meetings, employee directors are not compensated for their services as directors. Nonemployee directors receive compensation for their services as directors at a rate of $2,000 for each board meeting they attend, and $2,000 per board committee meeting they attend, if not on the same day as a board meeting. Employee directors are eligible to participate in TenFold's 1993 flexible stock incentive plan and, after this offering, will also be eligible to participate in TenFold's 1999 stock plan and 1999 employee stock purchase plan. After this offering, nonemployee directors of TenFold will be eligible to participate in TenFold's 1999 stock plan. In connection with his appointment to the board of directors in February 1998, Kay Whitmore, a nonemployee director of TenFold, purchased 10,000 shares of common stock from TenFold at a price of $2.50 per share. In October 1997, TenFold granted Mr. Whitmore an option for 25,000 shares of common stock at a per share exercise price of $0.89. In March 1999, TenFold granted Mr. Bingham an option to purchase 40,000 shares of common stock and granted Mr. Whitmore an option to purchase 15,000 shares of common stock, each at a per share exercise price of $12.60. See "Stock Plans" for descriptions of the material terms of the 1993 stock plan, 1999 stock plan, and 1999 purchase plan.

Board Committees

   The board of directors has established three committees, an audit committee, a compensation committee and a committee to grant options to employees under the 1993 Stock Incentive Plan of an option exercisable for up to 10,000 shares of common stock per employee. The board's audit committee currently consists of Messrs. Whitmore and Bingham. The audit committee reviews TenFold's annual audit and meets with TenFold's independent auditors to review TenFold's internal accounting procedures and financial management practices. The compensation committee currently consists of Messrs. Felton and Hardy. The compensation committee to the board recommends compensation and benefits for TenFold's executive officers, reviews general policy relating to compensation and benefits of employees of TenFold, and administers TenFold's stock plans. The board also has created a committee, consisting solely of Mr. Kennedy, authorized to grant options under the 1993 Flexible Stock Incentive Plan and the 1999 Stock Plan of up to 10,000 shares of common stock per employee. TenFold does not have a nominating committee or a committee that performs the functions of a nominating committee.

Compensation Committee Interlocks and Insider Participation

   The compensation committee currently consists of Messrs. Felton and Whitmore. None of the members of the compensation committee of the board is currently or has been, at any time since the formation of TenFold, an officer or employee of TenFold. No interlocking relationship exists between any of TenFold's executive officers, directors or members of TenFold's compensation committee and any executive officers or members of any other company's board of directors or compensation committee.

Limitation of Liability and Indemnification Matters

   TenFold's certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

   TenFold's bylaws provide that TenFold shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. TenFold believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties.

   TenFold has entered into indemnification agreements with its directors and Robert P. Hughes, Senior Vice President and Chief Financial Officer. These agreements, among other things, indemnify directors and the executive officer for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of TenFold, arising out of such person's services as a director or officer of TenFold, any subsidiary of TenFold or any other company or enterprise to which the person provides services at the request of TenFold. TenFold believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of TenFold where indemnification will be required or permitted. TenFold is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Executive Compensation

   Summary Compensation Table. The following table provides summary information concerning the compensation received for services rendered to TenFold in all capacities during the fiscal year ended December 31, 1998 by the Chief Executive Officer and each of the next four most highly compensated executive officers, each of whose total compensation during TenFold's last fiscal year exceeded $100,000. The executive officers listed below are sometimes referred to as "named officers."

                                                                     Long-Term
                                          Annual Compensation       Compensation
                                     ------------------------------ ------------
                                                                     Number of
                                                                     Securities
                                                      Other Annual   Underlying
Name and Principal Position           Salary  Bonus   Compensation    Options
---------------------------          -------- ------- ------------- ------------
Gary D. Kennedy....................  $188,500     --     $1,900           --
 President and Chief Executive
 Officer
William M. Conroy..................   206,000 $75,000       --            --
 Executive Vice President and
 Chief Operating Officer
Bernard C. Mazon...................    70,958 100,000       --        150,000
 President of TenFold Insurance
 Systems Group
Glen D. Mella......................   140,400  11,938     1,680           --
 Senior Vice President of Marketing
Robert P. Hughes...................   139,700  11,938       943           --
 Senior Vice President and
 Chief Financial Officer

   During 1998, Mr. Mazon was granted options to acquire 150,000 shares of common stock, subject to a five-year vesting schedule. Pursuant to a letter agreement between TenFold and Mr. Mazon, TenFold has agreed that it will grant Mr. Mazon an option to acquire three percent of the outstanding shares of capital stock of a TenFold subsidiary to be formed during 1999 from which TenFold intends to operate its insurance business, at a per share exercise price equal to the fair market value, at the time of grant of such subsidiary's common stock, as determined by TenFold's board. Such option shall vest over five years and have a vesting commencement date of July 20, 1998.

   Option Grants in Last Fiscal Year. The following table provides summary information regarding stock options granted to the named officers during the fiscal year ended December 31, 1998. TenFold did not grant any stock options to Messrs. Kennedy, Conroy, Mella and Hughes during the fiscal year ended December 31, 1998.

                                        Individual Grants
                         -----------------------------------------------
                                                                         Potential Realizable
                                                                           Value at Assumed
                         Number of   Percent of                          Annual Rates of Stock
                         Securities Total Options                         Price Appreciation
                         Underlying  Granted to   Exercise or               for Option Term
                          Options   Employees in  Base Price  Expiration ---------------------
Name                      Granted    Fiscal Year  ($/Share))     Date       5%         10%
----                     ---------- ------------- ----------- ---------- ---------------------
Bernard C. Mazon........  150,000       3.69%        $4.49     7/20/08   $ 423,000 $ 1,073,000

   Mr. Mazon received the individual grant described above under TenFold's 1993 Flexible Stock Incentive Plan. Mr. Mazon's stock option vests at the rate of 20% of the shares issuable upon exercise of such option on the first anniversary of the vesting commencement date and on each annual anniversary thereafter until fully vested. See "Stock Plans--1993 Flexible Stock Incentive Plan" for additional information regarding the terms and conditions of TenFold stock options. Mr. Mazon's option grant as a percent of total options granted to employees in fiscal year 1998 is based on a total of 4,065,000 options granted to employees, consultants, and directors during the fiscal year ended December 31, 1998. The exercise price per share of Mr. Mazon's stock option is equal to the fair value of the common stock on the date of grant as determined by the TenFold board of directors based upon such factors as the purchase prices paid by investors for shares of TenFold's preferred stock, independent appraisals, the absence of a trading market for TenFold's securities, and TenFold's financial outlook and results of operations. See Note 8 of Notes to Consolidated Financial Statements for additional information regarding TenFold's capital stock. The 5% and 10% assumed annual rates of compounded stock price appreciation for Mr. Mazon's stock option set forth above are mandated by the rules of the Securities Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from Mr. Mazon's stock option grant. The potential realizable value set forth above is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

   Fiscal Year-End Option Values. The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the named officers as of December 31, 1998. Mr. Kennedy had no outstanding stock options as of December 31, 1998.

                                     Number of
                               Securities Underlying     Value of Unexercised
                              Unexercised Options at     In-the-Money Options
                                 December 31, 1998       at December 31, 1998
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
William M. Conroy...........   72,000       216,000
Bernard C. Mazon............      --        150,000        --
Glen D. Mella...............      --         80,000        --
Robert P. Hughes............      --         80,000        --

   There was no public trading market for TenFold's common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options as of such date was calculated on the basis of an assumed initial public offering price of $ per share.

Employment Agreements

   None of the named officers, other than Mr. Kennedy, has an employment agreement with TenFold.

   In September 1996, TenFold and Mr. Kennedy entered into an employment agreement providing for Mr. Kennedy's employment as President and Chief Executive Officer of TenFold for a period of eight years, subject to the right of either party to terminate the agreement with or without cause upon 30 days' prior written notice. The agreement provides for an annual base salary of $168,000, subject to increase in the discretion of the TenFold board of directors, and provides that Mr. Kennedy shall be entitled to up to six months' severance pay in the event that he is terminated without cause. The agreement includes a non-competition agreement which provides that, for a period of six months after Mr. Kennedy's termination of employment, he will not compete with TenFold or solicit its customers or employees.

Stock Plans

   1999 Stock Plan. TenFold's 1999 Stock Plan was adopted by the board of directors in March 1999 and was approved by the stockholders in March 1999. A total of 6,500,000 shares of common stock has been reserved for issuance under the 1999 stock plan, plus an automatic annual increase on the first day of TenFold's fiscal years beginning in 2000, 2001, 2002, 2003, and 2004. This automatic annual increase will be equal to the lesser of 1,000,000 shares or 3% of TenFold's outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. The 1999 stock plan becomes effective upon the effective date of this prospectus. As of the effective date of this prospectus, no shares of common stock or options to purchase common stock have been issued under the plan. Unless terminated earlier, the 1999 stock plan will terminate in March 2009.

   The purposes of the 1999 stock plan are to attract and retain the best available personnel, to provide additional incentives to TenFold's employees and consultants, and to promote the success of TenFold's business. The 1999 stock plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees and consultants, including nonemployee directors, of nonstatutory stock options and stock purchase rights. If an optionee would have the right in any calendar year to exercise, for the first time, one or more incentive stock options for shares having a total fair market value under all plans of TenFold in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. In calculating the $100,000 threshold, the fair market value of the underlying shares is determined as of the grant date of each option. TenFold has historically granted only nonstatutory stock options rather than incentive stock options.

   The 1999 stock plan may be administered by the board of directors or a committee of the Board. The 1999 stock plan's current plan administrator is the compensation committee. The plan administrator determines the terms of options and stock purchase rights granted under the 1999 stock plan, including the number of shares subject to an option or purchase right, the exercise or purchase price, and the term and exercisability of options. No individual employee may receive option grants or stock purchase rights under the 1999 stock plan which would allow the employee to purchase more than 1,000,000 shares of common stock during any single fiscal year. The exercise price of all incentive stock options granted under the 1999 stock plan must at least equal the fair market value of the common stock of TenFold on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the voting power of the outstanding capital stock of TenFold must equal at least 110% of the fair market value of the common stock on the date of grant. The exercise price of any nonstatutory stock option and the purchase price of any stock purchase right granted to TenFold's named officers will generally equal at least 100% of the fair market value of the common stock on the date of grant.

Payment of the option exercise or stock purchase price may be made in cash or other consideration as determined by the plan administrator.

   The plan administrator determines the term of all options, which may not exceed 10 years, or 5 years in the case of an incentive stock option granted to a 10% stockholder. No option may be transferred by the optionee other than by will or the laws of descent or distribution, except that the plan administrator has limited discretion to grant nonstatutory stock options that may be transferred to affiliates and other entities or persons without consideration. Generally, each option may be exercised during the lifetime of the optionee only by such optionee. The plan administrator determines when options vest and become exercisable. TenFold currently expects that options granted under the 1999 stock plan generally will vest at the rate of 20% of the total number of shares subject to the options each year for five years following the date of grant.

   Stock issued upon exercise of stock purchase rights granted under the 1999 stock plan will generally be subject to a repurchase right exercisable by TenFold upon termination of the holder's employment or consulting relationship with TenFold for any reason, including death or disability.

   In the event of the sale of all or substantially all of the assets of TenFold, or the merger or consolidation of TenFold with or into another corporation, outstanding options under the 1999 stock plan shall be assumed or equivalent options substituted by the successor corporation, unless the successor corporation does not agree to such assumption or substitution. In the event the successor corporation does not so agree, the vesting of outstanding options will accelerate so that the options will be fully exercisable and will terminate if not exercised, and any repurchase rights in favor of TenFold applicable to stock issued under the 1999 stock plan will lapse in their entirety, in each case prior to consummation of the transaction. The board of directors has the authority to amend or terminate the 1999 stock plan as long as such action does not materially and adversely affect any outstanding option and so long as stockholder approval for any amendments to the 1999 stock plan shall be obtained if required by applicable law.

   1993 Flexible Stock Incentive Plan. TenFold's 1993 Flexible Stock Incentive Plan was adopted by the board of directors and approved by TenFold's stockholders in February 1993. 10,000,000 shares of common stock are reserved for issuance under the 1993 stock plan. The 1993 stock plan is administered by the board of directors and, with respect to option grants to purchase up to 10,000 shares to any one employee, by a committee of the board. The 1993 stock plan provides for the issuance of incentive stock options to employees, including officers and employee directors, and of nonstatutory stock options, stock purchase rights, stock bonus awards, and stock appreciation rights to employees, including officers and directors, consultants and non-employee directors.

   As of March 31, 1999, options to purchase 2,084,500 shares of common stock with a weighted average exercise price of $0.35 had been exercised, options to purchase a total of 7,125,000 shares at a weighted average exercise price of $3.14 per share were outstanding, and 790,500 shares remained available for future grant. Unless terminated earlier, the 1993 stock plan will terminate in February 2003. To date, TenFold has not issued any stock bonus or stock appreciation rights under the 1993 stock plan.

   The terms of options and stock purchase rights issued under the 1993 stock plan are generally the same as those that may be issued under the 1999 stock plan, except with respect to the following features. The 1993 stock plan does not impose an annual limitation on the number of shares of stock subject to options and stock purchase rights which may be issued to any individual employee during a fiscal year. The 1993 stock plan does not allow for the granting of nonstatutory stock options with any transferability rights. In addition, stockholder approval must be sought with respect to any amendments to the 1993 stock plan involving an increase in the maximum number of shares that may be issued upon exercise of incentive stock options granted, or to change the class of persons eligible to receive incentive stock options under the plan.

   Generally, upon a sale of all or substantially all of TenFold's assets in a liquidation or dissolution, or a merger or consolidation of TenFold with or into another corporation, all outstanding awards under the 1993 stock plan shall vest and become exercisable in their entirety and, with respect to any shares of stock subject to a right of repurchase in favor of TenFold, such right shall lapse in its entirety. However, if the successor corporation assumes such awards, no change will occur with respect to vesting or repurchase rights applicable to awards under the plan.

   1999 Employee Stock Purchase Plan. TenFold's 1999 Employee Stock Purchase Plan was adopted by the board of directors in March 1999 and was approved by the stockholders in March 1999. A total of 1,000,000 shares of common stock has been reserved for issuance under the purchase plan. In addition, the number of shares reserved for issuance under the purchase plan automatically increases on the first day of each of TenFold's fiscal years beginning in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 300,000 shares, 0.75% of TenFold's outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors shall determine. The purchase plan becomes effective upon the date of this prospectus and, unless terminated earlier by the board of directors, shall terminate twenty years from such date.

  The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented in two six-month offering periods each year, with new offering periods (other than the first offering period) commencing on February 1 and August 1 of each year. The initial offering period will commence on the date of this offering and end on January 31, 2000. At the end of each six-month offering period an automatic purchase will be made for participants. The purchase plan will be administered by the board of directors or by a committee appointed by the board of directors. Employees (including officers and employee directors) of TenFold, or of any majority-owned subsidiary designated by the board, are eligible to participate in the purchase plan if they are employed by TenFold or any such subsidiary for at least 20 hours per week and more than five months per year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, up to 10% of an employee's compensation, at a price equal to 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of such period. The board of directors shall have the discretion to increase, prior to the beginning of an offering period, the percentage of participants' compensation that may be withheld through the purchase plan, provided that such percentage may not exceed 20%. Employees may end their participation in the purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

   No employee may purchase more than 3,000 shares of common stock under the purchase plan in any single offering period. No employee may purchase shares in an offering period if the purchase would cause such employee to own stock and/or hold outstanding stock options equal to or in excess of 5% of the total voting power of all classes of TenFold stock. In addition, no employee shall be granted an option under the purchase plan if the option would permit an employee to purchase stock under all employee stock purchase plans of TenFold at a rate that exceeds $25,000 of fair market value of the stock for each calendar year in which the option is outstanding.

  The purchase plan provides that in the event of a merger or consolidation of TenFold with or into another corporation or a sale of all or substantially all of TenFold's assets, each right to purchase stock under the purchase plan will be assumed or an equivalent right substituted by the successor corporation, unless the successor corporation does not agree to assume or substitute outstanding rights, in which case the offering period then in progress shall be shortened so that employees' rights to purchase stock under the purchase plan are exercised prior to the transaction. The board of directors has the power to amend or terminate the purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder, provided however that the board of directors may amend or terminate the Plan or an offering period even if it would adversely affect outstanding options in order to avoid TenFold's incurring adverse accounting charges.

401(k) Retirement Plan

  Effective January 1996, TenFold established a 401(k) defined contribution retirement plan covering all eligible employees who are employed by TenFold on applicable plan entry dates, which are the first day of each calendar quarter. All employees except those who are non-resident alien employees with no U.S.- source income, or who have not reached at least 21 years of age are eligible to participate as of the first plan entry date following their date of hire. The 401(k) Plan provides for voluntary compensation deferrals between 1% and 15% of annual eligible compensation, subject to a maximum limit allowed under the Internal Revenue Code, which is $10,000 for 1999. Each pay period, TenFold makes a matching contribution to each participant's account equal to 20% of the first 6% of that participant's compensation deferrals for that pay period, up to a maximum of $2,000 per participant per year. TenFold's matching contributions vest according to a graduated vesting schedule over three years, except in the case of death, disability, or reaching age 65 while employed, in which instances such contributions are fully vested. In addition, TenFold may make additional discretionary contributions to the accounts of plan participants at the end of each plan year, which are subject to the same vesting rules as matching contributions. Participant compensation deferrals and rollover contributions accepted by the 401(k) Plan are at all times fully vested. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of a number of investment options allowable under the standardized prototype plan. Participants are eligible for a distribution from the 401(k) Plan upon reaching age 65 (normal retirement), death, disability, or separation from service with TenFold, in the form of a lump sum payment or installments.

                              CERTAIN TRANSACTIONS

   On October 31, 1996, TenFold sold 4,530,104 shares of common stock to Gary
D. Kennedy, President, Chief Executive Officer and director, for a total purchase price of $1,000,000 under a restricted stock purchase agreement entered into in connection with an employment agreement between TenFold and Mr. Kennedy dated September 1, 1996. Of the total shares sold, 3,397,578 are subject to a repurchase right in favor of TenFold that lapses ratably over a seven and one-half year period beginning August 31, 1996. As of March 31,1999, 2,491,558 shares are subject to the repurchase right. If TenFold achieves a $200 million market capitalization, this accelerates the lapsing of the repurchase right on 453,010 shares by one year. If TenFold achieves a $500 million market capitalization, this accelerates the lapsing of the repurchasing right on 679,517 shares by one and one-half years. TenFold anticipates that it will achieve a market capitalization of greater than $500 million upon the closing of this offering. However, all of Mr. Kennedy's shares shall be released from the repurchase right in the event of a change of control of TenFold, including an acquisition of TenFold by merger or the sale of all or substantially all of the assets of TenFold. For a description of Mr. Kennedy's employment agreement, see "Management--Employment Agreements".

   On March 4, 1997, TenFold sold The Indus Group, Inc. (the predecessor to Indus International, Inc.) 1,460,399 shares of Series A preferred stock and entered into a software license agreement with The Indus Group. On the same date, Jeffrey L. Walker, TenFold's Chairman, Executive Vice President and Chief Technology Officer, and the Walker Children's Trust each sold The Indus Group 730,200 shares of common stock. In connection with these transactions, TenFold granted The Indus Group an option to purchase one share of Series A preferred stock in exchange for each share of common stock that The Indus Group purchased from either Mr. Walker or the Walker Children's Trust. The Indus Group paid a total of $2,497,284 for the shares of common stock it purchased from Mr. Walker and the Walker Children's Trust, and paid TenFold a total of $5,500,000 for the shares of Series A preferred stock it purchased from TenFold, the option to exchange the shares of common stock for shares of Series A preferred stock, and for software license rights it acquired. On November 17, 1997, The Indus Group exercised its option and exchanged the common stock it had purchased from Mr. Walker and the Walker Children's Trust for shares of Series A preferred stock. Each share of Series A preferred stock is convertible into one share of common stock and will automatically convert into common stock upon the closing of this offering.

   On October 30, 1997, TenFold granted William M. Conroy, Executive Vice President and Chief Operating Officer, an option to purchase 360,000 shares of common stock. Twenty percent of the total number of shares issued or issuable upon the exercise of Mr. Conroy's option vested on each of November 10, 1997 and 1998. Twenty percent of the total number of shares issued or issuable upon the exercise of Mr. Conroy's option shall vest on each of November 10, 1999, 2000, and 2001. If Mr. Conroy is involuntarily terminated by TenFold, other than for cause, then 50% of the then-unvested shares subject to the option shall become immediately exercisable. On February 5, 1998, Mr. Conroy exercised 72,000 of these options at an exercise price of $0.89 per share. On April 14, 1999, TenFold granted Mr. Conroy an option to purchase 240,000 additional shares of common stock at a per share exercise price of $12.60. This option vests over five years beginning April 14, 1999.

   On November 24, 1997, TenFold sold Winter Harbor, LLC 3,340,330 shares of TenFold's Series B preferred stock at a price of $2.10 per share. Each share of Series B preferred stock is convertible into one share of common stock and will automatically convert into common stock upon the closing of this offering. Ralph W. Hardy, Jr., a director of TenFold, is a principal of Winter Harbor, LLC. In March 1999, Winter Harbor, LLC transferred all of its shares of Series B preferred stock to First Media TF Holdings, LLC, an affiliate of Winter Harbor, LLC.

   On February 2, 1998, Adam Slovik, Senior Vice President of Worldwide Applications Development, exercised options to purchase 100,000 shares and 150,000 shares of common stock at exercise prices of $0.02 per share and $0.22 per share, respectively. In connection with these option exercises, TenFold loaned Mr. Slovik $119,919. This full-recourse loan is due December 12, 2001, bears interest at an annual rate of 5.69%, and is secured by the related shares. Also in connection with his February 1998 option exercise, in March 1999, TenFold loaned Mr. Slovik $50,000. The second full-recourse loan is due December 13, 2001, bears interest at an annual rate of 4.99%, and is secured by the related shares. On February 25, 1999, Mr. Slovik exercised options to purchase 20,000 shares of common stock at an exercise price of $2.50 per share. In connection with Mr. Slovik's February 1999 option exercise, TenFold loaned Mr. Slovik $70,523. This full recourse loan is due August 25, 2000, bears interest at an annual rate of 4.62%, and is secured by the related shares.

   On July 22, 1998, TenFold granted Bernard C. Mazon, President of TenFold Insurance Systems Group, an option to purchase 150,000 shares of common stock, subject to vesting requirements. Pursuant to a letter agreement between TenFold and Mr. Mazon, TenFold has agreed that it will grant to Mr. Mazon an option to acquire three percent of the outstanding shares of capital stock of a TenFold subsidiary to be formed during 1999 from which TenFold intends to operate its insurance business, at a per share exercise price equal to the fair market value, at the time of grant, of such subsidiary's common stock, as determined by TenFold's board. This option vests over five years beginning July 20, 1998. See "Option Grants in Last Fiscal Year" for additional information regarding Mr. Mazon's stock option grants.

   On February 22, 1999, Robert P. Hughes, Senior Vice President and Chief Financial Officer, exercised options to purchase 40,000 shares of common stock at an exercise price of $0.02 per share. In connection with such option exercise, TenFold loaned Mr. Hughes $75,024. This full recourse loan is due August 22, 2000, bears interest at an annual rate of 4.62%, and is secured by the related shares.

   On April 14, 1999, TenFold granted Glen D. Mella, Senior Vice President of Marketing, an option to purchase 50,000 shares of common stock at a per share exercise price of $12.60. This option vests over five years beginning April 14, 1999.

   The Company has entered into indemnification agreements with its directors and Robert P. Hughes, Senior Vice President and Chief Financial Officer, containing provisions which may require TenFold, among other things, to indemnify its directors and the executive officer against liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Management--Limitation of Liability and Indemnification Matters" for additional information regarding TenFold's indemnification obligations.

Voting Agreements

   TenFold and Mssrs. Walker and Kennedy are parties to a voting agreement dated September 1, 1996, as amended on March 4, 1997, under which Mr. Kennedy is given the power to vote that number of shares of common stock held of record by Mr. Walker which would permit Mr. Kennedy to vote 50% of the aggregate number of shares of common stock held by Mr. Walker and Mr. Kennedy on all matters on which the holders of TenFold common stock are entitled to vote. Under the voting agreement, Mr. Kennedy retains such voting rights with respect to shares held by Mr. Walker for so long as Mr. Kennedy is employed by TenFold as its President and Chief Executive Officer.

   TenFold, Indus International, Inc., First Media TF Holdings, LLC and Messrs. Walker and Kennedy are parties to a voting agreement dated November 24, 1997 which provides that, with respect to proposed change of control transactions of TenFold, Indus and First Media will each vote all shares of preferred stock then held by them in the same manner and in the same percentage as the holders of TenFold common stock, in the aggregate, vote their shares on such matter.

   Both voting agreements described above shall terminate by their respective terms upon the closing of this offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth (1) information regarding the beneficial ownership of TenFold's common stock as of March 31, 1999 after giving pro forma effect to the automatic conversion of all outstanding preferred stock and redeemable common stock into common stock upon completion of this offering and
(2) such pro forma ownership information as adjusted to reflect the sale of TenFold common stock offered by this prospectus, in each case reflecting the common stock beneficially held by the following individuals or groups:

  .  each of TenFold's directors and named officers;

  .  all directors and executive officers as a group; and

  . each person who is known by TenFold to own beneficially more than 5% of TenFold's common stock, including the selling stockholder.

   Unless otherwise indicated, the address of each of the individuals listed below is the address of TenFold's principal executive offices, which is 180 West Election Road, Draper, Utah 84020.

   The information in the table assumes no exercise of the underwriters' over-allotment option. In the event the underwriters exercise their over-allotment option in full, Jeffrey L. and Cassandra M. Walker will sell
shares, the Walker Children's trust will sell             shares, Indus
International, Inc. will sell             shares, and the Company will sell
     shares. Except as provided under applicable community property laws or as indicated in the footnotes to this table, TenFold believes that each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The percentage ownership listed for each stockholder is based on 31,825,333 shares of common stock outstanding as of March 31, 1999 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Shares of common stock subject to options under the 1993 stock plan that are exercisable within 60 days of March 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

                                       Shares                     Shares
                                    Beneficially               Beneficially
                                       Owned        Number        Owned
                                 Prior to Offering    of      After Offering
                                 ------------------ Shares  ------------------
Name and Address                   Number   Percent Offered   Number   Percent
----------------                 ---------- ------- ------- ---------- -------
Jeffrey L. & Cassandra M. Walk-  14,229,800  44.7%          14,229,800      %
 er.............................
Gary D. Kennedy(1)..............  4,442,174  14.0            4,442,174
Walker Children's Trust(2)......  4,269,800  13.4            4,269,800
First Media TF Holdings,          3,340,330  10.5
 LLC(3).........................
 Ralph W. Hardy, Jr
 11400 Skipwith Lane
 Potomac, MD 20854
Indus International, Inc.(4)....  2,920,799   9.2
 Robert W. Felton
 60 Spear Street
 San Francisco, CA 94105
Robert P. Hughes................    160,000     *              160,000
William M. Conroy (5)...........    144,000     *              144,000
Glen D. Mella...................     40,000     *               40,000
Kay R. Whitmore (6).............     15,000     *               15,000
Bernard C. Mazon................        --    --                   --    --
Scott E. Calder.................        --    --                   --    --
H. Raymond Bingham..............        --    --                   --    --
All Directors and Executive Of-
 ficers as a Group (12 persons)
 (7)............................ 25,562,103  80.1%          22,843,384  67.4%

--------
  * Less than one percent of the outstanding shares of common stock.

 (1) Includes 40,080 shares owned by Star Valley LLC, a limited liability company in which Mr. Kennedy is a co-managing member and as such exercises shared voting and investment power with respect to the shares. Mr. Kennedy disclaims beneficial ownership of the shares held by Star Valley LLC.

 (2) The Walker Children's Trust is an irrevocable trust in which Mr. Walker, Mr. Walker's wife, and Paul M. Ginsburg are co-trustees. Mr. Ginsburg has sole voting and investment power with respect to shares of TenFold held by the trust.

 (3) Mr. Hardy, a member of TenFold's board of directors, is a principal of First Media TF Holdings, LLC, a wholly owned subsidiary of First Media Corporation. Mr. Hardy is an officer, director, and stockholder of First Media Corporation. Mr. Hardy disclaims beneficial ownership of the shares held by First Media TF Holdings, LLC except to the extent of his pecuniary interest in such shares.

 (4) Mr. Felton, a member of TenFold's board of directors, is a member of the board of directors of Indus International, Inc. Mr. Felton disclaims beneficial ownership of the shares held by Indus International, Inc. except to the extent of his pecuniary interest in such shares.

 (5) Includes 72,000 shares issuable upon exercise of vested options.

 (6) Includes 5,000 shares issuable upon exercise of vested options.

 (7) Includes 40,080 shares held by an entity affiliated with Mr. Kennedy as described in Note (1) above and 77,000 shares issuable upon exercise of vested options. Does not include the 4,269,800 shares held by the Walker Children's Trust.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, the authorized capital stock of TenFold will consist of 120,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of undesignated preferred stock, $0.001 par value per share. The following description of capital stock sets forth the material provisions of the capital stock of TenFold.

Common Stock

   As of March 31, 1999, there were 31,825,533 shares of common stock outstanding (as adjusted to reflect the conversion of all outstanding shares of Series A preferred stock, Series B preferred stock, and redeemable common stock into common stock upon the completion of this offering), held of record by approximately 130 stockholders, and options outstanding to purchase a total of 7,065,000 shares of common stock. After giving effect to the sale of the shares of common stock to the public offered by this prospectus, there will be shares of common stock outstanding, assuming no exercise of the underwriter's over-allotment option and no exercise of options outstanding under TenFold's stock plans after March 31, 1999.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for such purpose. In the event of liquidation, dissolution or winding up of TenFold, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

   Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 6,261,129 shares of common stock. Thereafter, the board of directors is authorized to issue 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

   The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of TenFold without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock. This issuance could have the effect of decreasing the market price of the common stock. As of the closing of this offering, no shares of preferred stock will be outstanding. TenFold currently has no plans to issue any shares of preferred stock.

Registration Rights

   Following this offering, the holders of 26,974,184 shares of common stock will be entitled to registration under the Securities Act with respect to such shares. Under the applicable agreement, at any time after six months following the effective date of this prospectus, upon the request of the holders of a majority of the shares of common stock entitled to registration rights, TenFold must use its best efforts to effect, within 60 days of the receipt of such request, the registration for public resale under the Securities Act of all of the then-outstanding shares of common stock entitled to registration rights. In addition, the holders of not less than 25% of the shares of common stock entitled to registration rights may require TenFold, not more than twice in any twelve-month period, to register all or a portion of such shares on Form S-3 when use of such form becomes available to TenFold, as long as the proposed total selling price of the shares to be registered under the applicable Form S-3, net of any underwriters' discounts or commissions, is at least $1,000,000. TenFold must pay all registration expenses, other than underwriting discounts and commissions, relating to the shares entitled to registration rights.

Antitakeover Effect of Provisions in Our Certificate of Incorporation and
Bylaws

   Provisions of Delaware General Corporation Law and TenFold's certificate of incorporation could make more difficult the acquisition of TenFold by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of TenFold to first negotiate with the board of directors of TenFold. TenFold believes that the benefits of increased protection of its board members' potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure TenFold outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

   Approval for Business Combinations. TenFold will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, either owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of TenFold without further action by TenFold's stockholders.

   Election and Removal of Directors. Commencing upon the closing of this offering, the certificate of incorporation of TenFold will provide for the board of directors to be divided into two classes, with staggered two-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of TenFold, with the other class continuing for the remainder of its respective two-year term. Upon the closing of this offering, stockholders shall not have cumulative voting rights and TenFold's stockholders representing a majority of the shares of common stock outstanding will be able to elect all of the directors. The classification of the board of directors and elimination of cumulative voting make it more difficult for TenFold's existing stockholders to replace the board of directors as well as for another party to obtain control of TenFold by replacing the board of directors. Since the board of directors has the power to retain and discharge officers of TenFold, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

   Restrictions on Stockholder Actions and Meetings. TenFold's certificate of incorporation will provide that, effective upon the closing of this offering, stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The bylaws will provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, and the President of TenFold. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, or the President of TenFold. The bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of TenFold.

   TenFold's certificate of incorporation will contain a provision requiring the affirmative vote of the holders of at least two-thirds of the voting stock of TenFold to amend the foregoing provisions of the certificate of incorporation or bylaws.

Transfer Agent and Registrar

   The transfer agent and registrar for TenFold common stock is First Chicago Trust Company of New York. The transfer agent's address and telephone number is 150 Royall Street, Canton, MA 02021, (781) 575-2514.

Nasdaq Stock Market Listing

   TenFold has applied to have its common stock quoted on The Nasdaq Stock Market under the symbol "TENF".

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for the common stock of TenFold. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock of TenFold in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of TenFold to raise equity capital in the future.

   Upon completion of this offering, TenFold will have outstanding     shares
of common stock. Of these shares,      shares sold in this offering, plus any
shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of TenFold as that term is defined in Rule 144 under the Securities Act.

   The remaining     shares of common stock outstanding are "restricted
securities" within the meaning of Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the Restricted Shares in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   The directors, officers, and stockholders of TenFold have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of a total of shares of common stock of TenFold or any securities exercisable for or convertible into TenFold's common stock owned by them prior to this offering for a period of 180 days after the effective date of the registration statement filed for this offering without the prior written consent of a designated representative of the underwriters. As a result of these contractual restrictions, and despite possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by the designated underwriters' representative. Taking into account the lock-up agreements, and assuming the designated underwriters' representative does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  .  beginning on the effective date of the registration statement, the
     shares sold in this offering and     additional shares will be
     immediately available for sale in the public market;

  .  beginning 90 days after the effective date,     additional shares will
     be available for sale in the public market;

  .  beginning 180 days after the effective date,     additional shares will
     be eligible for sale under Rule 144; and

  . after the date 180 days following the date of this prospectus, additional shares will become eligible for sale under Rule 144 at various times.

   Shares eligible to be sold by affiliates under Rule 144 are subject to volume restrictions as described below.

   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  one percent of the number of shares of common stock then outstanding,
     which will equal approximately     shares immediately after this
     offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about TenFold. Under Rule 144(k), a person who is not deemed to have been an affiliate of TenFold at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.

   Under Rule 701 as currently in effect, beginning 90 days after the effective date, officers, directors, employees, consultants, and others who purchase shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of TenFold to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation, or notice provisions of Rule 144. In addition, TenFold intends to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued under TenFold's employee benefit plans. As a result, any options exercised under the 1993 stock plan, the 1999 stock plan, or any other benefit plan after the effective date of the registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice, and public information requirements of Rule 144 unless otherwise resaleable under Rule 701. As of March 31, 1999, there were outstanding options for the purchase of 7,065,000 shares, of which 425,200 were exercisable as of that date. No shares have been issued to date under TenFold's 1999 stock plan or TenFold's purchase plan. See "Risk Factors--Future sales of our common stock may depress our stock price", "Management--Stock Plans" and "Description of Capital Stock-- Registration Rights" for additional information regarding TenFold's capital stock.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for TenFold by Venture Law Group, A Professional Corporation, Menlo Park, California. Donald M. Keller, Jr., a director of Venture Law Group, is the Secretary of TenFold. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

   The consolidated financial statements and schedule of TenFold Corporation and subsidiary as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to TenFold and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

   You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about public reference rooms. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy, and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                              TENFOLD CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report...............................................  F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998, and March 31,
 1999 (unaudited)..........................................................  F-3

Consolidated Statements of Operations for the three years ended December
 31, 1998, and the three months ended March 31, 1998 (unaudited) and 1999
 (unaudited)...............................................................  F-4

Consolidated Statements of Changes in Stockholders' Equity for the three years ended December 31, 1998, and the three months ended March 31, 1999
 (unaudited)...............................................................  F-5

Consolidated Statements of Cash Flows for the three years ended December
 31, 1998, and the three months ended March 31, 1998 (unaudited) and 1999
 (unaudited)...............................................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
TenFold Corporation

   We have audited the consolidated financial statements of TenFold Corporation and subsidiary as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TenFold Corporation and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three years ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Salt Lake City, Utah
January 21, 1999,
except as to Note 13,
which is as of

March 29, 1999

                              TENFOLD CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                        December 31,                  Pro-forma
                                       ----------------   March 31,   March 31,
                                        1997     1998       1999        1999
                                       -------  -------  ----------- -----------
                                                         (Unaudited) (Unaudited)
               Assets
Current assets:
 Cash and cash equivalents...........  $ 9,022  $15,373    $13,171     $13,171
 Accounts receivable (net of
  allowance for doubtful accounts of
  $0 in 1997, $500 in 1998 and as of
  March 31, 1999)....................    1,149    1,691      3,200       3,200
 Unbilled accounts receivable........       --    3,258      4,046       4,046
 Due from stockholder................       --    1,976         --          --
 Prepaid expenses and other assets...      123      389        692         692
 Income tax receivable...............      149       --         --          --
 Deferred income taxes...............       --      536        536         536
 Deferred costs......................       --       --        107         107
                                       -------  -------    -------     -------
 Total current assets................   10,443   23,223     21,752      21,752
 Property and equipment, net.........    1,569    6,157      6,458       6,458
 Other assets........................       32      186        185         185
                                       -------  -------    -------     -------
 Total assets........................  $12,044  $29,566    $28,395     $28,395
                                       =======  =======    =======     =======
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable....................  $   344  $   941    $ 1,213     $ 1,213
 Income taxes payable................       --      498         94          94
 Accrued liabilities.................      827    3,306      3,617       3,617
 Deferred revenue....................    1,750    5,505      3,020       3,020
 Current installments of obligations
  under capital leases...............       --      525        525         525
 Current installments of notes
  payable............................       --      718        976         976
                                       -------  -------    -------     -------
 Total current liabilities...........    2,921   11,493      9,445       9,445
Long-term liabilities:
 Deferred income taxes...............       --       85         85          85
 Obligations under capital leases,
  excluding current installments.....       --    1,116      1,034       1,034
 Notes payable, excluding current
  installments.......................       --    1,593      1,874       1,874
                                       -------  -------    -------     -------
 Total long-term liabilities.........       --    2,794      2,993       2,993
Redeemable preferred stock...........    8,640    9,555      9,803          --
Redeemable common stock..............       --    1,976      1,976          --
Stockholders' equity:
 Common stock, $0.001 par value:
 Authorized: 43,800,000 shares;
  issued and outstanding:
  23,603,704 shares in 1997,
  25,074,404 shares in 1998, and
  25,364,204 shares as of March 31,
  1999...............................       24       25         25          32
 Additional paid-in capital..........    1,087    5,906     12,178      23,950
 Notes receivable from stockholders..       --     (329)      (678)       (678)
 Deferred compensation...............     (217)  (2,258)    (7,856)     (7,856)
 Retained earnings (accumulated
  deficit)...........................     (412)     396        521         521
 Accumulated other comprehensive
  income (loss)......................        1        8        (12)        (12)
                                       -------  -------    -------     -------
 Total stockholders' equity..........      483    3,748      4,178      15,957
                                       -------  -------    -------     -------
 Total liabilities and stockholders'
  equity.............................  $12,044  $29,566    $28,395     $28,395
                                       =======  =======    =======     =======

          See accompanying notes to consolidated financial statements

                              TENFOLD CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                                                          Three Months Ended
                              Year Ended December 31,          March 31,
                             ---------------------------  --------------------
                              1996      1997      1998      1998       1999
                             -------  --------  --------  ---------  ---------
                                                              (Unaudited)
Revenues:
  License..................  $   271  $  5,244  $ 13,382  $   1,259  $   5,656
  Services.................    2,744     8,879    26,785      3,940     10,371
                             -------  --------  --------  ---------  ---------
    Total revenues.........    3,015    14,123    40,167      5,199     16,027
                             -------  --------  --------  ---------  ---------
Operating expenses:
  Cost of revenues.........      370     4,661    14,529      2,176      6,246
  Sales and marketing......       87     2,765    11,070      1,442      4,736
  Research and
   development.............    2,289     4,739     9,690      1,807      3,401
  General and
   administrative..........      396     1,364     2,882        471        820
  Amortization of deferred
   compensation............       --        34       153         13        305
  Other charge.............       --     1,449        --         --         --
                             -------  --------  --------  ---------  ---------
    Total operating
     expenses..............    3,142    15,012    38,324      5,909     15,508
                             -------  --------  --------  ---------  ---------
Income (loss) from
 operations................     (127)     (889)    1,843       (710)       519

Other income (expense):
  Interest income..........       28       179       395        102        159
  Interest expense.........       --        --       (20)        --        (71)
                             -------  --------  --------  ---------  ---------
    Total other income.....       28       179       375        102         88
                             -------  --------  --------  ---------  ---------
Income (loss) before income
 taxes.....................      (99)     (710)    2,218       (608)       607
Provision (benefit) for
 income taxes..............       --      (110)      495       (207)       234
                             -------  --------  --------  ---------  ---------
Net income (loss)..........  $   (99) $   (600) $  1,723  $    (401) $     373
                             =======  ========  ========  =========  =========
Accretion of Series A and B
 preferred stock...........       --      (274)     (915)      (218)      (248)
                             -------  --------  --------  ---------  ---------
Net income (loss)
 applicable to common
 stock.....................  $   (99) $   (874) $    808  $    (619) $     125
                             =======  ========  ========  =========  =========
Basic earnings (loss) per
 common share..............  $ (0.00) $  (0.04) $   0.04  $   (0.03) $    0.01
                             =======  ========  ========  =========  =========
Diluted earnings (loss) per
 common share..............  $ (0.00) $  (0.04) $   0.03    $ (0.03) $    0.00
                             =======  ========  ========  =========  =========
Weighted average common and
 common equivalent shares
 used to calculate earnings
 (loss) per share:
  Basic....................   20,285    21,542    21,551     21,031     22,765
                             =======  ========  ========  =========  =========
  Diluted..................   20,285    21,542    26,663     21,031     28,361
                             =======  ========  ========  =========  =========



          See accompanying notes to consolidated financial statements

                              TENFOLD CORPORATION

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                       (in thousands, except share data)

                                                                               Note                             Accumulated
                    Common Stock     Additional Comprehensive               Receivable         Retained            Other
                  ------------------  Paid-in      Income       Deferred       from     Earnings/ (Accumulated Comprehensive
                    Shares    Amount  Capital      (Loss)     Compensation Stockholders        Deficit)        Income (Loss)
                  ----------  ------ ---------- ------------- ------------ ------------ ---------------------- -------------
Balance at
December 31,
1995............  20,076,000   $20    $    96                   $    --       $  --             $ 287              $ --
                  ----------   ---    -------                   -------       -----             -----              ----
Common stock
issued for
cash............   4,530,104     5        996                        --          --                --                --
Common stock
issued upon
exercise of
options.........      44,000    --          1                        --          --                --                --
Net loss........          --    --         --      $  [(99)]         --          --               (99)               --
                                                   -------
Comprehensive
loss............          --    --         --      $  [(99)]         --          --                --                --
                  ----------   ---    -------      =======      -------       -----             -----              ----
Balance at
December 31,
1996............  24,650,104    25      1,093                        --          --               188                --
                  ----------   ---    -------                   -------       -----             -----              ----
Conversion of
Common Stock for
Series A
redeemable
convertible
preferred
stock...........  (1,460,400)   (1)        --                        --          --                --                --
Common stock
issued upon
exercise of
options.........     414,000    --         17                        --          --                --                --
Deferred
compensation
related to
grants of stock
options.........          --    --        251                      (251)         --                --                --
Amortization of
deferred
compensation....          --    --         --                        34          --                --                --
Accretion of
redeemable
convertible
preferred
stock...........          --    --       (274)                       --          --                --                --
Net loss........          --    --         --      $ [(600)]         --          --              (600)               --
Foreign currency
translation
adjustments.....          --    --         --            1           --          --                --                 1
                                                   -------
Comprehensive
loss............          --    --         --      $ [(599)]         --          --                --                --
                  ----------   ---    -------      =======      -------       -----             -----              ----
Balance at
December 31,
1997............  23,603,704    24      1,087                      (217)         --              (412)                1
                  ----------   ---    -------                   -------       -----             -----              ----
Common stock
issued upon
exercise of
options.........   1,260,700     1        326                        --          --                --                --
Common stock
issued for
cash............     210,000    --      2,000                        --          --                --                --
Notes receivable
from
stockholders'...          --    --         --                        --        (329)               --                --
Deferred
compensation
related to
grants of stock
options.........          --    --      2,230                    (2,230)         --                --                --
Amortization of
deferred
compensation....          --    --         --                       153          --                --                --
Cancellation of
stock options...          --    --        (36)                       36          --                --                --
Accretion of
redeemable
convertible
preferred
stock...........          --    --         --                        --          --              (915)               --
Tax benefit from
exercise of
stock options...          --    --        664                        --          --                --                --
Tax charge
related to the
reallocation of
revenue to
equity..........          --    --       (365)                       --          --                --                --
Net income......          --    --         --      $[1,723]          --          --             1,723                --
Foreign currency
translation
adjustments.....          --    --         --            7           --          --                --                 7
                                                   -------
Comprehensive
income..........          --    --         --      $[1,730]          --          --                --                --
                  ----------   ---    -------      =======      -------       -----             -----              ----
Balance at
December 31,
1998............  25,074,404   $25    $ 5,906                   $(2,258)      $(329)            $ 396              $  8
                  ----------   ---    -------      -------      -------       -----             -----              ----
Common stock
issued upon
exercise of
options
(unaudited).....     289,800    --        369                        --          --                --                --
Notes receivable
from
stockholders'
(unaudited).....          --    --         --                        --        (349)               --                --
Deferred
compensation
related to
grants of stock
options
(unaudited).....          --    --      5,915                    (5,915)         --                --                --
Amortization of
deferred
compensation
(unaudited).....          --    --         --                       305          --                --                --
Cancellation of
stock options
(unaudited).....          --    --        (12)                       12          --                --                --
Accretion of
redeemable
convertible
preferred stock
(unaudited).....          --    --         --                                    --              (248)               --
Net income
(unaudited).....          --    --         --      $  [373]          --          --               373                --
Foreign currency
translation
adjustment
(unaudited).....          --    --         --          (20)          --          --                --               (20)
Comprehensive
income
(unaudited).....          --    --         --      $  [353]          --          --                --                --
                  ----------   ---    -------      =======      -------       -----             -----              ----
Balance at March
31, 1999
(unaudited).....  25,364,204   $25    $12,178                   $(7,856)      $(678)            $ 521              $(12)
                  ==========   ===    =======                   =======       =====             =====              ====
                      Total
                  Stockholders'
                     Equity
                  -------------
Balance at
December 31,
1995............     $  403
                  -------------
Common stock
issued for
cash............      1,001
Common stock
issued upon
exercise of
options.........          1
Net loss........        (99)
Comprehensive
loss............         --
                  -------------
Balance at
December 31,
1996............      1,306
                  -------------
Conversion of
Common Stock for
Series A
redeemable
convertible
preferred
stock...........         (1)
Common stock
issued upon
exercise of
options.........         17
Deferred
compensation
related to
grants of stock
options.........         --
Amortization of
deferred
compensation....         34
Accretion of
redeemable
convertible
preferred
stock...........       (274)
Net loss........       (600)
Foreign currency
translation
adjustments.....          1
Comprehensive
loss............         --
                  -------------
Balance at
December 31,
1997............        483
                  -------------
Common stock
issued upon
exercise of
options.........        327
Common stock
issued for
cash............      2,000
Notes receivable
from
stockholders'...       (329)
Deferred
compensation
related to
grants of stock
options.........         --
Amortization of
deferred
compensation....        153
Cancellation of
stock options...         --
Accretion of
redeemable
convertible
preferred
stock...........       (915)
Tax benefit from
exercise of
stock options...        664
Tax charge
related to the
reallocation of
revenue to
equity..........       (365)
Net income......      1,723
Foreign currency
translation
adjustments.....          7
Comprehensive
income..........         --
                  -------------
Balance at
December 31,
1998............     $3,748
                  -------------
Common stock
issued upon
exercise of
options
(unaudited).....        369
Notes receivable
from
stockholders'
(unaudited).....       (349)
Deferred
compensation
related to
grants of stock
options
(unaudited).....         --
Amortization of
deferred
compensation
(unaudited).....        305
Cancellation of
stock options
(unaudited).....         --
Accretion of
redeemable
convertible
preferred stock
(unaudited).....       (248)
Net income
(unaudited).....        373
Foreign currency
translation
adjustment
(unaudited).....        (20)
Comprehensive
income
(unaudited).....         --
                  -------------
Balance at March
31, 1999
(unaudited).....     $4,178
                  =============

          See accompanying notes to consolidated financial statements

                              TENFOLD CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                Three Months
                                   Year Ended December 31,     Ended March 31,
                                  ---------------------------  ----------------
                                   1996      1997      1998     1998     1999
                                  -------  --------  --------  -------  -------
                                                                 (Unaudited)
Cash flows from operating
 activities:
 Net income (loss)..............  $   (99) $   (600) $  1,723  $  (401) $   373
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
  Depreciation..................       53       305     1,147      148      541
  Provision for bad debt........       --        --       500       --       --
  Change in deferred income
   taxes........................     (121)       --      (302)      --       --
  Tax benefit from exercise of
   stock options................       --        --       664       --       --
  Tax charge related to the
   reallocation of revenue to
   equity.......................       --        --      (365)      --       --
  Amortization of deferred
   compensation associated with
   stock options................       --        34       153       13      305
  Changes in operating assets
   and liabilities:
   Accounts receivable..........      (42)     (984)   (1,042) (1,137)   (1,509)
   Unbilled accounts
    receivable..................       --        --    (3,258)   (415)     (788)
   Prepaid expenses.............      (28)     (123)     (266)   (101)     (302)
   Deferred costs...............       --        --        --       --     (107)
   Other assets.................       --         1      (154)      --       --
   Accounts payable.............      100       245       597      155      272
   Accrued liabilities..........       16       781     2,479    (117)      311
   Income taxes.................       91      (239)      498    (207)     (404)
   Deferred revenues............      (62)    1,402     3,755    1,883   (2,485)
                                  -------  --------  --------  -------  -------
    Net cash provided by (used
     in) operating activities...      (92)      822     6,129    (179)   (3,793)
Cash flows from investing
 activities:
 Additions to property and
  equipment.....................     (423)   (1,393)   (5,464)   (769)     (842)
                                  -------  --------  --------  -------  -------
    Net cash used in investing
     activities.................     (423)   (1,393)   (5,464)   (769)     (842)
Cash flows from financing
 activities:
 Proceeds from issuance of
  preferred stock, less issuance
  costs.........................       --     8,365        --       --       --
 Proceeds from issuance of
  common stock..................    1,001        --        25       --       --
 Proceeds from issuance of
  redeemable common stock.......       --        --     1,976       --    1,976
 Exercise of common stock
  options.......................        1        17       327      201      369
 Notes receivable from
  stockholders..................       --        --      (329)    (329)    (349)
 Proceeds from notes payable....       --        --     2,425       --      733
 Principal payments on notes
  payable.......................       --        --      (114)      --     (194)
 Proceeds from sales-leaseback..       --        --     1,424       --       --
 Principal payments on capital
  lease obligations.............       --        --       (54)      --      (82)
                                  -------  --------  --------  -------  -------
    Net cash provided by (used
     in) financing activities...    1,002     8,382     5,680     (128)   2,453
                                  -------  --------  --------  -------  -------
Effect of exchange rate
 changes........................       --         1         7       (3)     (20)
                                  -------  --------  --------  -------  -------
Net increase (decrease) in cash
 and cash equivalents...........      487     7,812     6,352  (1,079)   (2,202)
Cash and cash equivalents at
 beginning of period............      723     1,210     9,022    9,022   15,373
                                  -------  --------  --------  -------  -------
Cash and cash equivalents at end
 of period......................  $ 1,210  $  9,022  $ 15,373   $7,943  $13,171
                                  =======  ========  ========  =======  =======
Supplemental disclosure of cash
 flow information:
 Cash paid for income taxes.....  $     2  $    129        --       --  $   638
 Cash paid for interest.........       --        --  $     20       --       69
Supplemental schedule of noncash
 investing and financing
 activities:
 Issuance of common stock in
  exchange for receivable due
  from stockholder..............       --        --  $  1,976       --       --
 Deferred compensation related
  to grants of stock options....       --  $    251  $  3,264       --  $ 5,915
 Equipment purchased with
  capital leases................       --        --  $    272       --       --

          See accompanying notes to consolidated financial statements

                              TENFOLD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE THREE YEARS ENDED DECEMBER 31, 1998 (UNAUDITED AS TO

       MARCH 31, 1998 AND 1999 AND FOR THE THREE MONTHS THEN ENDED)

1. Organization and Summary of Significant Accounting Policies

 Organization

   TenFold Corporation (the "Company"), develops, markets, supports, and resells large-scale software applications. The Company provides the majority of its services on a fixed-price and fixed-time basis. The Company was incorporated in the state of Delaware in February 1993.

 Basis of Presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary in the United Kingdom. All intercompany accounts and transactions have been eliminated.

 Revenue Recognition

   The Company derives its revenues from license fees, application development and implementation services, support, and training services. License revenues consist of fees for licensing the Universal Application and license fees for the applications that the Company develops for its customers. The Company also derives license revenues from the resale of vertical applications products. Service revenues consist of fees for application development and implementation, support and training.

   In October 1997, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-2, Software Revenue Recognition, which supersedes SOP 91-1, Software Revenue Recognition. Additionally, in 1998 the AICPA issued SOP 98-9 Modification of SOP 97-2 with Respect to Certain Transactions. Effective January 1, 1998, the Company adopted the provisions of SOP 97-2 as modified by SOP 98-9. Revenue was recognized in accordance with SOP 97-2 in 1998, and SOP 91-1 in prior years.

   SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence which is specific to the vendor. The revenue allocated to software products is generally recognized upon delivery of the products. The revenue allocated to unspecified upgrades and updates and post contract customer support is generally recognized as the services are performed.

   For fixed-price contracts, the Company recognizes license fees related to the application and the application development service fees over time as services are performed, using the percentage-of-completion accounting method based on costs incurred relative to total estimated costs. Full provision is made for any anticipated losses. On a limited basis, the Company also provides application development and implementation services on a time and materials basis. The Company recognizes revenue on time and material contracts as services are performed.

   The Company recognizes license revenues from applications products sales and Universal Application development licenses (whether sold separately or with an application development project) that do not require significant production, modification, or customization of software when the following criteria are met: the Company has signed a noncancellable license agreement; the Company has shipped the software product; there are no uncertainties surrounding product acceptance; the fees are fixed and determinable; and collection is considered probable.

                              TENFOLD CORPORATION

   The Company recognizes support revenue from contracts for ongoing technical support and product updates, ratably over the term of the contract, which is typically twelve months. The Company recognizes training revenues as services are performed.

   In mid 1998, the Company began offering a money-back guarantee on its fixed-price contracts for which the Company recognizes revenue using the percentage-of-completion accounting method. As a result, in certain contracts the Company guaranteed project completion within a fixed time period or the customer may return the software and receive a refund of fees paid. This guarantee also requires the customer to fulfill certain responsibilities within a specified time period, including reviewing and approving requirements, providing timely feedback and providing adequate staffing; or the guarantee is voided. Accordingly, this is considered a conditional money-back guarantee. None of the Company's customers has exercised its guarantee to date, nor was it probable as of the latest balance sheet date that a current customer would exercise its guarantee. If necessary, the Company makes provisions for estimated refunds or losses on uncompleted contracts on a contract by contract basis and recognizes the provisions in the period in which such refunds or losses are probable and can be reasonably estimated.

   The timing and amount of cash received from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue and unbilled accounts receivable in any given period. The Company records cash received in excess of revenue earned as deferred revenue. The deferred revenue balance at December 31, 1998 was $5.5 million. The Company's deferred revenue balance generally results from contractual commitments made by customers to pay amounts to us in advance of revenues earned. Unbilled accounts receivable represents revenue that the Company has earned but not yet billed for. The Company bills customers for this revenue as payments become due under the terms of the customer's contract. The unbilled accounts receivable balance at December 31, 1998 was $3.3 million, and is expected to be billed and collected within twelve months.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. The Company generally invests its cash and cash equivalents in money market accounts and certificates of deposit.

 Due from Stockholder

   The due from stockholder amount represents an outstanding balance resulting from a sale of 200,000 shares of common stock on December 28, 1998. The amount was received in January 1999.

 Property and Equipment

   Property and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or the life of the lease, whichever is shorter.

 Accounting for Impairment of Long-Lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

                              TENFOLD CORPORATION

 Cost of Revenues

  Cost of revenues consists primarily of the compensation and other related cost of services personnel. Costs of license revenues, including product packaging, documentation, and reproduction have not been significant.

 Research and Development Costs

   Research and development expenses consist primarily of costs for development and enhancement of the Universal Application and TenFold ComponentWare. Software development costs incurred between achieving technology feasibility and release of the product to our customers have been insignificant and therefore have been expensed as incurred.

 Income Taxes

   The Company records income taxes using the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement basis amounts of existing assets and liabilities and their respective income tax bases. Future tax benefits, such as net operating loss carryforwards, and tax credits, are recognized to the extent that realization of such benefits are more likely than not. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Stock-Based Compensation

   The Company adopted the footnote disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages entities to adopt a fair-value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock-based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS No. 123.

 Foreign Currency Translation

   For non-U.S. operations, the functional currency is the applicable local currency. The translation of the functional currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using average rates of exchange prevailing during the reporting period. Adjustments resulting from the translation of foreign currency financial statements are included in accumulated other comprehensive income as a component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the results of operations and have not been significant to date.

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

 Advertising

   Advertising costs are expensed as incurred. Advertising costs amounted to $460,000 in 1998. The Company did not incur advertising costs in prior years.

                              TENFOLD CORPORATION

 Warranty Expense

   The Company provides reserves for warranty costs expected to be incurred. To date the Company has not incurred significant warranty costs.

 Financial Instruments

   The carrying value of accounts receivable, unbilled accounts receivable, accounts payable, and accrued expenses approximates their estimated fair value due to the relative short maturity of these instruments.

 Recent Accounting Pronouncements

   The FASB recently issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by July 1, 1999. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position or results of operations of the Company.

 Unaudited Interim Consolidated Financial Statements

  The accompanying unaudited interim consolidated financial statements as of March 31, 1999, and for the three months ended March 31, 1998 and 1999, have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth herein.

2. Property and Equipment

   Property and equipment consist of the following (in thousands):

                                                December 31,       March 31,
                                               ---------------  ---------------
                                                1997    1998       1999
                                               ------  -------  -----------
                                                                (Unaudited)
     Computer equipment under capital lease..  $   --  $ 1,695    $ 1,695
     Computer equipment......................   1,241    3,427      3,736
     Software................................      52      571        772
     Furniture and fixtures..................     414    1,107      1,326
     Leasehold improvements..................      72      354        391
     Office equipment........................     170      531        607
                                               ------  -------    -------
       Total cost............................   1,949    7,685      8,527
     Less accumulated depreciation and
      amortization...........................    (380)  (1,528)    (2,069)
                                               ------  -------    -------
                                               $1,569  $ 6,157    $ 6,458
                                               ======  =======    =======

                              TENFOLD CORPORATION

3. Accrued Liabilities

   Accrued liabilities consist of the following (in thousands):

                                                      December 31,
                                                      -------------  March 31,
                                                      1997   1998      1999
                                                      ------------- -----------
                                                                    (Unaudited)
       Accrued compensation.......................... $ 659 $ 2,043   $1,744
       Other accrued expenses........................   168   1,263    1,873
                                                      ----- -------   ------
                                                      $ 827 $ 3,306   $3,617
                                                      ===== =======   ======

4. Notes Payable

   Notes payable consists primarily of three year notes collateralized by fixed assets with monthly payment terms. At December 31, 1998, the Company's notes payable had an average interest rate of 7.0%. The aggregate maturities for long-term debt for the three years ending December 31, 1999, 2000, and 2001 are $718,000, $836,000, and $757,000, respectively. The fair values of the Company's notes payable at December 31, 1998, approximate the carrying amounts.

5. Lease Commitments

   The Company leases office space and equipment under non-cancelable lease agreements, which expire at various dates through 2004. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Future minimum lease payments under non-cancelable leases as of December 31, 1998 are as follows (in thousands):

                                                       Total  Operating Capital
                                                       ------ --------- -------
   1999..............................................  $3,135  $2,561   $  574
   2000..............................................   2,274   1,646      628
   2001..............................................   2,211   1,583      628
   2002..............................................     905     905       --
   2003..............................................     692     692       --
   Thereafter........................................     153     153       --
                                                       ------  ------   ------
     Total minimum lease payments....................  $9,370  $7,540    1,830
                                                       ======  ======
   Less: Amount representing interest................                     (189)
                                                                        ------
   Present value of net minimum capital lease
    payments.........................................                    1,641
   Less: Current installments of obligations under
    capital leases...................................                     (525)
                                                                        ------
   Obligations under capital leases excluding current
    installments.....................................                   $1,116
                                                                        ======

   Total rental expense under operating leases was approximately $142,000, $514,000, and $1,420,000 for 1996, 1997 and 1998, respectively. Rent expense in 1997 and 1998 is net of sublease income of approximately $221,000 and $158,000, respectively. The Company did not have sublease income in 1996.

   At December 31, 1997 and 1998, the Company had issued stand-by letters of credit for $100,000 and $406,000, respectively, as security for the Company's office leases. These letters of credit will terminate by December 31, 2003. These letters of credit had not been drawn upon at December 31, 1997 and 1998.

   The Company sold certain fixed assets for $1.4 million in 1998. The assets were leased back from the purchaser over a period of 3 years. There was no gain or loss on this transaction and the resulting lease is being accounted for as a capital lease.

                              TENFOLD CORPORATION

6. Commitments and Contingencies

   The Company has entered into agreements with certain of its customers requiring the Company to make royalty payments ranging from 10% to 15% of specified future product sales. These royalties will become payable by the Company if and when application products developed for these customers are subsequently re-sold to other customers. Through December 31, 1998, no such royalties have been paid.

   The Company has agreed it will grant to a senior member of the TenFold Insurance Business Group an option to acquire three percent of the outstanding shares of capital stock of a subsidiary to be formed during 1999 from which TenFold intends to operate its insurance business. The exercise price of such options will equal the fair market value, at the time of grant, of such subsidiary's common stock, as determined by the Company's Board of Directors.

   The Company is involved with potential claims which have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Company.

7. Income Taxes

   The components of the provision for income taxes for the years ended December 31, 1996, 1997, and 1998, are presented below (in thousands):

                                                           1996   1997   1998
                                                           -----  -----  ----
   Provision (benefit) for income taxes:
    Current:
     Federal.............................................. $ 122  $(111) $567
     State................................................     2      1    79
                                                           -----  -----  ----
                                                             124   (110)  646
                                                           -----  -----  ----
    Deferred:
     Federal..............................................  (110)    --  (439)
     State................................................   (14)    --   (11)
                                                           -----  -----  ----
                                                            (124)    --  (450)
                                                           -----  -----  ----
   Charge in lieu of taxes attributable to employee stock
    plans.................................................    --     --   664
   Tax charge related to the re-allocation of revenue to
    equity................................................    --     --  (365)
                                                           -----  -----  ----
       Total.............................................. $  --  $(110) $495
                                                           =====  =====  ====

   The tax charge related to the reallocation of revenue to equity for financial reporting purposes resulted from a transaction the Company entered into for the sale of common and redeemable common stock simultaneously with the sale of software products and services. This transaction created a difference as indicated above for the difference between the contractual value (tax basis) and fair value (book basis) of common stock and redeemable common stock on the transaction date. The tax impact of this transaction was recorded as a debit to paid-in-capital.

                              TENFOLD CORPORATION

   The Company's deferred tax assets are comprised of the following as of December 31, 1997 and 1998, respectively (in thousands):

                                                                  1997    1998
                                                                 ------  ------
   Deferred tax assets:
     Reserves and accruals...................................... $   98  $  202
     Allowance for receivables..................................     20     190
     Stock option compensation..................................     13      68
     Credits for research activities............................    759     600
     Foreign loss carryovers....................................     40     277
     U.S. loss carryovers.......................................     80      --
                                                                 ------  ------
       Total deferred tax assets................................  1,010   1,337
     Valuation allowance........................................   (973)   (701)
                                                                 ------  ------
       Net deferred tax assets.................................. $   37  $  636
                                                                 ======  ======
   Deferred tax liabilities:
     Accelerated depreciation................................... $   37  $  185
                                                                 ------  ------
       Total deferred tax liabilities........................... $   37  $  185
                                                                 ------  ------
       Total net deferred tax asset............................. $   --  $  451
                                                                 ======  ======
   Deferred income tax asset--current........................... $   --  $  536
   Deferred income tax liability--long-term.....................     --     (85)
                                                                 ------  ------
       Total net deferred tax asset............................. $   --  $  451
                                                                 ======  ======

   As of December 31, 1998, the Company had foreign net operating loss carryforwards of approximately $890,000 that generally carryforward indefinitely. In addition, as of December 31, 1998, the Company had federal and state credits for increasing research activities of approximately $264,000 and $336,000, respectively. The federal credit carryover will begin to expire in 2012. The state credit will carryover until exhausted.

   During the year ended December 31, 1998, the valuation allowance decreased approximately $272,000. The reduction is the result of the associated utilization of research credits (a reduction of approximately $510,000), and increasing the valuation allowance attributable to foreign loss carryovers (an increase of approximately $238,000.) The valuation allowance is primarily attributable to research credits and foreign loss carryovers. The Company believes that it is more likely than not that the remaining deferred tax assets will be utilized.

   The table below reconciles the U.S. federal statutory income tax rate (34%) to the recorded income tax provision (in thousands):

                                                              1996  1997   1998
                                                              ----  -----  ----
   Tax at U.S. statutory rates............................... $(34) $(241) $754
   State tax, net of federal tax benefit.....................   --     --   113
   Meals & entertainment.....................................   14     39    88
   Credits for research activities........................... (109)  (441) (253)
   Change in valuation allowance.............................  138    502  (272)
   Other.....................................................   (9)    31    65
                                                              ----  -----  ----
                                                              $ --  $(110) $495
                                                              ====  =====  ====

                              TENFOLD CORPORATION

8. Redeemable Convertible Preferred Stock, Redeemable Common Stock, and Stockholders' Equity

 Stock Split

   In December 1996, the Board of Directors approved a two-for-one stock split of the Company's common stock. The stock split was completed on February 2, 1997 in the form of a 100% stock dividend. Accordingly, all references to applicable share and per share data, stock option data, and prices of the Company's common stock, for all periods presented, have been retroactively restated to reflect the stock split.

 Redeemable Common Stock

   On December 30, 1998, the Company issued 200,000 shares of Redeemable Common Stock at a contractual purchase price of $5.00 per share and concurrently entered into additional license and service agreements with the purchaser of the shares. The Company subsequently determined that the fair market value of a share of redeemable common stock equaled $9.88, and allocated $2.0 million of the amounts paid in the licensing and service agreements to the purchase of the shares. At any time after January 1, 2003, the holders of Redeemable Common Stock have the right to cause the Company to redeem such shares at a redemption amount of $8.00 per share. The redemption rights terminate upon completion of an initial public offering.

 Redeemable Convertible Preferred Stock

   On March 4, 1997, the Company established a series of voting preferred shares designated as Series A Preferred Stock, consisting of 2,920,799 shares with $0.001 par value. On November 24, 1997, the Company increased the authorized number of common shares to 44,000,000, and established a series of voting preferred shares designated as Series B Preferred Stock, consisting of 3,340,330 shares with $0.001 par value, increasing the number of authorized preferred shares to 6,261,129.

   During March 1997, the Company entered into a transaction wherein the Company sold 1,460,399 shares of Series A Preferred Stock and a software license to a third party. The software license grants the third party the right to develop applications using the Company's Universal Application. The license restricts the Company from developing and licensing applications with similar industry-specific functionality as this third party's existing applications products (as of the effective date of the license agreement) within the particular industry that this third party operates, and restricts the Company from licensing the Universal Application to certain named competitors of the third party. These licensing restrictions terminate upon the earlier of five years or the third party reducing its ownership of the Company by 50%, which is contemplated to occur in the Company's initial public offering, as described in
Note 13. In the same transaction, the majority stockholder of the Company sold 1,460,400 shares of common stock of the Company to the third-party. Simultaneously, the Company granted the third party an option to exchange the 1,460,400 shares of common stock for an equal number of Series A Preferred Stock. This conversion option was exercised during 1997. The third-party paid a total of $8.0 million as consideration for this transaction, of which $2.5 million was received by the majority stockholder and $5.5 million was received by the Company. Based on an independent valuation of the Company's common and preferred stock, the Company allocated the total consideration paid by the third party of $8 million based on the respective values of the preferred and common shares. Based on these valuations, the Company allocated $1.4 million to the Series A Preferred Stock and option, and $5.5 million to revenue. As a result of the transaction, the

                              TENFOLD CORPORATION
majority stockholder received a premium of $1.4 million on the sale of common shares. The
Company has reflected that premium as an other charge in the 1997 Consolidated Statements of Operations.

   In November 1997, the Company issued 3,340,330 shares of Series B Preferred Stock resulting in net proceeds to the Company of approximately $7.0 million.

   The rights, preferences, and privileges of the Series A and Series B preferred stockholders are as follows:

   Dividends. The holders of Series A and Series B Preferred Stock are entitled to non-cumulative dividends, in preference to any dividend on any other outstanding shares of capital stock of the Company, when and if declared by the Board of Directors at the rate of $0.14 and $0.17, per share per annum, respectively. As of December 31, 1998, no dividends had been declared or paid.

   Liquidation. Upon the liquidation of the Company, the holders of Series A and Series B Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of shares of any other outstanding shares of capital stock, an amount equal to $2.74 and $3.36 per share, respectively, plus declared but unpaid dividends. After the per share amounts above, plus declared and unpaid dividends per share on Series A and Series B Preferred Stock, have been paid in full, the holders of Series A and Series B Preferred Stock participate pro rata in the funds available for distribution, up to a maximum of $5.13 and $6.30 per share, respectively.

   Redemption. At any time after January 1, 2003 and October 1, 2003, the holders of more than 66.66% of the Series A and Series B Preferred Stock, respectively, will have the right to cause the Company to redeem such portion of the issued and outstanding shares of such series as are held by the holders exercising such right. The redemption amount will be paid in four quarterly installments to the holders of Series A and Series B Preferred Stock, at $2.74 and $3.36 per share, respectively. The Company will redeem as many shares of Preferred Stock as possible out of funds legally available, on a pro rata basis among the holders of Preferred Stock in proportion to the Preferred Stock then held by them and the respective redemption amounts to which they are entitled.

   The difference between the carrying amount of the preferred stock and the redemption amount is being accreted, using the interest method, so the carrying amount will equal the redemption amount at the redemption date. During 1997 and 1998, the Company increased the carrying amount of Series A Preferred Stock by $227,000 and $328,000, respectively; and increased the carrying amount of Series B Preferred Stock by $47,000 and $587,000, respectively. The Company estimates accretion for 1999 through 2003 for Series A and B Preferred Stock as $1.1 million, $1.3 million, $2.0 million, $4.6 million, and $700,000, respectively. Upon successful completion of a public offering, the Company's Series A and B Preferred Stock will convert into common stock, which would eliminate any future accretion.

   Conversion. The preferred stock is convertible, at the option of the holder, at any time after the date of issuance into common stock on a one-for-one basis. Conversion is automatic upon the closing of a public offering of the Company's common stock in which the aggregate proceeds equal or exceed $15.0 million and the per share common offering price is not less than $4.00.

   Voting. Each holder of shares of preferred stock shall be entitled to the number of votes equal to the number of whole shares of common stock into which such shares of preferred stock are then convertible. In addition, each holder of preferred stock shall have full voting rights and powers similar to those of the common stockholders.

                              TENFOLD CORPORATION

   Other. There are 6,261,129 shares of redeemable, $0.001 par value, preferred stock authorized. Additionally, there are 200,000 shares of redeemable $0.001 par value, common shares authorized. The following table summarizes the issued and outstanding shares and related amounts from December 31, 1995 through December 31, 1998 and for the three months ended March 31, 1999 (unaudited) for these classes of stock (in thousands, except share data):

                                   Series A         Series B       Redeemable
                               Preferred Stock  Preferred Stock   Common Stock
                               ---------------- ---------------- --------------
                                Shares   Amount  Shares   Amount Shares  Amount
                               --------- ------ --------- ------ ------- ------
Balances at December 31, 1995
 and 1996 ...................         -- $   --        -- $   --      -- $   --
Issuance of Series A
 redeemable convertible
 preferred stock, net of
 issuance costs of $52.......  1,460,399  1,380        --     --      --     --
Conversion of Common Stock
 for Series A redeemable
 convertible preferred
 stock.......................  1,460,400      1        --     --      --     --
Issuance of Series B
 redeemable convertible
 preferred stock, net of
 issuance costs of $30.......         --     -- 3,340,330  6,985      --     --
Accretion of redeemable
 convertible preferred
 stock.......................         --    227        --     47      --     --
                               --------- ------ --------- ------ ------- ------
Balance at December 31,
 1997........................  2,920,799  1,608 3,340,330  7,032      --     --
                               --------- ------ --------- ------ ------- ------
Redeemable common stock
 issued for cash.............         --     --        --     -- 200,000  1,976
Accretion of redeemable
 convertible preferred
 stock.......................         --    328        --    587      --     --
                               --------- ------ --------- ------ ------- ------
Balance at December 31,
 1998........................  2,920,799 $1,936 3,340,330 $7,619 200,000 $1,976
                               --------- ------ --------- ------ ------- ------
Accretion of redeemable
 convertible preferred stock
 (unaudited).................         --     94        --    154      --     --
                               --------- ------ --------- ------ ------- ------
Balance at March 31, 1999
 (unaudited).................  2,920,799 $2,030 3,340,330 $7,773 200,000 $1,976
                               ========= ====== ========= ====== ======= ======

 Restricted Stock

   On October 31, 1996, the Company sold 4,530,104 shares of common stock to the Chief Executive Officer ("CEO ") for an aggregate price of $1.0 million pursuant to a restricted stock purchase agreement entered into in connection with an employment agreement between the Company and the CEO dated September 1, 1996. Approximately 2,491,558 shares are currently subject to a repurchase right in favor of the Company that expires over time. Of these shares, 453,010 shares subject to such repurchase right shall be immediately released from the repurchase right in the event that the Company achieves a market capitalization of $200 million or more, and an additional 679,517 shares subject to such repurchase right shall be released from the repurchase right in the event that the Company achieves a market capitalization of $500 million or more.

                              TENFOLD CORPORATION

 Stock Option Plans

   Under the Company's 1993 Flexible Stock Incentive Plan (the "Plan"), the Company may grant incentive stock options to employees (including officers and directors who are employees) of the Company, and nonqualified stock options to employees, officers, directors, independent contractors, and consultants of the Company. The Plan provides for the sale or bonus of stock to eligible individuals in connection with the performance of services for the Company. The Plan also authorizes the grant of stock appreciation rights (SARs). The Board of Directors administers the Plan. Options generally vest ratably over a five-year period and expire ten years from the date of grant.

   Stock option activity under the Plan is as follows:

                                                                     Weighted
                                                                     Average
                                                         Option   Exercise Price
                                                         Shares     Per Share
                                                        --------- --------------
   Outstanding at December 31, 1995.................... 1,320,000     $0.02
     Granted........................................... 1,612,000     $0.21
     Exercised.........................................    44,000     $0.02
     Canceled..........................................   111,000     $0.05
                                                        ---------     -----
   Outstanding at December 31, 1996.................... 2,777,000     $0.13
     Granted........................................... 2,531,000     $0.84
     Exercised.........................................   414,000     $0.05
     Canceled..........................................   440,800     $0.23
                                                        ---------     -----
   Outstanding at December 31, 1997.................... 4,453,200     $0.53
     Granted........................................... 4,070,000     $3.88
     Exercised......................................... 1,260,700     $0.26
     Canceled..........................................   845,200     $1.71
                                                        ---------     -----
   Outstanding at December 31, 1998.................... 6,417,300     $2.36
                                                        ---------     -----
     Granted (unaudited)............................... 1,047,300     $7.47
     Exercised (unaudited).............................   289,800     $1.29
     Canceled (unaudited)..............................   109,800     $3.50
                                                        ---------     -----
   Outstanding at March 31, 1999 (unaudited)........... 7,065,000     $3.14
                                                        =========     =====

   At December 31, 1996, 1997, and 1998, 546,000, 592,200, and 384,200 options were vested and exercisable, respectively, under the Plan. In October 1998, the Company's Board of Directors amended the Plan to increase the number of shares of common stock authorized for issuance under the Plan from eight million to ten million shares. Included in the table above were options granted to consultants which were recorded at their estimated fair value. To date the number of options granted to consultants and the related fair value of such options has been insignificant.

                              TENFOLD CORPORATION

   The following table summarizes information about stock options under the Plan outstanding at December 31, 1998:

                                Options Outstanding        Options Exercisable
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                            Options    Remaining  Average    Number    Average
          Range of        Outstanding Contractual Exercise Exercisable Exercise
      Exercise Prices     at 12/31/98    Life      Price   at 12/31/98  Price
      ---------------     ----------- ----------- -------- ----------- --------
   $0.02 to $0.05........    234,900     6 Years   $0.02      80,500    $0.02
   $0.22 to $0.89........  2,278,800     8 Years   $0.55     275,200    $0.38
   $1.78 to $2.84........  1,835,100     9 Years   $2.53      28,500    $2.47
            $4.49........  2,068,500    10 Years   $4.49          --    $  --
                           ---------   ---------   -----     -------    -----
   $0.02 to $4.49........  6,417,300   8.9 Years   $2.36     384,200    $0.46
                           =========   =========   =====     =======    =====

   The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") in accounting for its option plans. Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock Based Compensation, the Company's net income (loss) for the years ended December 31, would have been as follows (in thousands except per share information):

                                                         1996    1997   1998
                                                        ------  ------  -----
   Net income (loss) applicable to common stock--as
    reported........................................... $  (99) $ (874) $ 808
                                                        ======  ======  =====
   Pro forma net income (loss) applicable to common
    stock.............................................. $ (101) $ (922) $ 435
                                                        ======  ======  =====
   Net income (loss) per share as reported:
     Basic............................................. $(0.00) $(0.04) $0.04
                                                        ======  ======  =====
     Diluted........................................... $(0.00) $(0.04) $0.03
                                                        ======  ======  =====
   Pro forma net income (loss) per share:
     Basic............................................. $(0.00) $(0.04) $0.02
                                                        ======  ======  =====
     Diluted........................................... $(0.00) $(0.04) $0.02
                                                        ======  ======  =====

   The effect of SFAS 123 on pro forma net loss and net loss per share disclosed for 1996, 1997, and 1998 may not be representative of the effects on pro forma results in future years.

   The weighted-average fair value of the options granted under the Plan in 1996, 1997, and 1998 was $0.08, $0.38, and $1.79, respectively. The fair value for these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for 1996, 1997, and 1998: risk-free interest rate of 6.2% in 1996, 6.33% in 1997, and 5.35% in 1998; a dividend yield of 0%, and a weighted-average expected life of 7 years.

   During 1997 and 1998, the Company recorded deferred compensation of $251,000 and $2.2 million, respectively, relating to stock options which were granted at a price below the estimated fair market value of the underlying common stock, pursuant to APB 25. The Company recognized compensation expense of $34,000 in 1997 and $153,000 in 1998.

                              TENFOLD CORPORATION

  During the three months ended March 31, 1999, the Company granted 1,047,300 (unaudited) stock options at a weighted average exercise price of $7.47 (unaudited). During the same period, the Company recorded compensation expense of $193,000 (unaudited) related to options granted during the three months ended March 31, 1999, which amount is included in the amortization of deferred compensation of $305,000 in the Company's March 31, 1999 (unaudited) Consolidated Statements of Operations.

9. Retirement Plan

   The Company established a 401(k) retirement savings plan for employees in January 1996. All employees age 21 and over are eligible to participate. Each participant may elect to have amounts deducted from his or her compensation and contributed to the plan. The Company matches 20% of the first 6% of the employees contributions, up to a maximum of $2,000 per employee per year. Total Company contributions for 1997 and 1998 were approximately $57,000 and $157,000, respectively.

10. Earnings Per Share

   The following table sets forth the computation of basic and diluted earnings per share (in thousands except per share data):

                                                                 Three Months
                                                                  Ended March
                                      Year ended December 31,         31,
                                      -------------------------  --------------
                                       1996     1997     1998     1998    1999
                                      -------  -------  -------  ------  ------
                                                                  (Unaudited)
   Numerator:
     Net income (loss)..............  $   (99) $  (600) $ 1,723  $ (401) $  373
     Accretion of Series A and B
      preferred stock...............       --     (274)    (915)   (218)   (248)
                                      -------  -------  -------  ------  ------
     Numerator for basic earnings
      (loss) per share-income (loss)
      available to common
      stockholders..................  $   (99) $  (874) $   808  $ (619) $  125
                                      =======  =======  =======  ======  ======
     Numerator for diluted earnings
      (loss) per share-income (loss)
      available to common
      stockholders after assumed
      dilutive conversions..........  $   (99) $  (874) $   808  $ (619) $  125
                                      =======  =======  =======  ======  ======
   Denominator:
     Denominator for basic earnings
      (loss) per share-weighted-
      average shares................   20,285   21,542   21,551  21,031  22,765
                                      =======  =======  =======  ======  ======
     Employee stock and options.....       --       --    5,112      --   5,596
                                      -------  -------  -------  ------  ------
     Denominator for diluted
      earnings (loss) per share-
      adjusted weighted-average
      shares and assumed
      conversions...................   20,285   21,542   26,663  21,031  28,361
                                      =======  =======  =======  ======  ======
   Earnings (loss) per common share:
     Basic earnings (loss) per
      common share..................  $ (0.00) $ (0.04) $  0.04  $(0.03) $ 0.01
                                      =======  =======  =======  ======  ======
     Diluted earning (loss) per
      common share..................  $ (0.00) $ (0.04) $  0.03  $(0.03) $ 0.00
                                      =======  =======  =======  ======  ======

                              TENFOLD CORPORATION

   The computation of diluted earnings per common share during 1997, 1998, and for the three months ended March 31, 1998 (unaudited) and 1999 (unaudited) excludes the assumed conversion of 6,261,129 shares of Series A and B convertible preferred stock because the impact of the conversion, including the assumed elimination of the accretion of such preferred stock, would be anti-dilutive. No Series A or B Preferred Stock were outstanding in 1996.

   Employee stock and options of 6,174,578, 7,397,768, and 7,441,768 outstanding during the periods ended December 31, 1996, 1997, and for the three months ended March 31, 1998 (unaudited) respectively, that could potentially dilute basic earnings per share in the future were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the period.

11. Operating Segments

   The Company has adopted the provisions of SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the reporting by public business enterprises of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operating decisions and assessing financial performance.

   The Company's chief operating decision maker is considered to be the Company's CEO. The CEO reviews financial information presented on a consolidated basis accompanied by disaggregated information about revenues by Vertical Business Group for purposes of making operating decisions and assessing financial performance. Revenues from operations outside of North America were less than 1% of revenues for 1998 and zero in all prior years. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statement of operations. Therefore, the Company operates in a single operating segment: applications products and services.

                            TENFOLD CORPORATION

   Revenue information regarding operations for different products and services is as follows (in thousands):

                         Banking &           Investment                Tele-      Utilities &
                          Credit   Insurance Management Healthcare Communications   Energy    Other   Total
                         --------- --------- ---------- ---------- -------------- ----------- ------ -------
March 31, 1999
 (unaudited)
  Licenses..............   $200     $ 4,662    $  683     $   27       $    8       $   --    $   76 $ 5,656
  Services..............    548       7,405     6,329        593           66           44       386  10,371
                           ----     -------    ------     ------       ------       ------    ------ -------
                           $748     $12,067    $2,012     $  620       $   74       $   44    $  462 $16,027
                           ====     =======    ======     ======       ======       ======    ====== =======
March 31, 1998
 (unaudited)
  Licenses..............   $ --     $   275    $  545     $   --       $  214       $   --    $  225 $ 1,259
  Services..............     --       1,861       191         --          656          502       730   3,940
                           ----     -------    ------     ------       ------       ------    ------ -------
                           $ --     $ 2,136    $  736     $   --       $  870       $  502    $  955 $ 5,199
                           ====     =======    ======     ======       ======       ======    ====== =======
1998
Revenues:
  Licenses..............   $ --     $ 9,524    $2,318     $  351       $  456       $   --    $  733 $13,382
  Services..............     --      16,427     2,902        751        2,362        1,264     3,079  26,785
                           ----     -------    ------     ------       ------       ------    ------ -------
                           $ --     $25,951    $5,220     $1,102       $2,818       $1,264    $3,812 $40,167
                           ====     =======    ======     ======       ======       ======    ====== =======
1997
Revenues:
  Licenses..............   $ --     $ 1,698    $  561     $   --       $  229       $2,750    $    6 $ 5,244
  Services..............     --       2,790     1,742         --          496        3,348       503   8,879
                           ----     -------    ------     ------       ------       ------    ------ -------
                           $ --     $ 4,488    $2,303     $   --       $  725       $6,098    $  509 $14,123
                           ====     =======    ======     ======       ======       ======    ====== =======
1996
Revenues:
  Licenses..............   $ --     $    --    $  271     $   --       $   --       $   --    $   -- $   271
  Services..............     --          --     2,657         --           --           --        87   2,744
                           ----     -------    ------     ------       ------       ------    ------ -------
                           $ --     $    --    $2,928     $   --       $   --       $   --    $   87 $ 3,015
                           ====     =======    ======     ======       ======       ======    ====== =======

                            TENFOLD CORPORATION

12. Concentration of Credit Risk

   The Company's customers are generally large companies in the insurance, investment management, utilities and energy, healthcare, and telecommunications industries. The Company does not require collateral from its customers. The following table provides customer concentration for the three years ended December 31.

                                                                  1996  1997  1998
                                                                  ----  ----  ----
     Customer A..................................................  --    --    20%
     Customer B..................................................  --    31%   15%
     Customer C..................................................  --    --    13%
     Customer D..................................................  --    --    10%
     Customer E..................................................  --    39%   --
     Customer F..................................................  87%   11%   --
     Customer G..................................................  11%   --    --

13. Subsequent Event

   On January 18, 1999, the Company entered into an unsecured Revolving Line of Credit providing for borrowings of up to $5.0 million. Borrowings under the line of credit, which expires on January 17, 2000, bear interest at the bank's prime rate or LIBOR plus 250 basis points. The line of credit includes covenants relating to the maintenance of certain financial ratios and limits the payment of dividends.

   On March 2, 1999 the Board of Directors approved an employee stock purchase plan ("ESPP") and the 1999 stock option plan. Both plans were approved by the stockholders on March 29, 1999. The Company reserved 1,000,000 shares of common stock for future purchases by eligible employees under the ESPP. The Company reserved 6,500,000 shares of common stock for issuance under the 1999 stock option plan.

   On March 2, 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the offering is consummated, all of the currently outstanding redeemable preferred and redeemable common stock will automatically convert into 6,461,129 shares of common stock.

                                  UNDERWRITING

   TenFold, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., BT Alex. Brown Incorporated and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters.

                           Underwriters                         Number of Shares
                           ------------                         ----------------
   Goldman, Sachs & Co.........................................
   BT Alex. Brown Incorporated.................................
   U.S. Bancorp Piper Jaffray Inc. ............................
                                                                      ----
     Total.....................................................
                                                                      ====

                               ----------------

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional
shares from TenFold and up to an additional     shares from the selling
stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased upon exercise of this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by TenFold and the selling stockholders. Such amounts are shown assuming both no exercise and full
exercise of the underwriters' option to purchase     additional shares.

                     Paid by TenFold                   No Exercise Full Exercise
                     ---------------                   ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $
                       Paid by the
                  Selling Stockholders                 No Exercise Full Exercise
                  --------------------                 ----------- -------------
   Per Share..........................................    $            $
   Total..............................................    $            $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $    per share from
the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

   TenFold and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employees benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

   Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among TenFold and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be TenFold's historical performance, estimates of the business potential and earnings prospects of TenFold, an assessment of TenFold's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   At TenFold's request, the underwriters have reserved up to ten percent of the shares of common stock for sale to directors, officers, employees, and friends of TenFold in a directed share program. These shares will be sold at the initial public offering price. Of these shares, 250,000 shares are being reserved for Westfield Companies and 70,000 shares are being reserved for Utica National Insurance Group. Both of these companies are customers of TenFold. The number of shares available to the general public in this offering will be reduced to the extent that the reserved shares are purchased. Any reserved shares not purchased will be offered to the general public on the same terms as the other shares.

   Application has been made for quotation of the common stock on The Nasdaq Stock Market under the symbol "TENF".

   In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market, or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   TenFold and the selling stockholders estimate that their shares of the total expenses of this offering, excluding underwriting discounts and commissions,
will be approximately $    and $    respectively. TenFold shall pay all such
expenses.

   TenFold and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Inside Back Cover of Prospectus:
--------------------------------

Comparison table of Custom-built Application, Software Package, and TenFold Application with the following key benefits:

Custom-built application: Customized solution, Highly flexible
Software package:  Fast time to market, High quality
TenFold Application: Fast time to market, High quality, Customized solution, and Highly flexible

Other text similar to the following:

The best of both the "buy" and "build" worlds: TenFold products provide the rapid deployment that customers expect from packaged applications, while offering the innovative, tailored-to-their-business features that they need from custom-built software.

Collage of images of people and scenes related to vertical industries such as utilities, banking, telecommunications, and healthcare.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                              -------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Consolidated Financial Data.....................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  30
Management...............................................................  46
Certain Transactions.....................................................  59
Principal and Selling Stockholders.......................................  61
Description of Capital Stock.............................................  63
Shares Eligible for Future Sale..........................................  66
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find More Information......................................  68
Index to Consolidated Financial Statements............................... F-1
Underwriting............................................................. U-1

   Through and including      , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                              TenFold Corporation

                                  Common Stock

                           ------------------------

                                 [TENFOLD LOGO]

                           ------------------------

                              Goldman, Sachs & Co.

                                 BT Alex. Brown

                          U.S. Bancorp Piper Jaffray



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by TenFold in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and The Nasdaq Stock Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
   SEC registration fee............................................. $   22,935
   NASD filing fee.................................................. $    8,750
   Nasdaq Stock Market listing fee.................................. $   95,000
   Printing and engraving expenses.................................. $  128,000
   Legal fees and expenses.......................................... $  350,000
   Accounting fees and expenses..................................... $  375,000
   Blue Sky qualification fees and expenses......................... $    5,000
   Transfer Agent and Registrar fees................................ $    5,000
   Director and Officer insurance expenses.......................... $  350,000
   Miscellaneous fees and expenses.................................. $  160,315
     Total.......................................................... $1,500,000

--------

Item 14. Indemnification of Directors and Officers

   TenFold's certificate of incorporation (Exhibit 3.2 hereto) limits the liability of directors to the fullest extent permitted by Delaware General Corporation Law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

   TenFold's bylaws (Exhibit 3.3 hereto) provide that TenFold shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. TenFold believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of indemnified parties.

   TenFold has entered into indemnification agreements (Exhibit 10.9 hereto) with its directors and Robert P. Hughes, Senior Vice President and Chief Financial Officer. These agreements, among other things, indemnify directors and the executive officer for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of TenFold, arising out of such person's services as a director or officer of TenFold, any subsidiary of TenFold or any other company or enterprise to which the person provides services at the request of TenFold. TenFold believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of TenFold where indemnification will be required or permitted. TenFold is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

   The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among TenFold, the selling stockholder and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   Since February 28, 1996, TenFold has sold and issued the following securities:

    1. On December 30, 1998, TenFold issued 200,000 shares of common stock to Provident Companies at a price of $5.00 per share.

    2. On December 30, 1998, TenFold issued 200,000 shares of common stock to Unitrin Services Company at a price of $5.00 per share.

    3. On February 20, 1998, TenFold sold 10,000 shares of common stock to Kay R. Whitmore, a member of the Board of Directors of TenFold, pursuant to a common stock purchase agreement in connection with his election to TenFold's board of directors.

    4. On November 24, 1997, TenFold sold 3,340,330 shares of TenFold's Series B preferred stock at a price of $2.10 per share to Winter Harbor, LLC.

    5. On March 4, 1997, TenFold sold The Indus Group, Inc. (the predecessor to Indus International, Inc.) 1,460,399 shares of Series A preferred stock and entered into a software license agreement with The Indus Group. On the same date, Jeffrey L. Walker, TenFold's Chairman, Executive Vice President and Chief Technology Officer, and the Walker Children's Trust each sold The Indus Group 730,200 shares of common stock. In connection with these transactions, TenFold granted The Indus Group an option to purchase one share of Series A preferred stock in exchange for each share of common stock that The Indus Group purchased from either Mr. Walker or the Walker Children's Trust. The Indus Group paid an aggregate of $2,497,284 for the shares of common stock it purchased from Mr. Walker and the Walker Children's Trust, and paid TenFold an aggregate of $5,500,000 for the shares of Series A preferred stock it purchased from TenFold, the option to exchange the shares of common stock for shares of Series A preferred stock, and for certain software license rights it acquired. On November 17, 1997, The Indus Group exercised its option and exchanged the common stock it had purchased from Mr. Walker and the Walker Children's Trust for shares of Series A preferred stock. Each share of Series A preferred stock is convertible into one share of common stock and will automatically convert into common stock upon the closing of this offering.

    6. On October 31, 1996, TenFold sold 4,530,104 shares of common stock to Gary D. Kennedy, TenFold's President, Chief Executive Officer and Director, under a restricted stock purchase agreement in connection with his employment agreement.

    7. Since inception TenFold has issued 12,584,800 options to purchase common stock of TenFold to a number of employees and directors of and consultants to TenFold.

    8. Since inception, TenFold has issued 2,205,800 shares of common stock upon exercise of options.

   The issuances of the securities described in items 1-6 above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Regulation D, or other applicable exemption of such Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of such securities, and appropriate legends were affixed to the share certificates issued in such transactions.

All recipients had adequate access, through their relationships with TenFold, to information about TenFold. In addition, the issuances described in Items 7 and 8 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Number  Description
 ------  -----------
  1.1*   Form of Underwriting Agreement.
  3.1**  Third Amended and Restated Certificate of Incorporation of TenFold
         (proposed).
  3.2**  Fourth Amended and Restated Certificate of Incorporation of TenFold
         (proposed).
  3.3**  Bylaws of TenFold, as currently in effect.
  4.1**  Reference is made to Exhibits 3.1, 3.2 and 3.3.
  4.2*   Specimen Stock Certificate.
  4.3**  Amended and Restated Investors' Rights Agreement dated November 24,
         1997, as amended, by and among TenFold, Gary D. Kennedy, Jeffrey L.
         Walker, the Walker Children's Trust and the Investors (as defined therein).
  4.4**  Amended and Restated Co-Sale Agreement dated November 24, 1997 by and among Gary D. Kennedy, the Walker Children's Trust, Jeffrey L. Walker
         and the Investors (as defined therein).
  5.1*   Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1+   Software License Agreement dated March 4, 1997 between TenFold and the
         Indus Group, Inc.
 10.2**  Series B preferred stock purchase agreement dated November 24, 1997 between TenFold and Winter Harbor L.L.C.
 10.3**  Amended and Restated Voting Agreement dated November 24, 1997 among
         TenFold, Jeffrey L. Walker, the Walker Children's Trust, Gary D.
         Kennedy, Indus International, Inc. and Winter Harbor, LLC.
 10.4**  First Amended and Restated Voting Agreement dated March 4, 1997, among
         TenFold, Gary D. Kennedy and Jeffrey L. Walker.
 10.5    Office Lease at 180 W. Election Road Draper, UT dated November 12,
         1996 between TenFold and Draper Park North.
 10.6**  Employment Agreement dated September 1, 1996 between TenFold (formerly known as Keytex Corporation) and Gary D. Kennedy.
 10.7**  Restricted Stock Purchase Agreement dated September 1, 1996 between
         TenFold (formerly known as Keytex Corporation) and Gary D. Kennedy.
 10.8**  Letter Agreement dated March 3, 1999 between TenFold and Bernard C.
         Mazon.
 10.9**  Form of Indemnification Agreement between TenFold and an executive officer and its directors.
 10.10   1993 Flexible Stock Incentive Plan, as amended.
 10.11** 1999 Stock Plan.
 10.12** 1999 Employee Stock Purchase Plan.
 23.1    Consent of KPMG LLP.
 23.2*   Consent of Venture Law Group. Reference is made to Exhibit 5.1.
 24.1    Power of Attorney (see page II-6)
 27.1    Financial Data Schedule

--------
 * To be supplied by amendment.

** Previously filed.

+ Confidential treatment requested as to certain portions of this agreement.

(b) Financial Statement Schedules

 .Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Draper, State of Utah, on April 20, 1999.

                                          TenFold Corporation

                                               /s/ Robert P. Hughes
                                          By: _________________________________

                                                   Robert P. Hughes

                                              Senior Vice President and Chief
                                                   Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President, Chief Executive   April 20, 1999
______________________________________  Officer and Director
          (Gary D. Kennedy)             (Principal Executive
                                        Officer)

       /s/ Robert P. Hughes            Senior Vice President and    April 20, 1999
______________________________________  Chief Financial Officer
          (Robert P. Hughes)            (Principal Financial and
                                        Accounting Officer)

                  *                    Chairman, Executive Vice     April 20, 1999
______________________________________  President and Chief
         (Jeffrey L. Walker)            Technology Officer

                  *                    Director                     April 20, 1999
______________________________________
          (Robert W. Felton)

                  *                    Director                     April 20, 1999
______________________________________
        (Ralph W. Hardy, Jr.)

                  *                    Director                     April 20, 1999
______________________________________
          (Kay R. Whitmore)

     /s/ Robert P. Hughes

* By: ____________________

     Robert P. Hughes

     Attorney-In-Fact

                             POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that H. Raymond Bingham, whose signature appears below, constitutes and appoints Gary D. Kennedy and Robert P. Hughes, and each one of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any related registration statement filed under Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the undersigned in the capacity and on the date indicated:


       /s/ H. Raymond Bingham          Director                     April 20, 1999
______________________________________
         (H. Raymond Bingham)

                                                                    Schedule II

                              TENFOLD CORPORATION

                       Valuation and Qualifying Accounts

                 Years ended December 31, 1996, 1997, and 1998

                                (in thousands)

                                      Balance at Additions  Receivables  Balance
                                      beginning  charged to charged to  at end of
 Allowance for doubtful receivables    of year    expense    allowance    year
 ----------------------------------   ---------- ---------- ----------- ---------
 Year ended December 31, 1996.......    $ --       $ --        $ --       $ --
                                        =====      =====       =====      =====
 Year ended December 31, 1997.......    $ --       $ --        $ --       $ --
                                        =====      =====       =====      =====
 Year ended December 31, 1998.......    $ --       $ 500       $ --       $ 500
                                        =====      =====       =====      =====

                                     Balance at                       Balance
    Deferred tax asset valuation     beginning                       at end of
             allowance                of year   Additions Reductions   year
    ----------------------------     ---------- --------- ---------- ---------
Year ended December 31, 1996........   $ --       $ 471     $  --      $ 471
                                       =====      =====     ======     =====
Year ended December 31, 1997........   $ 471      $ 547     $  (45)    $ 973
                                       =====      =====     ======     =====
Year ended December 31, 1998........   $ 973      $ 238     $ (537)    $ 674
                                       =====      =====     ======     =====

                                 EXHIBIT INDEX

 Exhibit
 Number  Description                                                       Page
 ------- -----------                                                       ----
  1.1*   Form of Underwriting Agreement.
  3.1**  Third Amended and Restated Certificate of Incorporation of
         TenFold (proposed).
  3.2**  Fourth Amended and Restated Certificate of Incorporation of
         TenFold (proposed).
  3.3**  Bylaws of TenFold, as currently in effect.
  4.1**  Reference is made to Exhibits 3.1, 3.2 and 3.3.
  4.2*   Specimen Stock Certificate.
  4.3**  Amended and Restated Investors' Rights Agreement dated November
         24, 1997, as amended, by and among TenFold, Gary D. Kennedy,
         Jeffrey L. Walker, the Walker Children's Trust and the
         Investors (as defined therein).
  4.4**  Amended and Restated Co-Sale Agreement dated November 24, 1997 by and among Gary D. Kennedy, the Walker Children's Trust,
         Jeffrey L. Walker and the Investors (as defined therein).
  5.1*   Opinion of Venture Law Group regarding the legality of the common stock being registered.
 10.1+   Software License Agreement dated March 4, 1997 between TenFold and the Indus Group, Inc.
 10.2**  Series B preferred stock purchase agreement dated November 24,
         1997 between TenFold and Winter Harbor L.L.C.
 10.3**  Amended and Restated Voting Agreement dated November 24, 1997 among TenFold, Jeffrey L. Walker, the Walker Children's Trust,
         Gary D. Kennedy, Indus International, Inc. and Winter Harbor,
         LLC.
 10.4**  First Amended and Restated Voting Agreement dated March 4,
         1997, among TenFold, Gary D. Kennedy and Jeffrey L. Walker.
 10.5    Office Lease at 180 W. Election Road Draper, UT dated November
         12, 1996 between TenFold and Draper Park North.
 10.6**  Employment Agreement dated September 1, 1996 between TenFold
         (formerly known as Keytex Corporation) and Gary D. Kennedy.
 10.7**  Restricted Stock Purchase Agreement dated September 1, 1996 between TenFold (formerly known as Keytex Corporation) and Gary
         D. Kennedy.
 10.8**  Letter Agreement dated March 3, 1999 between TenFold and
         Bernard C. Mazon.
 10.9**  Form of Indemnification Agreement between TenFold and an executive officer and its directors.
 10.10   1993 Flexible Stock Incentive Plan, as amended.
 10.11** 1999 Stock Plan.
 10.12** 1999 Employee Stock Purchase Plan.
 23.1    Consent of KPMG LLP.
 23.2*   Consent of Venture Law Group. Reference is made to Exhibit 5.1.
 24.1    Power of Attorney (see page II-6)
 27.1    Financial Data Schedule

--------
 * To be supplied by amendment.

** Previously filed.

+ Confidential treatment requested as to certain portions of this agreement.